As filed with the Securities and Exchange Commission on January 23, 2023.

Registration No. 333-[●]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STAR JETS INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Florida	4522	65-1001700
(State or other jurisdiction of incorporation)	(Primary Standard Classification Code Number)	(IRS Employer I.D. Number)

750 Lexington Avenue

6th Floor

New York, NY 10022

(855) 935-9538

(Address and telephone number of principal executive offices)

Richard Sitomer

Chief Executive Officer

Star Jets International, Inc.

750 Lexington Avenue, 6th Floor

New York, NY 10022

(855) 935-9538

(Name, address, including zip code, and telephone number including area code, of agent for service)

With copies to:

Joseph M. Lucosky, Esq. Steven A. Lipstein, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel. No.: (732) 395-4400 Fax No.: (732) 395-4401	Ross Carmel, Esq. Philip Magri, Esq. Carmel, Milazzo & Feil LLP 55 W 39th Street, 18th Floor New York, NY 10018 Tel: 212-658-0458 Fax: 646-838-1314

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large-Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JANUARY 23, 2023

 2,875,000 Shares of Common Stock

Star Jets International, Inc.

This is a firm commitment public offering of 2,875,000 shares of common stock of Star Jets International, Inc., a Florida corporation.

We plan to list our common stock on the Nasdaq Capital Market under the symbol “JETR.” If our listing application is not approved, we will not proceed with the offering. Our common stock is currently quoted on the OTC Pink Current Information Marketplace operated by OTC Markets Group Inc. (the “OTC Pink”) under the trading symbol “JETR.” On January 19, 2023, the last reported sale price for our common stock on the OTC Pink was $0.02 ($0.12 after giving effect to the Reverse Stock Split (as defined below)).

The assumed offering price per share is $4.00. The actual public offering price per share will be determined through negotiations between us and the underwriter at the time of pricing, taking into consideration several factors as described between the underwriters and us at the time of pricing, including our historical performance and capital structure, prevailing market conditions, and overall assessment of our business, and will not be based upon the price of our common stock quoted on the OTC Pink. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price per share.

On December 19, 2022, our Board of Directors (the “Board”) and stockholders holding a majority of our outstanding voting shares, authorized a reverse stock split of each of the outstanding shares of the Company’s common stock, $0.001 par value per share (the “Reverse Stock Split”), at a ratio to be determined by the Board of within a range of a minimum of a one-for-six (1-for-6) to a maximum of one-for-twenty-five (1-for-25) (the “Reverse Stock Split Ratio”), with the exact ratio to be set at a number within this range as determined by the Board in its sole discretion, with no change in par value. The Reverse Stock Split is subject to the approval of the Financial Industry Regulatory Authority. Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects a proposed 1-for-6 Reverse Stock Split Ratio with the Reverse Stock Split expected to occur immediately following the effectiveness of the registration statement of which this prospectus forms a part and prior to the completion of this offering; however, we cannot guarantee that the Reverse Stock Split will be necessary or will occur in connection with the listing of our common stock on the Nasdaq Capital Market.

Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects the proposed Reverse Stock Split.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and have elected to comply with certain reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 16 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance of $115,000 (1% of the gross proceeds) payable to the underwriters. We refer you to “Underwriting” beginning on page 63 for additional information regarding underwriters’ compensation.

We have also granted a 45-day option to the representative of the underwriters to purchase up to 431,250 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about                     , 2023.

The date of this prospectus is                , 2023

Sole Book-Running Manager

EF HUTTON

division of Benchmark Investments, LLC

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

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No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

We also use certain trademarks, trade names, and logos that have not been registered. We claim common law rights to these unregistered trademarks, trade names and logos.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our securities. You should read this prospectus carefully, especially the risks and other information set forth under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision. Our fiscal year end is December 31 and our fiscal years ended December 31, 2021, and December 31, 2020, are sometimes referred to herein as fiscal years 2021 and 2020, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our Company,” and “Star Jets International” refer to Star Jets International, Inc., a Florida corporation, and its wholly-owned subsidiary.

Overview

Star Jets International is a private jet charter broker. Richard Sitomer (“Ricky Sitomer”), our Chief Executive Officer and Chairman of our Board of Directors (the “Board”), is, we believe, one of the most knowledgeable leaders in the private jet and charter industry. In 2001, Mr. Sitomer co-founded Blue Star Jets, LLC (“Blue Star Jets”), one of the most recognized jet charter companies in the private aviation space. While Mr. Sitomer was Blue Star Jets’ Chief Executive Officer from 2001 to 2016, it generated over $800 million in revenue in that sixteen (16) year period, based on, we believe, Mr. Sitomer’s knowledge and experience as Chief Executive Officer. Blue Star Jets established “Private Jet Brokerage and Charter” as, we believe, the most efficient model for accessing private jets. We believe that Blue Star Jets pioneered the jet charter business and led the industry.

Since founding Start Jets International in October 2017, Mr. Sitomer has applied his extensive knowledge of the private jet and charter industry, and enhanced the Company’s business model through innovation and development. For instance, the Company has developed a new real time “Booking Engine” online through a free Apple IOS and Android app called Star Jets International JETR, with a view to becoming the premier private jet brokerage firm in the world. The Company’s goal is to be the new “Priceline, Expedia, Kayak, Booking.com” of private jet charters. By leveraging the Company’s relationships with private jet owners and operators, directly targeting qualified customers, and having a team of technology experts to market directly to the Company’s customers through social media, online marketing efforts and television, we believe we will grow the Company into one of the largest and most successful private jet brokers in the world.

The Company aims to obtain the best available aircraft at the best price for each individual travel need. The Company does not have any specific long-term contract or relationship with any specific operator. Every contract is on a one-off basis for a specific charter. If for any reason an operator cannot fulfill their obligation, the Company will contract with another operator to fulfill a customer’s booked charter.

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Private aviation competition can be summarized as follows:

● Highly Fragmented Supply – Private aviation is highly fragmented with respect to both retail customers and owners and operators of aircraft. The top ten operators in the United States control only 8% of the industry’s capacity. More than 1,800 operators control fewer than 10 aircraft each.

● Complex Operations – Customer demand is geographically spread out, unscheduled and often last-minute. Capacity is constrained due to asset availability, crew duty time limitations, unpredictable weather conditions, stringent regulatory requirements and scheduled and unscheduled maintenance.

● Slow Adoption of New Technology – We believe the lack of investment in technology has left the industry reliant upon outdated technology and means of communication. These technological and communications challenges, exacerbated by industry fragmentation, have created a disconnect between the consumer and operator, with no ability to track and match demand based on real-time location and availability of aircraft.

● High Customer Frustration Driven by Opaque Pricing – Pricing methodologies are inconsistent and unpredictable, with no clear indication of the variety of factors that drive total cost to consumers. The prevalence of manual quote-and-response models creates delays between flight request and price confirmation. Further, a lack of transparency at the time of booking regarding the true cost of a flight results in surprise surcharges and additional costs after the booking process is completed, and often after the flight.

The points of differentiation for Star Jets International are its ability to secure customers for charters and programs, individualized customer service, pricing structure, and access to a fleet of jets unrivaled by its competitors. We call our programs Skycard programs. They work like debit cards and have no membership fees.

Revenue

The Company operates as a private jet broker with an emphasis on providing superior pricing and personal services to its clientele on a global basis. Leveraging a network of 5,000 private jet operators and access to over 15,000 aircrafts enables the Company to deliver any jet, anytime, anywhere. This network of private jet operators and aircrafts are governed by individual contracts and every contract is on a one-off basis for a specific charter. If the private jet operator contacted for a specific charter cannot fulfill their obligation, we contract another operator that is able to fulfill the charter flight contract. The Company believes that having this extensive network of private jet operators and aircraft available allows us to always have our contracts fulfilled efficiently and on-time. The private jet operators we contract with are solely responsible for the air transportation arranged on behalf of our clients.

We generate revenue within these main categories:

● Charter Revenue – Flight revenue is generated through jet charter booking fees. These charters are booked by phone through the Company’s customer service team or online through its jet charter booking app called Star Jets International JETR which was launched in 2018. These jet charter booking fees are negotiated as a flat fee with each customer based on market prices and the price to be paid to the charter operator. Variables that comprise the flat fee charged include, but are not limited to, fuel costs, size of the aircraft, and dates of the trip.

● Commissions from Aircraft Sales – The Company generates revenue through fees related to the brokerage of various types of aircraft between buyers and sellers.

● SkyCard Prepaid Flights Plan as described below.

● All private jets, helicopters, air ambulance, air cargo, and concierge services such as catering and car services.

The Company does not own or lease any aircraft or engage in operating a fleet. In lieu of costly membership or fractional ownership programs offered by some competitors, the Company provides a SkyCard plan. The SkyCard plan is designed to cater to the individual needs of each client and eliminates the need to engage in multiple costly fund transfer activity. A SkyCard participant benefits from purchasing a set number of trips within a specified geographical area and a specified range of aircraft models/types at a favorable price. The Company offers three types of SkyCard: (i) our traditional SkyCard, which works like a debit card; (ii) a 25-hour card in a specific aircraft; and (iii) a customized SkyCard program, which includes 20 trips from Teterboro to West Palm Beach.

A loyal base of approximately 200 high net worth individuals and numerous businesses including financial institutions, hedge funds, entertainment and consumer product companies provide a steady stream of annual revenues. Approximately 90% of our annual revenue is from our demand charter flights offerings, and the other 10% comes from our SkyCard participants. Although there are no recurring contracts with our charter flight customers, we note that during both 2021 and 2020 over 90% of our customers were repeat customers. Our customer base – both charter flight customers and SkyCard participants – have steadily increased in the past 2 years.

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Industry and Market Overview

The private jet market has evolved over the years with many different options available. There are fractional programs, which have upfront costs and acquisition fees, 5-year commitments, and monthly management fees. There are also local charter operators and other brokers and programs.

The Company is focused on its core business, high net-worth individuals and businesses that want to fly on private jets, with the emphasis on direct marketing and access to the “Best Planes at the Best Prices.” The Company’s goal is to develop relationships and provide a quality of service that will drive loyalty and growth. Our sales team has a concierge approach to clients, and will know the preferred bottle of wine and the favorite snacks for traveling families. The Company will arrange for any catering or restaurants on board, transportation, be the go-to resource for tickets to entertainment and sports events, villa rentals, yacht charters and anything else they may need.

Many individuals and businesses that were once on the fence are now flying private. According to a CNBC article dated November 26, 2021, since the beginning of the coronavirus (COVID-19) pandemic, the demand for private jet charters has increased substantially, which is also reflected on our revenues for the fiscal year of 2021 and, we believe, will continue to be reflected in our revenues for the fiscal year of 2022. The Company’s brokerage model reduces costs and opens the market to a broader demographic.

Private aviation, though a large industry with a growing addressable market, continues to be challenged by the difficulties of endemic to pre-digital legacy industries, such as:

●	fragmentation of supply;

●	outdated technology;

●	opaque pricing and inaccessibility;

●	underutilized assets; and

●	inefficient matching of supply with demand.

These challenges present an opportunity, one that is enhanced by tailwinds driving growth across the private aviation industry, including:

●	acceleration in the growth of high-net-worth population;

●	latent demand within an under-penetrated market;

●	favorable consumer trends, including emergence of shared and experience economies; and

●	pandemic-driven shifts in priorities and behavior.

Sales and Marketing

The Company actively engages in online marketing and advertising through a number of service providers such as Google AdWords to attract new clients. We intend to use a portion of the proceeds of this offering to restart our multimedia channels and print media advertising. The advertising campaign is expected to result in an increase in brand awareness and charter flight bookings. Referrals and testimonials from the existing client base are also a contributing driver to the growth in bookings.

Benefits to Consumers

Benefits to Flyers of Flying Private Charter Through Star Jets International:

● Access and Ease of Use – A simple digital interface offering real-time price discovery and instant booking capabilities based on real-time availability and feasibility.

● More Options – Expansive network of safety-vetted and verified-available aircraft. The private jet operators that work with our Company in providing our services are independently audited by either Argus International or Wyvern Ltd., or both. Argus International and Wyvern Ltd. are independent safety auditing firms.

● Flexibility – Ability to change your aircraft for whatever your specific travel needs are.

● Transparent and Dynamic Pricing – Advanced algorithms, machine learning and predictive analytics drive real-time trustworthy market-driven trip-by-trip pricing.

● Reduced Cost of Flying – Network efficiencies, scale and productization of empty repositioning legs that together drive lower costs to consumers.

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The private aviation industry has historically served high-net-worth individuals and corporate customers, allowing flyers to maximize productivity and minimize overall travel time. We believe the private aviation market in the United States represents a massive market opportunity, with an estimated $31 billion of annual spending on passenger charter flights and whole and fractional aircraft. We believe our total addressable market (“TAM”) is considerably greater. Capgemini Financial Services estimates that the number of high-net-worth individuals in North America has grown at an average of 7.9% annually from 2012 through 2018, a trend that is expected to continue. According to a 2019 study from McKinsey & Company, only 10% of individuals that can afford to fly privately (measured as net worth in excess of $10 million) currently do so. According to a Goldman Sachs February 2021 study, consumers who have foregone spending opportunities have amassed “excess” savings of $1.5 trillion that will further fuel post-pandemic spending. Additionally, COVID-19 related stay-at-home and travel quarantine orders have temporarily suppressed corporate travel and spending, which is expected to return over time and further fuel post-pandemic spending.

Corporate earnings, which have historically correlated closely to the utilization of private aircraft, also continue to achieve new all-time highs, just north of $50 billion today. Based on expected growth in global high-net-worth populations and assuming a minor increase in the weighted average penetration rate across the relevant demographics driven by digitization, optimization of supply and demand and simplification of a complex environment, we believe the TAM will continue to grow.

Growth Strategies

We believe we are only just beginning to reap the benefits of our foundational investments in the business. With our network of aircraft, which is composed of access to over 15,000 aircrafts and thousands of operators around the world, and the power of our marketplace platform, we see many exciting opportunities for future growth.

Increase Customer Flight Spend - We believe we have multiple opportunities to increase our share of our customers’ overall private aviation spend through existing and new products and features (e.g., our recently introduced booking app). We believe that as the COVID-19 pandemic subsides, we will see increased flight activity in our customer base as vacation flying and business travel recover to pre-pandemic levels and above.

Expand into New Geographies – We believe we are well-positioned to build on our market leadership in the United States by selectively expanding into other geographies, namely Europe, the Middle East, Latin America and the Asia-Pacific region, that have a significant number of high-net-worth consumers that we believe are currently underserved by private aviation offerings. Within the United States, we intend to pursue acquisition of broker opportunities in Los Angeles, Florida, New York, Texas and Chicago. We may pursue global expansion through acquisitions or strategic relationships with existing aircraft owners, operators or other industry participants in those regions and the roll-out of the marketplace app in new markets and/or through potential franchise or licensing opportunities.

Explore Opportunistic Consolidation and Accretive Acquisitions – Following the closing of this offering, we will have the opportunity to add scale and/or other capabilities to our network through opportunistic acquisitions and partnerships over time. We may explore opportunities in a number of areas that strengthen, complement or accelerate our business strategy, which could include complementary technology platforms, retail and wholesale charter providers, private aviation brokerage businesses, aircraft management companies or companies with functionality that complements or supports our other business operations, e.g., maintenance or special missions. We expect to be able to explore and execute on such opportunities based on our experience and industry relationships.

Competition

There are many different types of competitors in the private jet industry. There are fractional ownership programs like NetJets and Flight Options. There are membership programs, like Wheels Up and others. There are membership seat programs, such as XO Jet and Blade. In addition, there are other brokerage firms and local operators that manage and own private jets.

We differentiate from these competitors by not charging a membership fee. Also, we secure the best aircraft at the best prices by using a bidding process; the other platforms are more expensive than ours because they own or manage their own aircraft.

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Government Regulation

The following paragraphs summarize the roles of some of the most prominent domestic regulators of our business. This is not intended to be an exhaustive list of every regulator or of every rule overseen by these regulators.

The Federal Aviation Administration (“FAA”) is the principal regulator of safety matters in the aviation industry. The FAA’s regulations touch on many aspects of civil aviation, such as:

● the design and manufacturing of aircraft, engines, propellers, avionics, and other key components (collectively the “aircraft,” as used below), including engine noise and other environmental standards;

● the inspection, maintenance, repair and registration of aircraft;

● the training, licensing or authorizing, and performance of duties by pilots, flight attendants, and maintenance technicians;

● the testing of safety-sensitive personnel for prohibited drug use or alcohol consumption;

● the design, construction, and maintenance of runways and other airport facilities;

● the operation of air traffic control systems, including the management of complex air traffic at busy airport facilities;

● the certification and oversight of air carriers;

● the establishment and use of Safety Management Systems by air carriers;

● the promotion of voluntary systems to encourage the disclosure of data that may aid in enhancing safety; and

● the oversight and operational control of air carriers by their accountable managers, directors of operations, and directors of maintenance, and other key personnel.

As the operator of our nation’s air traffic control system, the FAA has an especially important role to play in the management of air traffic, including congestion at the busiest airports and in the busiest air corridors. Also, in the case of a security threat, unusual environmental risk, or other emergency, the FAA has power to shut down segments of airspace or even the entire U.S. airspace to civilian use, as occurred on September 11, 2001.

In addition, the FAA grants the authority to the charter operators with whom we contract to allow them to operate on-demand, unscheduled air service in the form of a Part 135 certificate. Charter operators regulated by the FAA and authorized to operate with a 135 certificate vary from small single aircraft operators to large operators.

“Part 135” contains rules that apply to commercial “on-demand” operations. “On-demand” operations include flights for which the departure and arrival locations and the departure time are specifically negotiated with the customer or the customer’s representative.

As an agency of the Department of Homeland Security (“DHS”), the U.S. Transportation Security Administration (the “U.S. TSA”) is the principal regulator of security matters in the aviation industry. Among other things, the U.S. TSA regulates the standard security programs in use by U.S. airports and by air carriers. These programs include elements relating to the training of flight crews, checking the identity and screening of passengers, application of security watchlists, and cooperation in threat assessments and responses.

The Environmental Protection Agency (“EPA”) is the principal environmental regulator. In January 2021, the EPA promulgated new rules relating to the greenhouse emissions from carbon fuels used in aircraft engines. This will bring about a change in future aircraft engine designs and approvals and eventually lead to a turnover in which engines may remain in use in future years. This area of regulation is not yet settled. It still is subject to change based on domestic and international pressures to address the perceived needs of our global environment, making it impossible to say with any degree of certainty how such developments might impact our business in the future.

Foreign Regulatory Authorities

Most foreign countries have their own regulatory authorities that parallel those found in the United States. The complexity of interaction with the foreign regulators can be magnified by differences in language, culture, legal and social norms, tax and budgetary practices, and perspective on economic development and competition.

Legal Proceedings

From time to time, we may be engaged in various lawsuits and legal proceedings in the ordinary course of our business. Except as described below, we are currently not aware of any legal proceedings the ultimate outcome of which, in our judgment based on information currently available, would have a material adverse effect on our business, financial condition or results of operations.

As of September 30, 2022 and December 31, 2021, the Company had recorded $2,625,460 and $1,795,847 in Excise Taxes Payable liability, respectively. The amounts are inclusive of interest and penalties. The Company’s tax counsel reached a preliminary settlement with the Internal Revenue Service for the tax year ended December 31, 2019 and is negotiating a multi-year payment term. The Company has filed all the quarterly returns of federal excise tax returns due for the years ended 2019, 2020 and the quarterly returns through September 30, 2021 and is in the process of filing returns for the remaining quarterly returns through September 30, 2022.

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COVID-19 Pandemic

COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, has driven the implementation and continuation of significant government-imposed measures to prevent or reduce its spread, including travel restrictions, “shelter in place” orders, and business closures. We experienced an increase in the demand for some of our private charter services due to travel restrictions that significantly reduced the number of commercial airline passengers.

On May 7, 2020, the Company was granted a $157,520 loan through the Paycheck Protection Program (“PPP”) under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”), which we used to help sustain our employee payroll costs and rent. In accordance with the PPP Flexibility Act, the Company applied for loan forgiveness and $38,417 was forgiven during October 2021 with a payoff balance of the amount owed for the PPP loan of $119,410.

While the ultimate impact of the current COVID-19 pandemic is still highly uncertain and subject to change, we have been able to maintain our private charter services. Additionally, we have seen recovering demand as the COVID-19 pandemic restrictions subside. However, adverse developments related to the pandemic, such as the emergence of new viral strains that are not responsive to the vaccine, a reduction in business travel in favor of virtual meetings, or a continued lack of demand for air travel from the public, could slow the demand for private charters and other services, and postpone our ability to continue growing our demand. customer base and potential future acquisitions.

Recent Developments

On November 22, 2022, each of Mr. Sitomer and the Richard Allen Sitomer Family Trust (a trust for which Mr. Geoffrey Sitomer, the father of Mr. Sitomer, serves as a trustee) (the “Sitomer Family Trust”), agreed to cancel all of their shares of Series A Preferred Stock. The terms of the Series A Preferred Stock are described in Note 6 to the Company’s audited financial statements for the year ended December 31, 2021 and Note 5 to the Company’s unaudited financial statements for the period ended September 30, 2022, both included elsewhere in this prospectus. In exchange for the cancellation of all shares of Series A Preferred Stock, the Company agreed to issue shares of common stock to each of Mr. Sitomer and the Sitomer Family Trust. As a result of this transaction, the Company issued 2,558,080 shares of the Company’s common stock to Mr. Sitomer and 10,421,828 shares of the Company’s common stock to the Sitomer Family Trust. As of January 19, 2023 Mr. Sitomer owns approximately 14.1% of the shares outstanding and the Sitomer Family Trust owns approximately 57.8% of the shares outstanding. The Company does not plan to avail itself of available “Controlled Company” exemptions to the corporate governance listing standards of the Nasdaq Capital Market that would allow it to not have (i) a majority of the board of directors consist of independent directors, (ii) a nominating/corporate governance committee that is composed solely of independent directors and (iii) a compensation committee that is composed solely of independent directors.

On January 6, 2023, pursuant to authorization by the sole member of the Board, Mr. Sitomer, and the consent of the Company’s majority shareholders, Mr. Sitomer and the Sitomer Family Trust, the Company filed Amended and Restated Articles of Incorporation (“A&R Articles) with the Secretary of State of the State of Florida to clarify the Company’s capitalization and to create a new class of preferred stock called Series D Preferred Stock consisting of 2,000,000 shares. Other than the lack of a redemption feature, the Series D Preferred Stock is substantially similar to the Series A Preferred Stock. The Series D Preferred Stock votes together with the shares of common stock unless otherwise prohibited by law, and is entitled to 10,000 votes per share of Series D Preferred Stock held. Holders of Series D Preferred Stock shares are entitled to convert each share into 100 shares of the Company’s common stock at the holder’s sole option.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, the Company will be issuing 151,950 shares of Series D Preferred Stock to Mr. Sitomer and issuing 619,056 shares of Series D Preferred Stock to the Sitomer Family Trust.

Going Concern

As of September 30, 2022, the Company had $765,267 in total assets, including $408,291 in cash, $150,000 of restricted cash and $43,869 in prepaid expenses and other current assets. The Company had negative working capital of $4,302,597 as of September 30, 2022. As of September 30, 2022, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to achieve profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

Corporate Information

The Company was originally organized as “June Project I Corp.” on May 26, 1998 (inception) under the corporate laws of the State of Florida. On April 30, 2007, the Company changed its name to “Medcore Holdings, Inc.” and on January 10, 2019, to Advanced Defense Technologies, Inc. (“ADTI”).

On September 28, 2017, ADTI entered into a reverse acquisition transaction by purchasing all outstanding shares of NTE Acquisition Corp. and its wholly owned LLC subsidiary Star Jets International LLC. On October 27, 2017, in connection with an Articles of Amendment to the Articles of Incorporation, ADTI changed its name to Star Jets International, Inc.

Our offices are located at 750 Lexington Avenue, 6th Floor, New York, NY 10022. Our telephone number is (855) 935-9538.

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Our website address is ww.private-jet-charter-flight.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Nasdaq Listing and Reverse Stock Split

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “JETR.” No assurance can be given that our application will be approved. If our application is not approved, we will not complete this offering. If our application is approved, we expect that our common stock will then cease to be quoted on the OTC Pink.

On December 19, 2022, the Board and stockholders holding a majority of our outstanding voting shares, authorized a reverse stock split of each of the outstanding shares of the Company’s common stock, $0.001 par value per share (the “Reverse Stock Split”), at a ratio to be determined by the Board of within a range of a minimum of a one-for-six (1-for-6) to a maximum of one-for-twenty-five (1-for-25) (the “Reverse Stock Split Ratio”), with the exact ratio to be set at a number within this range as determined by the Board in its sole discretion, with no change in par value. The Reverse Stock Split is subject to the approval of the Financial Industry Regulatory Authority. Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects a proposed 1-for-6 Reverse Stock Split Ratio with the Reverse Stock Split expected to occur immediately following the effectiveness of the registration statement of which this prospectus forms a part and prior to the completion of this offering; however, we cannot guarantee that the Reverse Stock Split will be necessary or will occur in connection with the listing of our common stock on the Nasdaq Capital Market.

Risk Factor Summary

Our business is subject to a number of risks and uncertainties, including those highlighted immediately following this summary. Some of these risks are:

• there is substantial doubt as to our ability to continue as a going concern;

• the continued outbreak and global spread of COVID-19 can adversely impact certain aspects of our business;

• we have a limited operating history and history of net losses, and we anticipate that we will experience net losses for the foreseeable future;

• we may never achieve profitability;

• we may not be able to successfully implement our growth strategies;

• our operating results are expected to be difficult to predict based on a number of factors that will also affect our long-term performance;

• significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations;

• we may not be able to grow our complementary products and service offerings through opportunistic acquisitions or otherwise as a part of our growth strategy;

• we are exposed to the risk of a decrease in demand for private aviation services;

• we operate in a highly competitive industry;

• we are exposed to operational disruptions due to maintenance on our brokered fleet;

• if we face problems with any of our third-party providers, including our charter flight operators, our operations could be adversely affected;

• if our efforts to continue to build our strong brand identity and improve client’s satisfaction and loyalty are not successful, we may not be able to attract or retain clients, and our operating results may be adversely affected;

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• a failure in our technology or breaches of the security of our information technology infrastructure may adversely affect our business and financial condition and disrupt our customers’ business;

• our operations are dependent upon our Chief Executive Officer, Richard “Ricky” Sitomer, the loss of which would be detrimental to our business;

• our Chief Executive Officer, Ricky Sitomer, and a trust of which Mr. Sitomer’s father serves as trustee, has control over key decision-making matters as a result of their control of a majority of our voting stock;

• aviation businesses are often affected by factors beyond their control, including air traffic congestion, natural disasters, adverse weather conditions, and others, any of which could have a material adverse effect on our business, results of operations and financial condition;

• we are subject to significant government regulation; and

• other risks and uncertainties detailed in this report.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jobs Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

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THE OFFERING

Issuer:	Star Jets International, Inc., a Florida corporation

Offered Securities:	2,875,000 shares of common stock, par value $0.001 per share

Offering Price Per Share (assumed):	$4.00

Common Stock Outstanding Before Offering (1):	18,021,331 shares

Common Stock Outstanding After Offering (1)(2):	20,896,331 shares, 21,327,581 shares if the underwriter exercises the over-allotment option in full.

Overallotment Option:	We have granted the underwriters a 45-day option to purchase up to an additional 431,250 shares of common stock (15% of the share in this offering) to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions.

Use of Proceeds:

We estimate that we will receive net proceeds from this offering of approximately $10.1 million, or approximately $11.7 million if the underwriters exercise the over-allotment option in full, assuming a public offering price of $4.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds.”

Underwriters’ Compensation:	In connection with this offering, the underwriters will receive an underwriting discount equal to 8% of the gross proceeds from the sale of units in the offering. We will also reimburse the underwriters for certain out-of-pocket actual expenses related to the offering. See “Underwriting” starting on page 63 of this prospectus.

Reverse Stock Split:

We intend to effectuate a reverse stock split of our outstanding common stock at an assumed ratio of 1-for-6, prior to the commencement of trading of our common stock on Nasdaq (the exact ratio will be determined by the Board in its sole discretion within a range of a minimum of a one-for-six (1-for-6) to a maximum of one-for-twenty-five (1-for-25)).

Lock-Up Agreements:	Our executive officers and directors and any holder of 5% or more of the outstanding shares of common stock of the Company have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for 180 days following the effective date of the registration statement for this offering. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Proposed Nasdaq Trading Symbol:	Our common stock currently trades on the OTC Pink under the symbol “JETR.” We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “JETR.” The listing of the common stock on Nasdaq or another securities exchange is a condition to this offering. No assurance can be given that such listing will be approved or that a trading market will develop for our common stock.

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Dividend Policy:	We have not historically paid dividends on our common stock and do not anticipate paying dividends on our common stock for the foreseeable future.

Transfer Agent:	Securitize Markets, LLC (formerly known as Pacific Stock Transfer Company)

Risk Factors:	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus beginning on page 16 before deciding to invest in our securities.

(1)	Does not include the following shares of common stock (on a post split basis):

•	93,056 shares of common stock issuable upon conversion of Convertible Promissory Notes held by one lender, in the principal amount of $600,225;

•	10,000 shares of common stock issuable as penalty shares by one lender, in the principal amount of $200,000; and

•	833,333 shares of common stock issuable upon the exercise of 833,333 stock options at an exercise price of $0.06/share or on a cashless basis for consulting services expiring on March 3, 2025 and valued at $998,938 upon the date of issuance

(2)	Does not include:

•	The shares of common stock included under footnote (1) above;

•	431,210 shares of common stock issuable upon the exercise of the over-allotment option to be granted to the underwriters to cover over-allotments, if any; and

•	143,750 shares of common stock issuable upon the exercise of the warrants to be issued to the representative of the underwriters in connection with the offering (the “Representative’s Warrants”).

Prior to the consummation of this offering, we expect to effect the Reverse Stock Split. No fractional shares of the Company’s common stock will be issued as a result of the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share.

Unless otherwise stated, all information in this prospectus assumes:

•	no exercise of the underwriters’ over-allotment option to purchase additional shares;

•	no exercise of the Representative’s Warrants as described in the “Underwriting — Representative’s Warrants” section of this prospectus; and

•	the completion of the Reverse Stock Split. Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects a proposed reverse stock split of the outstanding common stock at a 1-for-6 ratio to occur prior to the effective date of the registration statement of which this prospectus forms a part (the exact ratio will be determined by the Board in its sole discretion within a range of a minimum of a one-for-six (1-for-6) to a maximum of one-for-twenty-five (1-for-25)).

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary unaudited consolidated statements of operations data for the nine months ended September 30, 2022, have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations data for the fiscal years ended December 31, 2021 and 2020, have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our unaudited condensed interim consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

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Consolidated Statements of Operations data for the nine months ended September 30, 2022 and 2021 and the year ended December 31, 2021 and 2020:

	For Nine Months		Year Ended
	September 30,		December 31,
	2022	2021	2021	2020
	(unaudited)
Consolidated Statements of Operations Data:
Revenues	$13,243,235	$8,002,071	$11,173,286	$9,110,884
Cost of revenues	11,402,646	6,491,155	9,325,547	7,365,198
Gross profit	1,840,589	1,510,916	1,847,739	1,745,686
Total operating expenses	2,230,783	1,734,969	2,612,727	3,094,994
Loss from operations	(390,194)	(224,053)	(764,988)	(1,349,308)
Total other income (expense)	(138,702)	12,359	(10,178)	(196,925)
Loss before provision for income taxes	(528,896)	(211,694)	(775,166)	(1,546,233)
Benefit for income taxes	–	–	–	–
Consolidated net loss	$(528,896)	$(211,694)	$(775,166)	$(1,546,233)
Convertible preferred stock dividends	–	(2,209,315)	(1,209,315)	(3,116,542)
Net loss attributable to Common Shareholders	$(528,896)	$(1,421,009)	$(1,984,481)	$(4,662,775)
Basic and diluted net loss per share	$(0.02)	$(0.06)	$(0.03)	$(0.24)

Consolidated Balance Sheet data as of September 30, 2022 and December 31, 2021:

	As of	As of
	September 30,	December 31,
	2022	2021
	(unaudited)
Selected Balance Sheet Data (end of period):
Cash and marketable securities	$258,291	$1,271,296
Total assets	765,267	1,740,899
Total debt	1,324,722	2,030,645
Total liabilities	5,123,388	5,601,547
Total temporary equity	16,325,857	16,325,857
Total stockholders’ deficit	(20,683,978)	(20,186,505)

RISK FACTORS

Investing in our common stock involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Relating to Our Business and Industry

There is substantial doubt as to our ability to continue as a going concern.

As of September 30, 2022, the Company had $765,267 in total assets, including $408,291 in cash, $150,000 of restricted cash and $43,869 in prepaid expenses and other current assets. The Company had negative working capital of $4,302,597 as of September 30, 2022. As of September 30, 2022, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to achieve profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

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The continued outbreak and global spread of COVID-19 can adversely impact certain aspects of our business. The continuous duration and severity of the COVID-19 pandemic, and similar public health threats that we may face in the future, could result in additional adverse effects on our business, operating results, financial condition and liquidity.

The COVID-19 outbreak (including the lifting or re-imposing of restrictions due to any current or future variants of the COVID-19 virus or otherwise), along with the measures governments and private organizations worldwide have implemented in an attempt to contain the spread of this pandemic, resulted in an overall decline in demand for air travel, which started in late spring and early summer of 2020, and has continued to negatively impact demand for certain types of private air travel, including business travel, vacations and air travel associated with attendance at sporting and other live and in-person events. In addition, while there has been a recovery in overall demand, driven in part by an influx of new flyers to the industry, certain types of travel that have historically been a material driver of flight revenue, including business, personal and family vacation and event-driven travel, have yet to return to pre-pandemic levels. Notwithstanding this overall decline in demand for certain types of air travel, the demand for our private charters during the pandemic increased and we were positively affected by such change in demand.

Nevertheless, in response to the sharp decline in private air travel during late spring and early summer 2020, we availed ourselves of a government assistance grant in an aggregate amount of $152,000 under the CARES Act Payroll Support Program administered by the Treasury. An amount of $38,109.53 has been forgiven during 2021, and we have been making monthly payments on the remainder of the outstanding amount. While the severity, magnitude and duration of the COVID-19 pandemic remain uncertain, there can be no assurance that this government assistance grant will be sufficient and that other cost-saving measures may not be required during the continuance of the COVID-19 pandemic.

In response to the COVID-19 pandemic, federal, state, and local government authorities implemented directives, orders, and regulations intended to mitigate the spread of COVID-19, and in response, we have modified our practices, policies, and procedures, as appropriate. For example, on January 12, 2021, the Centers for Disease Control and Prevention (the “CDC”) issued an order effective January 26, 2021 requiring that all passengers (2 years of age or older) traveling by air to the United States from a foreign country (i) obtain a COVID-19 test no more than three days before their flight departs and (ii) provide proof of a negative result (or documentation of having recovered from COVID-19) prior to boarding the flight. The CDC and the U.S. TSA also issued orders effective February 1, 2021, mandating the wearing of face masks on flights, subject to certain limited exceptions. Such health requirements or standards, whether mandated by government agencies or voluntarily adopted by us, related to COVID-19 or otherwise intended to mitigate the spread of communicable diseases, may directly impact demand for air travel. In addition, COVID-19 and related restrictions may have a material and adverse impact on other aspects of our business, including enhanced risk of delays or defaults in payments by customers, delays and difficulties in completing maintenance work on certain aircraft, and delays or shortages in our supply chain.

The full extent of the ongoing impact of COVID-19 on our future operational and financial performance will depend on future developments, many of which are outside our control, including the severity, magnitude, duration and spread of COVID-19, including any recurrence of the pandemic through new variants, and related travel advisories, restrictions and future government action, all of which are highly uncertain and cannot be predicted. At this time, we are also not able to predict whether the COVID-19 pandemic will result in long-term changes to business practices and consumer behavior, with such changes including but not limited to a long-term reduction in travel as a result of increased usage of “virtual” and “teleconferencing” products or a general reluctance to travel by consumers.

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In addition, an outbreak of another disease or similar public health threat, or fear of such an event, that affects travel demand, travel behavior or travel restrictions could adversely impact our business, financial condition and operating results. Outbreaks of other diseases could also result in increased government restrictions and regulation, such as those actions described above or otherwise, which could adversely affect our operations.

We have a limited operating history and history of net losses, and we anticipate that we will experience net losses for the foreseeable future.

You should consider our business and prospects in light of the risks, expenses and difficulties encountered by companies in their early stage of development. We were formed as a Florida corporation and launched our current business in October 2017. Accordingly, we have a limited operating history upon which to base an evaluation of our business and prospects.

We have experienced significant net losses since our inception and, given the significant operating and capital expenditures associated with our business plan, we anticipate continuing net losses for the foreseeable future. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase such profitability. We incurred a net loss of approximately $1,984,481 and $4,662,775 for the year ended December 31, 2021 and December 31, 2020, respectively. We incurred a net loss of approximately $528,896 and $1,421,009 for the nine months ended September 30, 2022 and September 30, 2021, respectively. We have not consistently generated positive cash flow from operations, and we cannot be certain that we will be able to generate positive cash flow from operations in the future. To achieve and sustain profitability, we must accomplish numerous objectives, including broadening and stabilizing our sources of revenue and increasing the number of paying clients to our service. Accomplishing these objectives may require significant capital investments. We cannot be assured that we will be able to achieve these objectives.

We may never achieve profitability.

We have not been profitable and cannot predict when or if we will achieve profitability. We have experienced net losses since our inception in October 2017.

We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue growth strategies and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of September 30, 2022, we had an accumulated deficit of $24,195,313.

We may not be able to successfully implement our growth strategies.

Our growth strategies include, among other things, increasing customer flight spending, expanding our market into new geographies, exploring opportunistic consolidation and accretive acquisitions. We face numerous challenges in implementing our growth strategies, including our ability to execute on market, business, product/service and geographic expansions. Our strategies for growth are dependent on, among other things, our ability to expand existing products and service offerings and launch new products and service offerings. Although we devote significant financial and other resources to the expansion of our products and service offerings, our efforts may not be commercially successful or achieve the desired results. Our financial results and our ability to maintain or improve our competitive position will depend on our ability to effectively gauge the direction of our key marketplaces and successfully identify, develop, market and sell new or improved products and services in these changing marketplaces. Our inability to successfully implement our growth strategies could have a material adverse effect on our business, financial condition and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.

Our operating results are expected to be difficult to predict based on a number of factors that also will affect our long-term performance.

We expect our operating results to fluctuate significantly in the future based on a variety of factors, many of which are outside our control and difficult to predict. As a result, period-to-period comparisons of our operating results may not be a good indicator of our future or long-term performance. The following factors may affect us from period-to-period and may affect our long-term performance:

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●	we may fail to successfully execute our business, marketing and other strategies;

●	our ability to grow complementary products and service offerings may be limited, which could negatively impact our growth rate and financial performance;

●	we may be unable to attract new customers and/or retain existing customers;

●	we may require additional capital to finance strategic investments and operations, pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available;

●	our historical growth rates may not be reflective of our future growth;

●	our business and operating results may be significantly impacted by general economic conditions, the health of the U.S. aviation industry and risks associated with our aviation assets;

●	litigation or investigations involving us could result in material settlements, fines or penalties and may adversely affect our business, financial condition and results of operations;

●	existing or new adverse regulations or interpretations thereof applicable to our industry may restrict our ability to expand or to operate our business as we wish and may expose us to fines and other penalties;

●	the occurrence of geopolitical events such as war, terrorism, civil unrest, political instability, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak (such as the COVID-19 pandemic), public health crisis and general economic conditions may have an adverse effect on our business; and

●	we are potentially subject to taxation-related risks in multiple jurisdictions, and changes in tax laws could have a material adverse effect on our business, cash flow, results of operations or financial condition.

Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.

Fuel is essential to the operation of our brokered fleet and to our ability to carry out our transport services. Increase in fuel costs increase the operating costs of chartered flights, which results in an increase in their brokerage cost. A significant increase in fuel costs may negatively impact our revenue, margins, operating expenses and results of operations. To the extent there is a significant increase in fuel costs that affects the amount our customers choose to fly with us, it may have a material adverse effect on our business, financial condition and results of operations.

We may not be able to grow our complementary products and service offerings through opportunistic acquisitions or otherwise as part of our growth strategy. Any failure to adequately integrate past and future acquisitions into our business could have a material adverse effect on us.

From time to time, we may consider opportunities to acquire other companies, products or technologies that may enhance our products and service offerings or technology, expand the breadth of our markets or customer base, or advance our business strategies. Any such transaction could be material to our business and could take any number of forms, including mergers, joint ventures and the purchase of equity interests. The consideration for such transactions may include, among other things, cash, common stock or our equity interests, and in conjunction with a transaction we might incur additional indebtedness. If we elect to pursue an acquisition, our ability to successfully implement this transaction would depend on a variety of factors, including obtaining financing on acceptable terms and compliance with the restrictions contained in our debt agreements. If we need to obtain any lenders’ or third parties’ consent prior to an acquisition, they may refuse to provide such consent or condition their consent on our compliance with additional restrictive covenants that limit our operating flexibility.

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Acquisition transactions involve risks, including, but not limited to:

●	insufficient revenue to offset liabilities assumed;

●	inadequate return of capital;

●	regulatory or compliance issues, including securing and maintaining regulatory approvals;

●	unidentified issues not discovered in due diligence;

●	those associated with integrating the operations or (as applicable) separately maintaining the operations;

●	financial reporting;

●	managing geographically dispersed operations;

●	the diversion of management’s attention from current operations;

●	potential unknown risks associated with an acquisition;

●	unanticipated expenses related to acquired businesses or technologies and their integration into our existing business or technology;

●	the potential loss of key employees, customers or partners of an acquired business; or

●	the tax effects of any such acquisitions.

We may not successfully integrate our past or future acquisitions and may not achieve anticipated revenue and cost benefits relating to any such transactions. Realizing the benefits of acquisitions depends in part on the integration of operations and personnel. If we do not complete an announced acquisition transaction or integrate an acquired business successfully and in a timely manner, we may not realize the benefits of the acquisition to the extent anticipated, and in certain circumstances an acquisition could harm our financial position. In addition, strategic transactions may be expensive, time consuming and may strain our resources. Such transactions may not be accretive to our earnings and may negatively impact our results of operations as a result of, among other things, the incurrence of debt, or the impairment or write-off of goodwill and intangible assets. Furthermore, strategic transactions that we may pursue could result in dilutive issuances of equity securities. As a result of the risks inherent in such transactions, we cannot guarantee that any future transaction will be completed successfully or that it will ultimately result in the realization of our anticipated benefits or that it will not have a material adverse impact on our business, financial condition and results of operations. If we were to complete such an acquisition, investment or other strategic transaction, we may require additional debt financing that could result in a significant increase in our amount of debt and our debt service obligations.

We are exposed to the risk of a decrease in demand for private aviation services.

Historically, we have generally provided private aviation services through on-demand charter options.

In addition, our customers may consider private air travel through our products and services to be a luxury item, especially when compared to commercial air travel. As a result, any general downturn in economic, business and financial conditions which has an adverse effect on our customers’ spending habits could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than our products and services. In addition, in cases where sufficient hours of private flight are needed, many of the companies and high-net-worth individuals to whom we provide products and services have the financial ability to purchase their own jets or operate their own corporate flight department should they elect to do so.

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The private aviation industry is subject to competition.

Many of the markets in which we operate are competitive as a result of the expansion of existing private aircraft operators, expanding private aircraft ownership and alternatives such as luxury commercial airline service. We compete against a number of private aviation operators with different business models, and local and regional private charter operators. Factors that affect competition in our industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency and ease of service, willingness and ability to serve specific airports or regions, and investment requirements. There can be no assurance that our competitors will not be successful in capturing a share of our present or potential customer base. The materialization of any of these risks could adversely affect our business, financial condition and results of operations.

The loss of key personnel upon whom we depend on to operate our business or the inability to attract additional qualified personnel could adversely affect our business.

We believe that our future success will depend in large part on our ability to retain or attract highly qualified management, particularly our Chief Executive Officer, Ricky Sitomer. We do not presently maintain key man life insurance on any of our executive officers and directors. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. Any inability to retain or attract qualified management would have a material adverse effect on our business, results of operations and financial condition.

We are exposed to operational disruptions due to maintenance on our brokered fleet.

Our brokered fleet requires regular maintenance work, which may cause operational disruption. The operators’ inability to obtain timely maintenance and repairs on their aircrafts can result in our brokered fleet being underutilized which could have an adverse impact on our business, financial condition and results of operations. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on us. Furthermore, our operations in remote locations, where delivery of components and parts could take a significant period of time, could result in delays in our ability to utilize the fleets that would require maintenance and repairs. Any such delays may pose a risk to our business, financial condition and results of operations.

If we face problems with any of our third-party service providers, our operations could be adversely affected.

Our reliance upon others to provide essential services on behalf of our operations may limit our ability to control the efficiency and timeliness of contract services. Our agreements with such service providers, are subject to termination after notice. If our third-party service providers terminate their contracts with us, or do not provide timely or consistently high-quality service, we may not be able to replace them in a cost-efficient manner or in a manner timely enough to support our operational needs, which could have a material adverse effect on our business, financial condition and results of operations.

Some of our business is dependent on our third-party operators to provide flights for our customers. If such third-party operators do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

For the year ended December 31, 2022, we utilized a network of 5,000 private jet operators and have had access to over 15,000 aircrafts to provide services on behalf of our operations. The private jet operators we contract with are solely responsible for the air transportation arranged on behalf of our clients. We face the risk that any of our third-party operators may not fulfill their contracts and deliver their services on a timely basis, or at all. The ability of our third-party operators to effectively satisfy our requirements could also be impacted by any such third-party operators’ financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, pandemic, such as the current COVID-19 outbreak, or other events. The failure of any third-party operators to perform to our expectations could result in delayed or cancelled flights and harm the applicable portion of our business. Our reliance on third-party operators and our inability to fully control any operational difficulties with our third-party operators could have a material adverse effect on the portion of our business where we use third-party operators, financial condition and results of operations.

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In addition, due to our reliance on third parties to provide services on our behalf, we are subject to the risk of disruptions to their operations, which has in the past and may in the future result from many of the same risk factors disclosed in this “Risk Factors” section, such as the impact of adverse economic conditions and the inability of third parties to hire or retain skilled personnel, including pilots and mechanics. Disruptions to capital markets, shortages of skilled personnel and adverse economic conditions in general, such as conditions resulting from the COVID-19 pandemic, have subjected certain of these third-party operators to significant financial and operational pressures, which have in the past and could result in future temporary or permanent cessation of their operations.

Union strikes among airport workers or certain pilots of third-party aircraft operators may result in disruptions of our operations and thus could have a material adverse effect on some of our business, financial condition and results of operations. Any significant disruption to our operations as a result of problems with any of our third-party aircraft operators would have an adverse effect on our business, results of operations and financial condition.

In addition, because we rely on others to provide such services, our ability to control the efficiency and timeliness of such services is limited. Similar agreements may be entered into in any new markets we decide to serve. We are also at risk should one of these service providers cease operations, and there is no guarantee that we could replace these providers on a timely basis with comparably priced providers, or at all. Any material problems with the efficiency and timeliness of contract services, resulting from financial hardships or otherwise, could have a material adverse effect on our business, results of operations and financial condition.

In addition, in the event potential competitors establish cooperative or strategic relationships with third-party aircraft operators in the markets we serve, offer to pay third-party aircraft operators more attractive rates or guarantee a higher volume of flights than we have historically offered, we may not have access to the necessary number of brokered aircrafts to achieve our planned growth. If our third-party aircraft operators are unable or unwilling to support our growth, or we are unable to add new operators, some of our business and results of operations could be adversely affected. As the private aviation market grows, we expect competition for third-party aircraft operators to increase. Further, we expect that as competition in the private aviation market grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees, may increase. This may require us to broker additional aircrafts that may not be available or require us to incur significant capital or operating expenditures.

If our efforts to continue to build our strong brand identity and improve client’s satisfaction and loyalty are not successful, we may not be able to attract or retain clients, and our operating results may be adversely affected.

We must continue to build and maintain strong brand identity for our products and services, which have expanded over time. We believe that strong brand identity will continue to be important in attracting clients. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract clients and other customers may be adversely affected. From time to time, our clients and other customers may express dissatisfaction with our products and service offerings, in part due to factors that could be outside of our control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with our products and services is widespread or not adequately addressed, our brand may be adversely impacted and our ability to attract and retain clients may be adversely affected. With respect to our planned expansion into additional markets, we will also need to establish our brand and to the extent we are not successful, our business in new markets would be adversely impacted.

Any failure to offer high-quality customer support may harm our relationships with our customers and could adversely affect our reputation, brand, business, financial condition and results of operations.

We strive to create high levels of customer satisfaction through the experience provided by our team and representatives. The ease and reliability of our offerings, including our ability to provide high-quality customer support, helps us attract and retain customers. Customers depend on our customer service team to resolve any issues relating to our products and services, such as scheduling changes and other updates to trip details and assistance with certain billing matters. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain skilled individuals who can support our customers and are sufficiently knowledgeable about our product and services. As we continue to grow our business and improve our platform, we will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition and results of operations.

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If we are unable to adequately protect our intellectual property interests or are found to be infringing on intellectual property interests of others, we may incur significant expense and our business may be adversely affected.

Our intellectual property includes our domain names, website, mobile and web applications, booking engine, trade secrets, and inventions (whether or not patentable). We believe that our intellectual property plays an important role in protecting our brand and the competitiveness of our business. If we do not adequately protect our intellectual property, our brand and reputation may be adversely affected and our ability to compete effectively may be impaired.

We also use certain trademarks, trade names, and logos that have not been registered. We claim common law rights to these unregistered trademarks, trade names and logos.

We protect our intellectual property through trade secret laws. Our efforts may not be sufficient or effective. For example, we do not have any issued patents and have not registered any copyrights or trademarks. Moreover, we have registered our domain names that we currently use in certain countries, but we may not be able to register them in other territories in which we may operate now or in the future. Further, we may be unable to prevent competitors from acquiring trademarks or domain names that are similar to or diminish the value of our intellectual property. In addition, it may be possible for other parties to copy or reverse engineer our applications or other technology offerings.

In addition, our business is subject to the risk of third parties infringing our intellectual property. We may not always be successful in securing protection for, or identifying or stopping infringements of, our intellectual property and we may need to resort to litigation in the future to enforce our rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that our intellectual property rights are unenforceable.

Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation, or other violations. As we expand and raise our profile, the likelihood of intellectual property claims being asserted against us grows. Further, we may acquire or introduce new technology offerings, which may increase our exposure to patent and other intellectual property claims. Any intellectual property claims asserted against us, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If we are unsuccessful in defending such a claim, we may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent us from using our intellectual property or making our offerings available to customers. Some intellectual property claims may require us to seek a license to continue our operations, and those licenses may not be available on commercially reasonable terms or may significantly increase our operating expenses. If we are unable to procure a license, we may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect our business, financial condition, or operations.

A delay or failure to identify and devise, invest in and implement certain important technology, business, and other initiatives could have a material impact on our business, financial condition and results of operations.

In order to operate our business, achieve our goals, and remain competitive, we continuously seek to identify and devise, invest in, implement and pursue technology, business and other important initiatives, such as those relating to business processes, information technology, initiatives seeking to ensure high quality service experience, and others.

Our business and the aircraft that we charter are characterized by changing technology, introductions and enhancements of models of aircraft and services and shifting customer demands, including technology preferences. Our future growth and financial performance will depend in part upon our ability to develop, market and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with our product and services could result in our revenues decreasing over time. If we are unable to upgrade our operations with the latest technological advances, including the brokered fleet that we have access to, in a timely manner, or at all, our business, financial condition and results of operations could suffer.

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A failure in our technology or breaches of the security of our information technology infrastructure may adversely affect our business and financial condition and disrupt our customers’ businesses.

The performance and reliability of the technology that we and our third-party operators use is critical to our ability to compete effectively. A significant internal technological error or failure or large-scale external interruption in the technological infrastructures on which we and our third-party operators depend, such as power, telecommunications or the Internet, may disrupt our internal network. Any substantial, sustained or repeated failure of the technology that we or our third-party operators use could impact our ability to conduct our business, lower the utilization of our aircraft, and result in increased costs. Our and our third-party operators’ technological systems and related data may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues.

In addition, as a part of our ordinary business operations, we collect and store sensitive data, including personally identifiable information of our employees and customers. Our information systems are subject to an increasing threat of continually evolving cybersecurity risks, as evidenced by a recent incident in which a cloud-based data storage system we maintain for customers was accessed by an intruder.

Methods used to obtain unauthorized access, disable or degrade service or sabotage systems are constantly evolving, and may be difficult to anticipate or to detect for long periods of time. We may not be able to prevent future data security breaches or unauthorized uses of data. A compromise of the technology systems we use resulting in the loss, disclosure, misappropriation of, or access to, employees’ or business partners’ information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personally identifiable information, disruption to our operations and damage to our reputation, any or all of which could adversely affect our business and financial condition.

We rely on third-party Internet, mobile, and other products and services to deliver our mobile and web applications and flight management system offerings to our customers, and any disruption of, or interference with, our use of those services could adversely affect our business, financial condition, results of operations, and customers.

Our online booking platform’s continuing and uninterrupted performance is critical to our success. That platform is dependent on the performance and reliability of Internet, mobile, and other infrastructure services that are not under our control. For example, we currently host our platform, including our mobile and web-based applications, and support our operations using a third-party provider of cloud infrastructure services. While we have engaged reputable vendors to provide these products or services, we do not have control over the operations of the facilities or systems used by our third-party providers. These facilities and systems may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, human error, terrorist attacks, power outages, pandemics, and similar events or acts of misconduct. In addition, any changes in one of our third-party service provider’s service levels may adversely affect our ability to meet the requirements of our customers. While we believe we have implemented reasonable backup and disaster recovery plans, we expect that in the future we may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, capacity constraints, or external factors beyond our control. Sustained or repeated system failures would reduce the attractiveness of our offerings and could disrupt our customers’ businesses. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand our products and service offerings. Any negative publicity or user dissatisfaction arising from these disruptions could harm our reputation and brand, may adversely affect the usage of our offerings, and could harm our business, financial condition and results of operation.

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Because our online booking platform and mobile app could be used to collect and store personal information, privacy concerns in the territories in which we operate could result in additional costs and liabilities to us or inhibit sales of our software.

The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage and disclosure of personal information and breach notification procedures. We are also required to comply with laws, rules and regulations relating to data security. Interpretation of these laws, rules and regulations and their application to our software and professional services in applicable jurisdictions is ongoing and cannot be fully determined at this time.

In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (the “CCPA”) and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact our business as it depends on how such laws will be interpreted. As we expand our operations, compliance with privacy laws may increase our operating costs.

Our ability to obtain financing or access capital markets may be limited.

There are a number of factors that may limit our ability to raise financing or access capital markets in the future, including future debt and future contractual obligations, our liquidity and credit status, our operating cash flows, the market conditions in the aviation industry, U.S. and global economic conditions, the general state of the capital markets and the financial position of the major providers of aircraft and other aviation industry financing. We cannot assure you that we will be able to source external financing for our capital needs, and if we are unable to source financing on acceptable terms, or unable to source financing at all, our business could be materially adversely affected. To the extent we finance our activities with debt, we may become subject to financial and other covenants that may restrict our ability to pursue our business strategy or otherwise constrain our growth and operations.

Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on our business, results of operations and financial condition.

Like other private aviation companies, our business is affected by factors beyond our control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, natural disasters, adverse weather conditions, increased and changing security measures, changing regulatory and governmental requirements, new or changing travel-related taxes, or the outbreak of disease. Factors that cause flight delays frustrate passengers and increase operating costs and decrease revenues, which in turn could adversely affect profitability. In the United States, the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient and affordable manner. The future expansion of our business into international markets would result in a greater degree of interaction with the regulatory authorities of the foreign countries in which we may operate. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. and foreign air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there are currently proposals before Congress that could potentially lead to the privatization of the United States’ air traffic control system, which could adversely affect our business.

Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security or other factors may affect us to a greater degree than our competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on our business, results of operations and financial condition to a greater degree than our competitors. Any general reduction in passenger traffic could have a material adverse effect on our business, results of operations and financial condition.

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We could suffer losses and adverse publicity stemming from any accident involving any flights brokered by our company.

Certain flights that are brokered by our company may experience accidents while operated by third parties. If aircraft operators experience accidents with our brokered aircraft models, we might lose revenues and might lose customers. It is also possible that the FAA or other regulatory body in another country could ground the aircraft and restrict it from flying. In addition, safety issues experienced by a particular model of aircraft could result in customers refusing to use that particular aircraft model or a regulatory body grounding that particular aircraft model. Such accidents or safety issues related to brokered aircraft models could have a material adverse effect on our business, financial condition and results of operations.

Terrorist activities or warnings have dramatically impacted the aviation industry and will likely continue to do so.

The terrorist attacks of September 11, 2001, and their aftermath have negatively impacted the aviation business in general. If additional terrorist attacks are launched against the aviation industry, there will be lasting consequences of the attacks, which may include loss of life, property damage, increased security and insurance costs, increased concerns about future terrorist attacks, increased government regulation and airport delays due to heightened security. We cannot provide any assurance that these events will not harm the aviation industry generally or our operations or financial condition in particular.

Legal and Regulatory Risks Relating to Our Business

We are subject to significant governmental regulation.

We are subject to regulation by the DOT, the FAA and other governmental agencies, including the DHS, the U.S. TSA, and others, as described in the section entitled – “Government Regulation.” We cannot predict whether we will be able to comply with all present and future laws, rules, regulations and certification requirements or that the cost of continued compliance will not have a material adverse effect on our operations. We incur substantial costs in maintaining our current certifications and otherwise complying with the laws, rules and regulations to which we are subject. A decision by the FAA to ground, or require time consuming inspections of or maintenance on, all or any of our brokered aircraft for any reason may have a material adverse effect on our operations.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including employment, commercial, product liability, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management attention and resources, cause us to incur significant expenses or liability and/or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to our Common Stock and the Offering

We have a large number of authorized but unissued shares of our common stock which will dilute your ownership position when issued.

Our authorized capital stock consists of nine (9) billion shares of common stock, of which approximately 8,979,000,000 will remain available for issuance after this offering, including (i) shares of common stock issuable upon the exercise of our outstanding preferred stock and options; (ii) shares issuable upon the exercise of the underwriters’ over-allotment option; and (iii) the Representative’s Warrants. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval, unless stockholder approval is required under law or, if our common stock is listed on Nasdaq, under Nasdaq Rule 5635(b) which requires stockholder approval for change of control transactions where a stockholder acquires 20% of a Nasdaq-listed company’s common stock or securities convertible into common stock, calculated on a post-transaction basis. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future and is not required to obtain stockholder approval, your ownership position would be diluted without your further ability to vote on that transaction.

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Sales of our currently issued and outstanding shares of common stock and shares of common stock underlying warrants may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

Approximately 10.45% of the shares of common stock that will be outstanding following this offering (including shares issuable pursuant to the exercise of warrants) are both (a) “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”) and (b) available to be sold within three (3) months of the date of this prospectus utilizing Rule 144 as described in this risk factor. As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a non-affiliate who has held restricted securities for a period of at least six months may sell their shares of common stock.

Under Rule 144, affiliates who have held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

An active, liquid, and orderly market for our common stock may not develop.

Our common stock is expected to trade on Nasdaq as of the effective date of the registration statement of which this prospectus forms a part. An active trading market for our common stock may never develop or be sustained. If an active market for our common stock does not continue to develop or is not sustained, it may be difficult for investors to sell their shares of common stock without depressing the market price and investors may not be able to sell their securities at all. An inactive market may also impair our ability to raise capital by selling our securities and may impair our ability to acquire other businesses, applications, or technologies using our securities as consideration, which, in turn, could materially adversely affect our business and the market prices of your shares of common stock.

Shares of our common stock may continue to be subject to illiquidity because our shares may continue to be thinly traded and may never become eligible for trading on a national securities exchange.

While we have applied to have our common stock listed for trading on the Nasdaq Capital Market in connection with this offering, we cannot assure you that our application will be approved or even if approved, that we will maintain listing on Nasdaq or another national exchange. Our common stock is currently quoted on the OTC Pink, which is not an exchange. Initial listing on a national securities exchange is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our common stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.

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We may issue preferred stock in different series with terms that could dilute the voting power or reduce the value of our common stock.

Our A&R Articles authorize 20,000,000 shares of “blank check” preferred stock and permits our board to issue, without the approval of our stockholders, one or more series of preferred stock having such designation, relative powers, preferences (including preferences over our common stock respecting dividends and distributions), voting rights, terms of conversion or redemption, and other relative, participating, optional, or other special rights, if any, of the shares of each such series of preferred stock and any qualifications, limitations, or restrictions thereof, as our Board may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, the repurchase or redemption rights or liquidation preferences we could assign to holders of a specific preferred stock class could affect the residual value of the common stock.

Our CEO and Chairman, Ricky Sitomer, and his father will control our voting stock via their ownership of all of the outstanding Series D Preferred Stock and the minority shareholders will have little or no control over our affairs.

Mr. Sitomer and his father (the latter via his position as trustee of the Sitomer Family Trust) will have following the issuance of shares of Series D Preferred Stock to them, and following this offering, will maintain, voting control of over 99% of the voting capital stock of the Company via their ownership of all Series D Preferred Stock shares outstanding (771,006 shares) which will equal over 7.7 billion votes.

Mr. Sitomer and his father may have interests that are different from yours. For example, they may support proposals and actions with which you may disagree. The concentration of ownership could delay or prevent a change in control of our Company or otherwise discourage a potential acquirer from attempting to obtain control of our Company, which in turn could reduce the price of our stock. In addition, Mr. Sitomer and his father could use his voting influence to maintain our existing management and directors in office, delay or prevent changes in control of our Company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

We have 2 million shares of Series D Preferred Stock authorized with each individual share of Series D Preferred Stock having 10,000 votes per share and being convertible into 100 shares of common stock.

Following the issuance of the shares of Series D Preferred Stock to Mr. Sitomer and the Sitomer Family Trust, there will be approximately 1.23 million shares of Series D Preferred Stock available to be issued. Each share of Series D Preferred Stock has 10,000 votes per share and is convertible into 100 shares of common stock. Any further issuances of Series D Preferred Stock would reduce the value of our common stock and dilute the voting power of the common stock shareholders.

The market valuation of our business may fluctuate due to factors beyond our control and the value of your investment may fluctuate correspondingly.

The market valuation of smaller reporting companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies. Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

•	changes in securities analysts’ estimates of our financial performance, although there are currently no analysts covering our stock;

•	fluctuations in stock market prices and volumes, particularly among securities of smaller reporting companies;

•	fluctuations in related commodities prices; and

•	additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

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The trading prices of our common stock could be volatile and could decline following this offering at a time when you want to sell your holdings.

Numerous factors, many of which are beyond our control, may cause the trading prices of our common stock to fluctuate significantly. These factors include:

•	quarterly variations in our results of operations or those of our competitors;

•	delays in end-user deployments of products;

•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	intellectual property infringements;

•	our ability to develop and market new and enhanced products on a timely basis;

•	commencement of, or our involvement in, litigation;

•	major changes in our Board or management;

•	changes in governmental regulations;

•	changes in earnings estimates or recommendations by securities analysts;

•	the impact of the COVID-19 pandemic on capital markets;

•	our failure to generate material revenues;

•	our public disclosure of the terms of this financing and any financing which we consummate in the future;

•	any acquisitions we may consummate;

•	short selling activities;

•	changes in market valuations of similar companies; and

•	general economic conditions and slow or negative growth of end markets.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies, such as the uncertainty associated with the COVID-19 pandemic. These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in us.

Future sales or perceived sales of our common stock could depress the trading prices of our common stock.

This prospectus covers 2,875,000 shares of common stock. If the holders of these securities were to attempt to sell a substantial amount of their holdings at once, the market prices of our common stock could decline. Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their securities and investors to short such securities, a practice in which an investor sells securities that he or she does not own at prevailing market prices, hoping to purchase such securities later at a lower price to cover the sale. As each of these events would cause the number of shares of our common stock being offered for sale to increase, our common stock market price would likely further. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

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Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our common stock.

Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market prices of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the market prices of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.

We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any determination to declare or pay dividends in the future will be at the discretion of our Board, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements and overall financial conditions. In addition, terms of any future debt or preferred securities may further restrict our ability to pay dividends on our common stock. Accordingly, your only opportunity to achieve a return on your investment in our common stock may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock. See “Dividend Policy.”

Because we initially became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not initially become a reporting company by conducting an underwritten initial public offering of our common stock on a national securities exchange, securities analysts of brokerage firms may not provide coverage of our Company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we initially became a public reporting company by means of an underwritten initial public offering on a national securities exchange, because they may be less familiar with our Company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

Because we were a shell company before we conducted a reverse merger, holders of restricted shares will not be able to rely on exemption Rule 144 to resell their shares unless we comply with Rule 144(i).

Additional risks may exist as a result of our becoming a public reporting company through a “reverse merger.” Certain SEC rules are more restrictive when applied to reverse merger companies, such as the ability of stockholders to re-sell their shares pursuant to Rule 144.

Historically, the SEC has taken the position that Rule 144 under the Securities Act is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. The SEC has codified and expanded this position in its amendments effective on February 15, 2008, which applies to securities acquired both before and after that date by prohibiting the use of Rule 144 for resale of securities issued by shell companies (other than business transaction related shell companies) or issuers that have been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

In addition, for proposed sales under Rule 144(i)(2), there must be adequate current information about the issuing company publicly available before the sale can be made. For reporting companies, this generally means that the companies have complied with the periodic reporting requirements of the Exchange Act. As such, due to the fact that we were a shell company until the effective time of the reverse merger, holders of “restricted securities” within the meaning of Rule 144 will be subject to the above conditions.

Future sales or potential sales of our common stock in the public market could cause our share price to decline.

If the existing holders of our common stock, particularly our directors and officers, sell a large number of shares, they could adversely affect the market price for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline.

Our share price has been, and will likely continue to be, volatile, and you may be unable to resell your shares at or above the price at which you acquired them.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

The market price for our securities may be influenced by many factors that are beyond our control, including, but not limited to:

•	variations in our revenue and operating expenses;

•	market conditions in our industry and the economy as a whole;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	developments in the financial markets and worldwide or regional economies;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	announcements by the government relating to regulations that govern our industry;

•	sales of our common stock or other securities by us or in the open market;

•	changes in the market valuations of other comparable companies;

•	general economic, industry and market conditions; and

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•	the other factors described in this “Risk Factors” section.

The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies, such as the uncertainty associated with the COVID-19 pandemic. These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in us.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $3.72 per share, based on the estimated public offering price of $4.00 per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock.

If our common stock is approved for listing on the Nasdaq Capital Market and we subsequently fail to meet any of Nasdaq’s continued listing requirements, our common stock may be delisted. In addition, our Board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from the Nasdaq Capital Market may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

Although we have applied to list our common stock on Nasdaq, there is no guarantee that our common stock will ever be quoted or listed on Nasdaq, which could severely impact our common stock’s liquidity.

Although we have applied to list our securities on the Nasdaq Capital Market, there can be no assurance that they will list our common stock. It is possible that our common stock will never be quoted or listed on Nasdaq. Failure to successfully list our common stock on Nasdaq can result in higher price volatility and less market liquidity for the common stock.

The proposed Reverse Stock Split may decrease the liquidity of our common stock.

The liquidity of our common stock may be affected adversely by the Reverse Stock Split given the reduced number of common stock that will be outstanding following the reverse stock split. In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their common stock and greater difficulty effecting such sales.

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Following the Reverse Stock Split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the Reverse Stock Split will result in a common stock price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, causing the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering at an estimated offering price of $4.00 per share, our existing stockholders will own approximately 64% of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering at an estimated offering price of $4.00 per share, there will be 20,896,331 shares of our common stock outstanding. In addition, our A&R Articles will permit the issuance of up to approximately 8,979,000,000 additional shares of common stock after the completion of this offering. Thus, we will have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters, during the period ending 180 days from the date of this offering in the case of us and our directors and officers, and 90 days from the date of this offering in the case of our stockholders who beneficially own more than 5% of our common stock directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing.

Anti-takeover provisions in our charter documents and Florida law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Florida corporation and the anti-takeover provisions of the Florida Revised Statutes may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our A&R Articles, and our amended and restated bylaws (“Bylaws”) that we plan to implement prior to the effectiveness of the registration statement of which this prospectus forms a part, may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our A&R Articles of Incorporation currently and our Bylaws will:

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board to thwart a takeover attempt;

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•	provide that vacancies on our Board, including newly created directorships, may be filled by a majority vote of directors then in office;

•	place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

•	do not provide stockholders with the ability to cumulate their votes; and

•	provide that our Board or a majority of our stockholders may amend our Bylaws.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of  $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.

As a public company, we are subject to the reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act of 2002 requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Our entire management team and many of our other employees will need to devote substantial time to compliance and may not effectively or efficiently manage our transition into a public company.

These rules and regulations will result in us incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for us to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our Board, its committees or as executive officers.

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If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Although the shares being offered will not initially be subject to the penny stock rules, if we do not retain a listing on the Nasdaq Capital Market or another national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that present our current expectations or forecasts of future events. These statements do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products and services, the cost, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	our ability to successfully implement our growth strategies;

●	our ability to expand existing products and service offerings or launch new products and service offerings;

●	our ability to achieve or maintain profitability in the future;

●	geopolitical events and general economic conditions;

●	our ability to grow complementary products and service offerings;

●	our ability to adequately integrate past and future acquisitions into our business;

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●	our ability to respond to decreases in demand for private aviation services and changes in customer preferences;

●	our ability to operate in a competitive market;

●	the impact of the COVID-19 pandemic on our business and financial condition;

●	our ability to retain or attract key employees, including our Chief Executive Officer, Ricky Sitomer, or other highly qualified personnel;

●	our ability to build and maintain strong brand identity for our products and services and expand our customer base;

●	our ability to respond to a failure in our technology to operate our business;

●	our ability to obtain financing or access capital markets in the future;

●	our ability to respond to existing or new adverse regulations or interpretations thereof;

●	our ability to successfully defend litigation or investigations;

●	the impact of changes in U.S. tax laws;

●	our public securities’ potential liquidity and trading; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares that we are offering will be approximately $10.1 million (or approximately 11.7 million if the underwriter exercises its option to purchase additional shares of common stock from us in full), based on an estimated offering price of $4.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds of this offering for acquisitions of aviation companies or private planes, repayment of debt, payment of outstanding excise taxes including interest and penalties, working capital and other general corporate purposes.

Each $1.00 increase or decrease in the estimated public offering price of $4.00 per share would increase or decrease our net proceeds from this offering by approximately $2.88 million, assuming that the number of shares offered by us remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,000,000 in the number of shares offered by us would increase or decrease our net proceeds from this offering by approximately $4 million, assuming no change in the estimated public offering price per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

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We believe that the net proceeds from this offering together, along with our current cash position, will be sufficient to fund our operations for at least the next 12 months, although we cannot assure you that this will occur.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our common stock is currently quoted on the OTC Pink under the trading symbol “JETR.” Quotations on the OTC reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions. On January 19, 2023, the last reported sale price for our common stock on the OTC Pink was $0.02 ($0.12 giving effect to the Reverse Stock Split.

The following table sets forth the high and low bid information for each quarter within the fiscal years ended December 31, 2022 and 2021, as best we could estimate from publicly-available information (giving effect to the Reverse Stock Split). The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

Fiscal Year 2022:	High	Low
First Quarter (January 1 – March 31)	$0.99	$0.04
Second Quarter (April 1 – September 30)	$0.58	$0.39
Third Quarter (July 1 – September 30)	$0.54	$0.21
Fourth Quarter (October 1 – December 31)	0.25	0.11

Fiscal Year 2021:	High	Low
First Quarter (January 1 – March 31)	$2.64	$0.54
Second Quarter (April 1 – September 30)	$2.34	$0.96
Third Quarter (July 1 – September 30)	$1.86	$1.08
Fourth Quarter (October 1 – December 31)	$2.04	$0.60

Nasdaq Listing Application

In connection with this offering, we have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “JETR,” which listing is a condition to this offering. If our listing application is approved, we expect to list our common stock offered in this offering on Nasdaq upon consummation of this offering, at which point our common stock will cease to be traded on the OTC. There can be no assurance that our listing application will be approved. This offering will occur only if Nasdaq or another securities exchange approves the listing of our common stock and warrants. If Nasdaq or another U.S. securities exchange does not approve the listing of our common stock and warrants, we will not proceed with this offering. There can be no assurance that our common stock will be listed on the Nasdaq or another securities exchange. For more information see the section “Risk Factors.”

Holders

As of January 19, 2022, there were 108,127,985 (18,021,331 giving effect to the Reverse Stock Split) shares of common stock issued and outstanding and 747 stockholders of record of our common stock. The number of stockholders of record does not include certain beneficial owners of our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Transfer Agent

Our transfer agent is Securitize Markets, LLC (formerly known as Pacific Stock Transfer Company) with offices located at 6725 Via Austi Pkwy Suite 300, Las Vegas, NV 89119. The transfer agent’s telephone number is 800-785-7782 and website is securitize.io.

Dividend Policy

To date, we have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our Board and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

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CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of September 30, 2022. Such information is set forth on the following basis:

•	actual basis;

•	on a pro forma basis to reflect the cancellation of all of Series A convertible preferred shares outstanding and the issuance of 12,979,908 shares of common stock in November 2022;

•	on a pro forma as adjusted basis, giving further effect to significant transactions in connection with the offering as follows and which are each identified by the following (a) and (b) letters in the Pro Forma As Adjusted (unaudited) column of the table set forth below: (a) the issuance of 2,875,000 shares of common stock in this offering at an assumed public offering price of $4.00 per share and after deducting the estimated underwriting discounts and commission and estimated offering expenses payable by us for a total of $10,115,000; and (b) the issuance of 771,006 shares of Series D Preferred Stock shares prior to the offering.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus. The share and per share information in the following discussion does not reflect the proposed reverse stock split of the outstanding common stock that is expected to occur prior to the effective date of the registration statement of which this prospectus forms a part.

	Actual
	(unaudited) September 30, 2022	Pro Forma (unaudited)	Pro Forma As Adjusted (unaudited)
Cash and cash equivalents	$258,291	$-	$10,373,291

Long term debt, including current portions:
Paycheck protection loan, SBA Loan (current)	35,092	-	35,092
Notes payable, net of discount	1,234,106	-	1,234,106
Paycheck protection loan, SBA Loan	55,524	-	55,524
Total debt	1,324,722	-	1,324,722

Temporary Equity:
Convertible preferred shares, 2,000,000 authorized; $0 par value; 721,106 Series A Convertible Preferred shares issued and outstanding as of September 30, 2022; nil Series A Convertible Preferred shares issued and outstanding on a pro forma as adjusted basis	16,325,857	(16,325,857)	-

Stockholders' equity
Preferred shares, 2,000,000 authorized; $0.001 par value; nil Series D Preferred shares issued and outstanding as of September 30, 2022; 771,006 Series D Preferred shares issued and outstanding on a pro forma as adjusted basis	-	-	771	b
Common stock, $0.001 par value, 9.0 billion shares authorized, 30,248,537 issued and outstanding as of September 30, 2022, 111,002,985 shares issued and outstanding on a pro forma as adjusted Basis	30,249	77,879	111,003	a, b
Common stock to be issued	510		510
Additional paid-in capital	3,480,576	16,247,978	29,839,908	a, b
Accumulated deficit	(24,195,313)	-	(24,195,313)
Total Stockholders' (deficit) equity	$(20,683,978)	$16,325,857	$5,756,879

Total Capitalization	$(3,033,399)	$-	$7,081,601

Each $1.00 increase or decrease in the estimated public offering price of $4.00 per share would increase or decrease, as applicable, our cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $2.65 million, assuming that the number of shares offered by us remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase or decrease of 1,000,000 shares to the shares offered by us in the offering would increase or decrease the amount of our cash and total stockholders’ equity by approximately $3.68 million, assuming a public offering price of $4.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The above discussion and the table above is based on 30,248,537 outstanding shares of common stock as of September 30, 2022, and excludes (on a post split basis):

•	93,056 shares of common stock issuable upon conversion of Convertible Promissory Notes held by one lender, in the principal amount of $600,225;

•	10,000 shares issuable as penalty shares by one lender, in the principal amount of $200,000; and

•	833,333 shares of common stock issuable upon the exercise of 833,333 stock options at an exercise price of $0.08/share or on a cashless basis for consulting services expiring on March 3, 2025 and valued at $998,938 upon the date of issuance.

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Prior to the consummation of this offering, we expect to effect the Reverse Stock Split. No fractional shares of the Company’s common stock will be issued as a result of the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share.

Unless otherwise stated, all information in this prospectus assumes:

•	no exercise of the underwriters’ over-allotment option to purchase additional shares;

•	no exercise of the warrants to be issued to the representative of the underwriters in connection with this offering as described in the “Underwriting — Representative’s Warrants” section of this prospectus; and

•	the completion of the Reverse Stock Split. Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects a proposed reverse stock split of the outstanding common stock at a 1-for-6 ratio to occur prior to the effective date of the registration statement of which this prospectus forms a part.

DILUTION

If you invest in our securities, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share you pay in this offering and the as adjusted net tangible book value per share of common stock immediately following this offering.

Net tangible book value per common share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Our net tangible book value as of September 30, 2022, was approximately $(4,358,121) or ($0.86) per share of common stock (giving effect to a 1-for-6 reverse stock split), based upon 5,041,423 (giving effect to a 1-for-6 reverse stock split) shares of common stock outstanding.

Our pro forma net tangible book value per share as of September 30, 2022 represents the cancellation of all of Series A convertible preferred shares outstanding and the issuance of 12,979,908 (giving effect to a 1-for-6 reverse stock split) shares of common stock in November 2022, was approximately $(4,358,121), or $(0.24) (giving effect to a 1-for-6 reverse stock split) per share of common stock, based upon 18,021,331 (giving effect to a 1-for-6 reverse stock split) shares of common stock outstanding. This represents an immediate decrease in pro form as adjusted net tangible book value of $0.62 per share to existing stockholders.

After giving effect to significant transactions in connection with the offering as described on Page 38, “Capitalization” and giving further effect to the sale of shares of common stock in this offering, at the assumed offering price of $4.00 per share and after deducting the underwriting discount and commission and our estimated offering expenses, our as adjusted net tangible book value as of September 30, 2022, would have been $5,756,879 or $0.28 per share of common stock, based upon 20,896,331 (giving effect to a 1-for-6 reverse stock split) shares of common stock outstanding. This represents an immediate increase in net tangible book value (deficit) of $0.52 per share to existing stockholders and an immediate dilution of $3.72 per share to new investors purchasing shares in the offering. If the public offering price is higher or lower than the estimated public offering price, the dilution to new investors will be greater or lower, respectively.

The following table illustrates this per share dilution:

Assumed public offering price per common share	$4.00
Net tangible book deficit value per share as of September 30, 2022	$(0.86)
Decrease in pro forma net tangible book value per common share	$0.62
Pro forma net tangible book value per common share	$(0.24)
Increase in pro forma as adjusted net tangible book value per share attributable to new investors	$0.52
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$0.28
Dilution in net tangible book value per share to new investors	$3.72

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If the underwriter’s overallotment option is exercised in full, the pro forma as adjusted net tangible book value following the offering will be $0.34 per share, and the dilution to new investors in the offering will be $3.66 per share.

A $1.00 increase (decrease) in the estimated public offering price of $4.00 per share would result in an incremental increase (decrease) in our pro forma as adjusted net tangible book value of approximately $2.65 million or approximately $0.13 per share, and would result in an incremental increase (decrease) in the dilution to new investors of approximately ($0.13) per share, assuming that the number of shares of our common stock sold by us in this offering remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares of common stock we are offering in this offering. An increase (decrease) of 1,000,000 shares in the estimated number of shares of common stock sold by us in this offering would result in an incremental increase (decrease) in our as adjusted net tangible book value of approximately $3.68 million, or approximately $0.16 per share, and would result in an incremental increase (decrease) in the dilution to new investors of $(0.16) per share, assuming that the estimated public offering price of the common stock remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The above discussion and the table above are based on 30,248,537 (5,041,423 giving effect to the Reverse Stock Split) outstanding shares of common stock as of September 30, 2022, and excludes (on a post split basis):

•	93,056 shares of common stock issuable upon conversion of Convertible Promissory Notes held by one lender, in the principal amount of $600,225;

•	10,000 shares issuable as penalty shares by one lender, in the principal amount of $200,000; and

•	833,333 shares of common stock issuable upon the exercise of 833,333 stock options at an exercise price of $0.08/share or on a cashless basis for consulting services expiring on March 3, 2025 and valued at $998,938 upon the date of issuance.

Prior to the consummation of this offering, we expect to effect the Reverse Stock Split. No fractional shares of the Company’s common stock will be issued as a result of the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share.

Unless otherwise stated, all information in this prospectus assumes:

•	no exercise of the underwriters’ over-allotment option to purchase additional shares;

•	no exercise of the warrants to be issued to the representative of the underwriters in connection with this offering as described in the “Underwriting — Representative’s Warrants” section of this prospectus; and

•	the completion of the Reverse Stock Split. Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects a proposed reverse stock split of the outstanding common stock at a 1-for-6 ratio to occur prior to the effective date of the registration statement of which this prospectus forms a part.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the “Summary Statements of Operations Data” and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus particularly on page 16 entitled “Risk Factors.”

Overview

The Company is a private jet brokerage business. Our general business model is brokering charter flights for clients’ needs.

Key Factors Affecting our Performance

As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods, and our results of operations may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting our results of operations.

Known Trends and Uncertainties

COVID-19

COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, has driven the implementation and continuation of significant government-imposed measures to prevent or reduce its spread, including travel restrictions, “shelter in place” orders, and business closures. We experienced an increase in the demand for some of our private charter services due to travel restrictions that significantly reduced the number of commercial airline passengers.

After a significant decrease in the U.S. in total new COVID-19 infections with recent minor increase; it is unknown whether such decrease will continue, new strains of the virus will cause numbers to increase, currently projected vaccine efficacy numbers will hold, or new strains of the virus will become dominate in the future, and/or whether jurisdictions in which we operate, will issue new or expanded stay-at-home orders, or how those orders, or others, may affect our operations. Currently, the Company anticipates that the uncertainty of COVID-19 will continue to have a favorable impact on sales for the foreseeable future, except increased competition combined with customer resistance to increase sales to offset fuel costs may impact the cost of services.

During the initial outbreak of the COVID-19 pandemic during the first quarter of 2020, we experienced a 12.3% decline in flight revenue, but as the pandemic continued flight revenue increased approximately 107% during April and June 2020 over the same period of the previous year; and approximately 143.9% increase of flight revenue during July and September 2020 over the same period of the previous year; approximately 90.4% during October and December 2020 over the same period of the previous year. During the first quarter and second quarter of 2020, flight revenue included two special cargo flights to transport personal production equipment (“PPE”) generating flight revenue of $650,000 for each flight (“PPE Flight Revenue”). During 2021, flight revenue continued to increase for passenger related travel increasing an average of 41.7% during 2021 over the passenger flight income of 2020. The increase in charter flight revenue was attributed to the average amount billed per flight and in the number of flights which increased from 258 in 2019 before the outbreak of COVID-19 to 356 flights during the year ended 2020 and further increased to 402 flights during the year ended 2021. The Company has continued to increase the number of flights into the nine months ending September 30, 2022, with the number of flights increasing from 282 flights during the nine months ending September 30, 2021 to 301 flights during the nine months ending September 30, 2022.

	Three Months Ending	Three Months Ending	Three Months Ending	Three Months Ending
Net Revenue	March 31,	June 30,	September 30,	December 31,
2019	$1,714,398	$1,379,434	$1,237,452	$908,443

2020	$1,504,367	$2,859,068	$3,017,586	$1,729,863
Percentage of Change	-12.3%	107.3%	143.9%	90.4%
2021	$2,608,637	$2,420,370	$2,973,065	$3,171,214
Percentage of Change	73.4%	-15.3%	-1.5%	83.3%
2022	$5,539,307	$3,837,825	$3,866,103	N/A
Percentage of change	112.3%	58.6%	30.0%	N/A

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Geopolitical Conditions

Recently, Russia initiated significant military action against Ukraine. In response, the U.S. and certain other countries imposed significant sanctions and export controls against Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations, and the U.S. and certain other countries could impose further sanctions, trade restrictions, and other retaliatory actions should the conflict continue or worsen. It is not possible to predict the broader consequences of the conflict, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof as well as any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports, is likely to cause regional instability, geopolitical shifts, and could materially adversely affect global trade, currency exchange rates, regional economies and the global economy. The situation remains uncertain, and while it is difficult to predict the impact of any of the foregoing, the conflict and actions taken in response to the conflict could increase our costs, reduce our sales and earnings, impair our ability to raise additional capital when needed on acceptable terms, if at all, or otherwise adversely affect our business, financial condition, and results of operations.

Results of Operations

Comparison of Nine Months Ended September 30, 2022 and 2021

Sales

Sales totaled $13,243,235for the nine months ended September 30, 2022, compared to $8,002,071 for the nine months ended September 30, 2021. The increase of $5,241,164 was driven by the increase in charter flight revenue related to continued increased activity in the private airline industry related to COVID-19 and the increase in passenger travel demand. The increase in charter flight revenue was attributed to an increase in the average amount billed per flight and in the number of flights conducted. The total flights conducted during the nine months ended September 30, 2022 was 301, an increase of 19 flights from the nine months ended September 30, 2021, in which 282 flights were conducted.

Although commissions from aircraft sales are sporadic and infrequent, it is the intent of management to continue to provide clients with the service of brokering the sale of aircraft from which the Company will be entitled to a commission on the sale of such aircraft. There was $0 and $492,320 revenue from the commissions on the sale of aircraft during the nine months ended September 30, 2022 and 2021, respectively.

Cost of Goods Sold

Cost of goods sold totaled $11,402,646 for the nine months ended September 30, 2022, compared to $6,491,155 for the nine months ended September 30, 2021. The increase of $4,911,491 was entirely caused by the increase in the cost of charter flight expense (including expenses related to inflation such as the cost of fuel) incurred as a result of the increase in charter flight revenue. There was zero cost of goods sold attributed to commissions from aircraft sales for either period. The primary expenses included in cost of goods sold are the cost of flight operators less any refunds received from flight operators caused by a mechanical failure or cancellation ancillary flight service costs such as car transportation, food and beverage catering, de-icing of aircraft as a result of inclement weather when applicable, and other costs associated with the flight.

Gross Profits

The resulting gross profits totaled $1,840,589 for the nine months ended September 30, 2022, compared to $1,510,916 for the nine months ended September 30, 2021. The increase of $329,673 was largely driven by a $492,320 decrease in the gross profits attributed commissions on aircraft sales offset by a $644,353 increase gross profits from charter flight income during the period. The number of flights attributable to gross profit during the nine months ended September 30, 2021 was 282, and increased by 19, to 301 flights attributable to gross profit during the nine months ended September 30, 2022. The gross profit margin decreased to approximately 13% from 19% for the nine months ended September 30, 2022 and 2021, respectively, primarily due to the increase in airline fuel costs that was not fully passed along to the customers.

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Commissions

Commissions totaled $662,868 for the nine months ended September 30, 2022, compared to $274,909 for the nine months ended September 30, 2021. The increase of $387,959 was largely driven by the increase in charter flight revenue. All commissions expenses were attributed to revenues derived from charter flight income during both periods. No commissions expenses were attributed to commissions from aircraft sales for either period. The total commissions expense due to SMS Private Jets LLC were $214,000 and $204,500 for the nine months ended September 30, 2022, and 2021, respectively. The remaining $448,868 and $70,409 for the nine months ended September 30, 2022 and 2021, respectively, was commissions expense due to independent contractors and other third-party agents. Commissions are determined at the time a flight is booked by a client. No specific agreement exists between the Company and SMS Private Jets LLC, independent contractors or agents. Commission rates and commission amounts are established at the time each flight is booked. Commissions are earned based upon a percentage of the differential between the gross flight revenue less any flight revenue expenses (the “net flight revenue” or “commercial spread”).

Selling and Marketing

Selling and marketing expense totaled $210,327 for the nine months ended September 30, 2022, compared to $212,550 for the nine months ended September 30, 2021. The slight decrease of $2,223 was driven by a decrease in online marketing during the period. All selling and marketing expense was attributed to revenues derived from charter flight income during both periods. No selling and marketing expense is attributed to commissions from aircraft sales for either period.

General and Administrative

General and administrative expense totaled $1,335,868 for the nine months ended September 30, 2022, compared to $1,121,510 for the nine months ended September 30, 2021. The increase of $214,358 was largely driven by increases of $332,444 in taxes and licenses expense, $97,467 in legal and professional expenses, $31,248 in rent, $42,194 in office expense, $3,713 in meals and entertainment expenses, and $900 in insurance expense; offset by decreases of $97,586 in other expenses, $175,521 in compensation expenses, $13,986 in bank fees, and $6,514 in travel expenses. All general and administrative expense was attributed to other corporate activities during both periods. No general and administrative expense was attributed to commissions from aircraft sales or flight income for either period.

Stock Compensation

Stock compensation expense totaled $21,720 for the nine months ended September 30, 2022, compared to $126,000 for the nine months ended September 30, 2021. The decrease of $104,280 was driven by decreased common stock issued for consulting services performed (the fair value of $21,720 for 300,000 shares of common stock issued during the nine months ending September 30, 2022, compared to the fair value of $126,000 for 550,000 shares of common stock issued during the nine months ending September 30, 2021).

Operating Loss

Operating losses totaled $390,194 for the nine months ended September 30, 2022, compared to operating losses of $224,052 for the nine months ended September 30, 2021. The increase of $166,141 was driven by the increase of $5,241,164 in sales ($13,243,235 in 2022 compared to $8,002,071 in 2021), and a decrease in stock-based compensation of $104,280; offset by an increase of $4,911,491 of cost of goods sold, an increase of $387,959 of commissions expense, $214,358 of general and administrative expenses, and a decrease $2,223 of selling and marketing expense.

Other Income and Expenses

The Company recorded other expense of $138,702 for the nine months ended September 30, 2022, compared to other income of $12,358 recorded for the nine months ended September 30, 2021. Net other expense increased by $151,061 as a result of an increase of interest expense in the amount of $47,989 and a decrease of gain on the extinguishment of debt by $103,072.

Comparison of Year ended December 31, 2021 and 2020

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Sales

Sales totaled $11,173,286 for the year ended December 31, 2021, compared to $9,110,884 for the year ended December 31, 2020. An increase of $2,062,402 was largely driven by the increase of $1,570,082 in charter revenue and $492,320 in commissions from aircraft sales. This increase in charter revenue was largely driven due an increase in the continued demand related to COVID-19. The increase in charter flight revenue was attributed to the average amount billed per flight and in the number of flights which increased by 46 flights to 402 flights in 2021 compared to 356 flights in 2020 an increase from a total of 258 flights in 2019. Although commissions from aircraft sales are sporadic and infrequent, it is the intent of management to continue to provide clients with the service of brokering the sale of aircraft from which the Company will be entitled to a commission on the sale of such aircraft.

Cost of Goods Sold

Cost of goods sold totaled $9,325,547 for the year ended December 31, 2021, compared to $7,365,198 for the year ended December 31, 2020. The increase of $1,960,349 was largely driven by the increase in the cost of charter flight expense incurred during the period related to the increase in charter revenue. There was zero cost of goods sold attributed to commissions from aircraft sales for either period. The primary expenses included in cost of goods sold is the cost of flight operators less any refunds received from flight operators caused by a mechanical failure or cancellation ancillary flight service costs such as car transportation, food and beverage catering, de-icing of aircraft as a result of inclement weather when applicable and other costs associated with the flight.

Gross Profits

The resulting gross profits totaled $1,847,739 for the year ended December 31, 2021 compared to $1,745,686 for the year ended December 31, 2020. The increase of $102,053 was largely driven by a $492,320 decrease in the gross profits attributed commissions on aircraft sales offset by a $594,373 decrease gross profits from charter flight income during the period.

Commissions

Commissions totaled $685,851 for the year ended December 31, 2021, compared to $902,212 for the year ended December 31, 2020. The decrease of $216,361 was largely driven by the commissions earned and paid to SMS Private Jets LLC, owned by the CEO. The total commissions paid to SMS Private Jets LLC was $322,500 and $293,551 for the year ended December 31, 2021 and 2020, respectively. There are no oral or written agreements pursuant to which SMS Private Jets LLC gets paid a certain rate. Mr. Sitomer determines how much SMS Private Jets LLC gets paid. Mr. Sitomer also determines the commission level he is paid, and such commission level is below that of third-party brokers. The remaining $363,351 and $608,661 for the years ended December 31, 2021 and 2020, respectively in total commissions was paid to independent contractors and other third-party agents. Commissions are determined at the time a flight is booked by a client. No specific agreement exists between the Company and SMS Private Jets LLC, independent contractors or agents. Commission rates and commission amounts are established at the time each flight is booked. Commissions are earned based upon a percentage of the differential between the gross flight revenue less any flight revenue expenses (the “net flight revenue” or “commercial spread”).

Selling and Marketing

Selling and marketing expense totaled $296,910 for the year ended December 31, 2021, compared to $133,043 for the year ended December 31, 2020. The increase of $163,867 was largely driven by online marketing.

General and Administrative

General and administrative expense totaled $1,443,966 for the year ended December 31, 2021, compared to $1,024,401 for the year ended December 31, 2020. The increase of $419,565 was largely driven by increases of $130,410 in taxes and license expense mainly due to an additional reserve for penalties associated with federal excise tax, $76,813 in miscellaneous expenses related to overall increase in operations related to sales increase, $62,794 in legal and professional fees related associated with commercialization activities and additional costs associated with being publicly listed, plus $55,265 in compensation expense, $45,288 in bank fees, $23,049 in rent expense, $11,836 in office expenses, $11,137 in meals & entertainment expenses, $6,950 in travel costs associated with over an increase in revenues, offset by a decrease of $3,977 in insurance expenses.

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Stock Compensation

Stock compensation expense totaled $186,000 for the year ended December 31, 2021, compared to $1,035,338 for the year ended December 31, 2020. The decrease of $849,338 was largely driven by 833,333 stock options issued as compensation issued during 2020 with a fair value of $998,938, offset by an increase in stock compensation in 2021 related to 41,667 warrants issued in 2021 for services with a fair value of $60,000 and the remaining increase of $89,600 for common stock issued for services increased by (the fair value of $126,000 for 91,667 shares of common stock issued in 2021 compared to the fair value of $38,600 for 46,667 shares of common stock issued in 2020.)

Other Income and Expenses

The Company recorded other expense of $10,178 for the year ended December 31, 2021, compared to other expense of $184,835 recorded for the year ended December 31, 2020. Net expense decreased by $174,657 as a result of a decrease of interest expense in the amount of $33,585, a decrease of interest income of $110 offset by an increase of gain on the settlement of debt in the amount of $141,182.

Liquidity and Capital Resources

To date, we have incurred substantial operating losses from our activities. We expect operating costs will increase significantly as we incur costs associated with commercialization activities and additional costs associated with being publicly listed. To date, we have funded our operations via our revenues, advances from related parties, and loans. In 2017, Mr. Sitomer’s father lent the Company $100,000. In 2018 and 2019, Mr. Sitomer’s father lent more money to the Company via the use of his credit card. The balance on both the loan and the credit card charges as of September 30, 2022, was $43,456. Mr. Sitomer’s father gets paid back $2,500 per month. There is no maturity date for the loan or the credit card charges.

The Company had negative working capital of $4,302,597 and $3,772,700 as of September 30, 2022 and December 31, 2021, respectively. As of September 30, 2022, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to achieve profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

We have included a going concern provision in our financial statements as of September 30, 2022 and December 31, 2021, expressing substantial doubt that we can continue as an ongoing business for the next twelve months without additional financing without raising additional capital as contemplated in this offering. We will need to raise significant additional capital to fund commercialization activities. The source, timing and availability of any future financing will depend principally upon market conditions. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate our market entry strategy. The Company does not currently believe it has enough money, or will have enough revenues, to fund operations for the next 12 months. The Company believes it will be required to raise money via the issuance of debt or equity, however, if this offering closes, it will be able to fund its operations for the next 12 months with the net proceeds of this offering.

Notes payable are summarized as follows:

		As of September 30,	As of December 31,
		2022	2021
Notes payable	(1)	$213,643	$210,457
Notes payable	(2)	333,713	1,060,726
Convertible Note	(3)	626,945	585,808
Convertible Note	(4)	4,874	6,798
Convertible Note	(5)	54,932	51,192
Total Notes Payable		$1,234,107	$1,914,981

Paycheck protection loan, SBA Loan (current)		35,092	27,716
Paycheck protection loan, SBA Loan (long-term)		55,524	87,948
Total PPP Loans	(6)	$90,616	$115,664

(1)	On July 18, 2019, the Company entered into a promissory note agreement with a lender with a principal balance of $200,000 bearing interest at 2.13% per annum maturing within one year maturing on October 20, 2019 upon which if the note is not repaid, the lender will receive 10,000 shares of the Company's common stock monthly (See Note 5 – Stockholders’ Equity, Common Stock to be Issued) with accumulated accrued interest as of September 30, 2022 and December 31, 2021 in the amounts of $12,569 and $10,457, respectively. This note is in default.

(2)	On August 10, 2021, the Company entered into three promissory note agreements with an aggregate principal balance of $1,050,000 with net proceeds of $1,000,000 and debt discount of $50,000. The effective interest rate of the notes is 5% and mature within one year including accrued interest as of September 30, 2022 and December 31, 2021 in the amounts of $65,932 and $41,137, respectively. The unamortized debt discount as of September 30, 2022 and December 31, 2021 is in the amounts of $5,616 and $30,411, respectively. The loan is secured by 2,500,000 shares of common stock in the Company. This note is in default. The note has a late payment fee of $50,000 due to the lender upon the loan being in default. The Company may repay a portion of the note with the use of charter flight credits to the lender. On August 31, 2022, subsequent to quarter end, the Company paid off $200,000 of the outstanding balance in the form of flight credits that were used by the lender in September 2022.

(3)	In 2021, the Company entered into three promissory note agreements with a single lender with an aggregate principal balance of $550,000. The effective interest rate of the notes is 10% and mature within one year between June and August 2021 including accrued interest as of September 30, 2022 and December 31, 2021, in the amounts of $63,082 and $35,808, respectively. These notes are in default.

(4)	In 2017, the Company entered into a convertible promissory note agreement with a lender with a principal balance of $11,425 bearing interest at 12% per annum maturing within one year convertible into shares of the Company’s common stock at conversion rate of $0.001/share. This beneficial conversion feature was limited to the face value of the note recorded and interest expense. The Lender previously converted $2,000 and $6,000 in the quarter ended March 31, 2022 and the year ended December 31, 2021, respectively, in exchange for 2,000,000 and 6,000,000 shares of the Company’s common stock, respectively, with a remaining balance including accrued interest. As of September 30, 2022 and December 31, 2021, combined principal and accrued interest balances were in the amounts of $4,867 and $6,798, respectively. This note is in default.

(5)	On October 5, 2021, the Company entered into a convertible promissory note agreement to borrow $50,000 with a maturity date of October 5, 2022 bearing an interest rate of 10% percent per annum with a conversion rate of $1.50/share. The effective interest rate of the note is 5% and matures within one year including accrued interest. As of September 30, 2022 and December 31, 2021, principal and accrued interest were in the amounts of $3,671 and $1,192, respectively.

(6)	On May 7, 2020, the Company was granted $157,520 (the “PPP loan”) from Bank of America, pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act. The PPP loan matures on May 7, 2025, bears interest at a rate of 1% per annum, and is unsecured and guaranteed by the U.S. Small Business Administration (SBA). In accordance with the PPP Flexibility Act, the Company applied for loan forgiveness and $38,110 was forgiven during October 2021. As of September 30, 2022 and December 31, 2021, the balance due including interest was $99,207 and $115,664, respectively.

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Cash Flows for the Nine Months Ended September 30, 2022 and 2021

The following table provides detailed information about our net cash flows for the periods indicated:

	For the Nine Months Ended September 30,
	2022	2021
Net cash (used in) provided by operating activities	$(187,767)	$(285,153)
Net cash (used in) provided by investing activities	-	-
Net cash (used in) provided by financing activities	(825,238)	1,341,180
Net (decrease) increase in cash and cash equivalents	$(1,013,005)	$1,056,027

Operating Activities

During the nine months ended September 30, 2022, operating activities used $187,767 of cash, due to our net loss of $528,896, offset by non-cash expenses of approximately $150,738 principally related to accrued interest on notes payable of $90,904, amortization of debt discount of $30,411, issuance of common stock for services of $21,720, and stock options for services of $7,703. Cash used by changes to net working capital items of approximately $190,391 principally related to cash outflows from the reduction in customer deposits of $447,138, accounts receivable of $313,107, accounts payable – related party of $22,723, and accounts payable and accrued expenses of $131,988; offset by cash inflows from changes in the federal excise tax payable of $829,613, and in prepaid expenses and other current assets of $275,734.

During the nine months ended September 30, 2021, operating activities used $285,153 of cash, due to our net loss of $1,421,009, offset by non-cash expenses of approximately $1,351,877, principally related to the issuance of common stock for services of $126,000, accrued interest on notes payable of $65,016, and stock options issued for services of $21,400; and gain on settlement of debt of approximately $1,106,243. Cash used by changes to net working capital items of approximately $216,021 was principally related to cash outflows from the reduction in customer deposits of $334,071, accounts payable and accrued expenses of $116,217, and $42,307 in accounts payable – related party; offset by cash inflows from changes in the federal excise tax payable of $ 176,124, accounts receivable of $50,000, and prepaid expenses and other current assets of $50,450.

Financing Activities

During the nine months ended September 30, 2022, net cash used by financing activities was $825,238, principally related to the repayment of notes payable of $825,238.

During the nine months ended September 30, 2021, net cash provided by financing activities was $1,341,180, principally related to the proceeds from note payable of $1,536,180 offset by the repayment of notes payable of $195,000.

Cash Flow for the Year Ended December 31, 2021 and 2020

The following table provides detailed information about our net cash flows for the periods indicated:

	For the Year Ended December 31,
	2021	2020
Net cash provided by (used in) provided by operating activities	$(460,191)	$324,064
Net cash (used in) provided by investing activities	-	-
Net cash (used in) provided by financing activities	1,385,373	79,844
Effect of the exchange rate change on cash and cash equivalents	-	-
Net increase in cash and cash equivalents	$925,182	$403,908

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Operating Activities

During the year ended December 31, 2021, operating activities used $460,191 of cash, due to our net loss of $775,166, offset by non-cash expenses of approximately $77,625 principally related to share-based compensation expense of $126,000, warrants granted as compensation; and amortization of our debt discount of approximately $33,218; offset by our gain on settlement of debt of approximately $103,072 and $38,521 for the forgiveness of SBA payroll protection program loans. Cash used by changes net working capital items of approximately $237,350 principally related to cash outflows from the reduction in pre-paid expenses of $240,367; changes customer deposits of $119,314; and $49,807 related to a reduction in accounts payable – related party; offset by cash inflows from changes in accounts receivable of $50,000, accounts payable and accrued expenses of $132,892 and the increase in federal excise tax payable of $463,946.

Financing Activities

During the year ended December 31, 2021, net cash provided by financing activities was $1,385,373, principally related to the proceeds from note payable of $1,586,109 offset by the repayment of notes payable of $200,737.

Recently Issued Accounting Pronouncements

We have reviewed the FASB issued ASU accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We have carefully considered the new pronouncements that alter previous generally accepted accounting principles and do not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term with the exception of those disclosed below. The applicability of any standard is subject to the formal review of the Company’s financial management.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40).” This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock. As well as amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. This standard is effective for us on July 1, 2022, including interim periods within those fiscal years. Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company is currently assessing the impact the new guidance will have on our financial statements.

BUSINESS

Overview

Star Jets International is a private jet charter broker. Richard Sitomer (“Ricky Sitomer”), our Chief Executive Officer and Chairman of the Board, is, we believe, one of the most knowledgeable leaders in the private jet and charter industry. In 2001, Mr. Sitomer co-founded Blue Star Jets, LLC (“Blue Star Jets”), one of the most recognized jet charter companies in the private aviation space. While Mr. Sitomer was Blue Star Jets’ Chief Executive Officer from 2001 to 2016, it generated over $800 million in revenue in that sixteen (16) year period, based on, we believe, Mr. Sitomer’s knowledge and experience as Chief Executive Officer. Blue Star Jets established “Private Jet Brokerage and Charter” as, we believe, the most efficient model for accessing private jets. We believe that Blue Star Jets pioneered the jet charter business and led the industry.

Since founding Start Jets International in October 2017, Mr. Sitomer has applied his extensive knowledge of the private jet and charter industry, and enhanced the Company’s business model through innovation and development. For instance, the Company has developed a new real time “Booking Engine” online through a free Apple IOS and Android app called Star Jets International JETR, with a view to becoming the premier private jet brokerage firm in the world. The Company’s goal is to be the new “Priceline, Expedia, Kayak, Booking.com” of private jet charters. By leveraging the Company’s relationships with private jet owners and operators, directly targeting qualified customers, and having a team of technology experts to market directly to the Company’s customers through social media, online marketing efforts and television, we believe we will grow the Company into one of the largest and most successful private jet brokers in the world.

We are improving the traditional business model that has proven to work for many years. We are seeking to gain major market share by creating the first real time “Booking Engine for private jets” for commercial aviation. We believe we will grow the Company very quickly by targeting customers directly and giving them the ability to automatically book their private jet travel online or on the Company’s customized app that has already been built out. The Company offers its clients the flexibility to fly on whatever their needs are for each specific trip. The Company has access to 5,000 aircrafts in the United States and over 15,000 aircrafts worldwide. In addition, the Company is looking to use its currency as a public entity and cash to acquire other charter brokers.

The Company aims to obtain and provide the best available aircraft at the best price for each individual travel need. The Company does not have any specific long-term contract or relationship with any specific operator. Every contract is on a one-off basis for a specific charter. If for any reason an operator cannot fulfill their obligation, the Company will contract with another operator to fulfill a customer’s booked charter.

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Private aviation competition can be summarized as follows:

● Highly Fragmented Supply – Private aviation is highly fragmented with respect to both retail customers and owners and operators of aircraft. The top ten operators in the United States control only 8% of the industry’s capacity. More than 1,800 operators control fewer than 10 aircraft each.

● Complex Operations – Customer demand is geographically spread out, unscheduled and often last-minute. Capacity is constrained due to asset availability, crew duty time limitations, unpredictable weather conditions, stringent regulatory requirements and scheduled and unscheduled maintenance.

● Slow Adoption of New Technology – We believe the lack of investment in technology has left the industry reliant upon outdated technology and means of communication. These technological and communication challenges, exacerbated by industry fragmentation, have created a disconnect between the consumer and operator, with no ability to track and match demand based on real-time location and availability of aircrafts.

● High Customer Frustration Driven by Opaque Pricing – Pricing methodologies are inconsistent and unpredictable, with no clear indication of the variety of factors that drive total cost to consumers. The prevalence of manual quote-and-response models creates delays between flight request and price confirmation. Further, a lack of transparency at the time of booking regarding the true cost of a flight results in surprise surcharges and additional costs after the booking process is completed, and often after the flight.

The points of differentiation for Star Jets International are its ability to secure customers for charters and programs, individualized customer service, pricing structure, and access to a fleet of jets unrivaled by its competitors. We call our programs Skycard programs. They work like debit cards and have no membership fees.

Revenue

The Company operates as a private jet broker with an emphasis on providing superior pricing and personal services to its clientele on a global basis. Leveraging a network of 5,000 private jet operators and access to over 15,000 aircrafts enables the Company to deliver any jet, anytime, anywhere. The private jet operators we contract with are solely responsible for the air transportation arranged on behalf of our clients.

We generate revenue within these main categories:

● Charter Revenue – Flight revenue is generated through jet charter booking fees. These charters are booked by phone through the Company’s customer service team or online through its jet charter booking app called Star Jets International JETR which was launched in 2018. These jet charter booking fees are negotiated as a flat fee with each customer based on market prices and the price to be paid to the charter operator. Variables that comprise the flat fee charged include, but are not limited to, fuel costs, size of the aircraft, and dates of the trip.

● Commissions from Aircraft Sales – The Company generates revenue through fees related to the brokerage of various types of aircraft between buyers and sellers.

● SkyCard Prepaid Flights Plan.

● All private jets, helicopters, air ambulance, air cargo, and concierge services such as catering and car services.

The Company does not own or lease any aircraft or engage in operating a fleet. In lieu of costly membership or fractional ownership programs offered by some competitors, the Company provides a SkyCard plan. The SkyCard plan is designed to cater to the individual needs of each client and eliminates the need to engage in multiple costly fund transfer activity. A SkyCard participant benefits from purchasing a set number of trips within a specified geographical area and a specified range of aircraft models/types at a favorable price. The Company offers three types of SkyCard: (i) our traditional SkyCard, which works like a debit card; (ii) a 25-hour card in a specific aircraft; and (iii) a customized SkyCard program, which includes 20 trips from Teterboro to West Palm Beach.

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A loyal base of approximately 200 high net worth individuals and numerous businesses including financial institutions, hedge funds, entertainment and consumer product companies provide a steady stream of annual revenues.

The Company successfully launched its on-line booking platform and app for the Android and iPhone apps during the fourth quarter of 2018. The platform provides 24-hour global access to the Company’s clientele base and enables the Company to acquire a growing share of the private jet market.

Approximately 90% of the customer base is from On-Demand Charter and 10% of customer base utilizes our SkyCard program. Charter flights do not have any recurring contracts. The number of unique customers increased from 262 in 2020 to 362 in 2021.

Industry and Market Overview

The private jet market has evolved over the years with many different options available. There are fractional programs, which have upfront costs and acquisition fees, 5-year commitments, and monthly management fees. There are also local charter operators and other brokers and programs.

The Company is focused on its core business, high net-worth individuals and businesses that want to fly on private jets, with the emphasis on direct marketing and access to the “Best Planes at the Best Prices.” The Company’s goal is to develop relationships and provide a quality of service that will drive loyalty and growth. Our sales team has a concierge approach to clients, and will know the preferred bottle of wine and the favorite snacks for traveling families. The Company will arrange for any catering or restaurants on board, transportation, be the go-to resource for tickets to entertainment and sports events, villa rentals, yacht charters and anything else they may need.

Many individuals and businesses that were once on the fence are now flying private. Since the beginning of the COVID-19 pandemic, the demand for private jet charters has increased substantially. The Company’s brokerage model reduces costs and opens the market to a broader demographic. Innovative programs that Star Jets International will deploy will focus on making the private jet experience more affordable. Improved affordability and accessibility, in addition to the intrusive security measures at commercial airports, is fueling private charter growth. According to a “Statista.com” article dated December 9, 2021, the private jet industry was worth $24 billion in 2020 and is forecasted to grow to $37 billion by 2028. In this growing market, Star Jets International is poised to gain significant market share. Star Jets International expects to surpass industry growth based upon its industry experience, relationships with the best aircraft and operators, its understanding of digital marketing and direct marketing, and by automating the booking process.

Private aviation, though a large industry with a growing addressable market, continues to be challenged by the difficulties of endemic to pre-digital legacy industries, such as:

●	fragmentation of supply;

●	outdated technology;

●	opaque pricing and inaccessibility;

●	underutilized assets; and

●	inefficient matching of supply with demand.

These challenges present an opportunity, one that is enhanced by tailwinds driving growth across the private aviation industry, including:

●	acceleration in the growth of high-net-worth population;

●	latent demand within an under-penetrated market;

●	favorable consumer trends, including emergence of shared and experience economies; and

●	pandemic-driven shifts in priorities and behavior.

Sales and Marketing

The Company actively engages in online marketing and advertising through a number of service providers such as Google AdWords to attract new clients. We intend to use a portion of the proceeds of this offering to restart our multimedia channels and print media advertising. The advertising campaign is expected to result in an increase in brand awareness and charter flight bookings. Referrals and testimonials from the existing client base are also a contributing driver to the growth in bookings.

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In recent years, digitally enabled marketplaces have driven a seismic shift across many industries, and travel in particular, by facilitating efficient matching of supply and demand. Whether it is Airbnb for lodging, Uber for mobility or booking.com for hotels, each of these companies has introduced a revolutionary platform that connects consumers to providers at scale, fundamentally changing consumer behavior and driving significant addressable market expansion. These shifts, characterized by increased accessibility, pricing transparency and improved asset utilization, have yet to occur in our industry. For much of the private aviation market today, the process of discovering and booking a private flight remains complex, time consuming, opaque and primarily offline. We believe this leaves consumers dissatisfied and inhibits demand. On the supply side, aircraft owners and operators, reliant on brokers or agents to drive customer utilization, suffer from scheduling inefficiencies and challenged economics. For that reason, the Company has developed a specialty “Booking Engine” to assist with the real time online reservations process and the real time booking app. This is user-friendly solution streamlines the initial customer interaction and process and focus on the customer booking directly on the app. The Company intends to also hire in-house technology experts to assist with social media and internet marketing.

With the investments we have made and continue to make in our platform, including through our future acquisitions, we have aggregated a large and growing pool of demand that we are connecting to one of the world’s largest and most diverse fleets of third-party aircraft. Leveraging our industry-leading data and technology platform, our operational expertise, and the scale and density of our network, we believe we are best positioned to connect aircraft supply with flight demand bringing simplicity, efficiencies and market expansion that benefit the entire private aviation ecosystem of flyers, owners and operators of aircraft.

Benefits to Consumers

Benefits to Flyers of Flying Private Charter Through Star Jets International:

● Access and Ease of Use – A simple digital interface offering real-time price discovery and instant booking capabilities based on real-time availability and feasibility.

● More Options – Expansive network of safety-vetted and verified-available aircraft.

● Flexibility – Ability to change your aircraft for whatever your specific travel needs are.

● Transparent and Dynamic Pricing – Advanced algorithms, machine learning and predictive analytics drive real-time trustworthy market-driven trip-by-trip pricing.

● Reduced Cost of Flying – Network efficiencies, scale and productization of empty repositioning legs that together drive lower costs to consumers.

The Company selects operators that are independently audited by either Argus International or Wyvern Ltd, or both which use The International Standard for Business Aircraft Operations (IS-BAO), an industry code of practice for business aviation ground handlers and operators.

The private aviation industry has historically served high-net-worth individuals and corporate customers, allowing flyers to maximize productivity and minimize overall travel time. We believe the private aviation market in the United States represents a massive market opportunity, with an estimated $31 billion of annual spending on passenger charter flights and whole and fractional aircraft. We believe our total addressable market (“TAM”) is considerably greater. Capgemini Financial Services estimates that the number of high-net-worth individuals in North America has grown at an average of 7.9% annually from 2012 through 2018, a trend that is expected to continue. According to a 2019 study from McKinsey & Company, only 10% of individuals that can afford to fly privately (measured as net worth in excess of $10 million) currently do so. According to a Goldman Sachs February 2021 study, consumers who have foregone spending opportunities have amassed “excess” savings of $1.5 trillion that will further fuel post-pandemic spending. Additionally, COVID-19 related stay-at-home and travel quarantine orders have temporarily suppressed corporate travel and spending, which is expected to return over time and further fuel post-pandemic spending.

Corporate earnings, which have historically correlated closely to the utilization of private aircraft, also continue to achieve new all-time highs, just north of $50 billion today. Based on expected growth in global high-net-worth populations and assuming a minor increase in the weighted average penetration rate across the relevant demographics driven by digitization, optimization of supply and demand and simplification of a complex environment, we believe the TAM will continue to grow.

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Growth Strategies

We believe we are only just beginning to reap the benefits of our foundational investments in the business. With our network of aircraft, which is composed of access to over 15,000 aircrafts and thousands of operators around the world, and the power of our marketplace platform, we see many exciting opportunities for future growth.

Increase Customer Flight Spend – We believe we have multiple opportunities to increase our share of our customers’ overall private aviation spend through existing and new products and features (e.g., our recently introduced booking app). We believe that as the COVID-19 pandemic subsides, we will see increased flight activity in our customer base as vacation flying and business travel recover to pre-pandemic levels and above.

Expand into New Geographies – We believe we are well-positioned to build on our market leadership in the United States by selectively expanding into other geographies, namely Europe, the Middle East, Latin America and the Asia-Pacific region, that have a significant number of high-net-worth consumers that we believe are currently underserved by private aviation offerings. Within the United States, we intend to pursue the acquisition of broker opportunities in Los Angeles, Florida, New York, Texas and Chicago. We may pursue global expansion through acquisitions or strategic relationships with existing aircraft owners, operators or other industry participants in those regions and the roll-out of the marketplace app in new markets and/or through potential franchise or licensing opportunities.

Explore Opportunistic Consolidation and Accretive Acquisitions – Following the closing of this offering, we will we will have the opportunity to add scale and/or other capabilities to our network through opportunistic acquisitions and partnerships over time. We may explore opportunities in a number of areas that strengthen, complement or accelerate our business strategy, which could include complementary technology platforms, retail and wholesale charter providers, private aviation brokerage businesses, aircraft management companies or companies with functionality that complements or supports our other business operations, e.g., maintenance or special missions. We expect to be able to explore and execute on such opportunities based on our experience and industry relationships.

Competition

There are many different types of competitors in the private jet industry. There are fractional ownership programs like NetJets and Flight Options. There are membership programs, like Wheels Up and others. There are membership seat programs, such as XO Jet and Blade. In addition, there are other brokerage firms and local operators that manage and own private jets.

We differentiate from these competitors by not charging a membership fee. Also, we secure the best aircraft at the best prices by using a bidding process; the other platforms are more expensive than ours because they own or manage their own aircraft.

Government Regulation

The following paragraphs summarize the roles of some of the most prominent domestic regulators of our business. This is not intended to be an exhaustive list of every regulator or of every rule overseen by these regulators.

The FAA is the principal regulator of safety matters in the aviation industry. The FAA’s regulations touch on many aspects of civil aviation, such as:

● the design and manufacturing of aircraft, engines, propellers, avionics, and other key components (collectively the “aircraft,” as used below), including engine noise and other environmental standards;

● the inspection, maintenance, repair and registration of aircraft;

● the training, licensing or authorizing, and performance of duties by pilots, flight attendants, and maintenance technicians;

● the testing of safety-sensitive personnel for prohibited drug use or alcohol consumption;

● the design, construction, and maintenance of runways and other airport facilities;

● the operation of air traffic control systems, including the management of complex air traffic at busy airport facilities;

● the certification and oversight of air carriers;

● the establishment and use of Safety Management Systems by air carriers;

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●  the promotion of voluntary systems to encourage the disclosure of data that may aid in enhancing safety; and

● the oversight and operational control of air carriers by their accountable managers, directors of operations, and directors of maintenance, and other key personnel.

As the operator of our nation’s air traffic control system, the FAA has an especially important role to play in the management of air traffic, including congestion at the busiest airports and in the busiest air corridors. Also, in the case of a security threat, unusual environmental risk, or other emergency, the FAA has power to shut down segments of airspace or even the entire U.S. airspace to civilian use, as occurred on September 11, 2001.

As an agency of the Department of Homeland Security (“DHS”), the U.S. Transportation Security Administration (the “U.S. TSA”) is the principal regulator of security matters in the aviation industry. Among other things, the U.S. TSA regulates the standard security programs in use by U.S. airports and by air carriers. These programs include elements relating to the training of flight crews, checking the identity and screening of passengers, application of security watchlists, and cooperation in threat assessments and responses.

The Environmental Protection Agency (“EPA”) is the principal environmental regulator. In January 2021, the EPA promulgated new rules relating to the greenhouse emissions from carbon fuels used in aircraft engines. This will bring about a change in future aircraft engine designs and approvals and eventually lead to a turnover in which engines may remain in use in future years. This area of regulation is not yet settled. It still is subject to change based on domestic and international pressures to address the perceived needs of our global environment, making it impossible to say with any degree of certainty how such developments might impact our business in the future.

The vast majority of airports where we fly are owned and operated by state and local government entities. These airport authorities have the right to impose certain safety, security, and other regulations so long as they do not conflict with federal law. As the owners of the land on which the airport facilities are built, airport authorities also have extensive property rights that empower them to impose conditions on leasing and using airport facilities. The terms on which an airport authority might lease or allow use of its property can, at times, be on terms less favorable than would be customary for real estate transactions outside of an airport environment.

Foreign Regulatory Authorities

Most foreign countries have their own regulatory authorities that parallel those found in the United States. The complexity of interaction with the foreign regulators can be magnified by differences in language, culture, legal and social norms, tax and budgetary practices, and perspective on economic development and competition.

Privacy and Data Protection

There are many requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals. Because our technology platform is an integral aspect of our business, compliance with laws governing the use, collection, and processing of personal data is necessary for us to achieve our objective of continuously enhancing the user experience of our mobile application and marketing site.

We receive collect, store, process, transmit, share and use personal information, and other customer data, including health information, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. A variety of federal, state, local, municipal, and foreign laws and regulations, as well as industry standards (such as the payment card industry standards) govern the collection, storage, processing, sharing, use, retention and security of this information.

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The California Consumer Privacy Act (“CCPA”) establishes a privacy framework for covered businesses regarding data privacy rights for California residents. Covered businesses must provide certain disclosures to California residents, respond to certain requests by California residents for disclosures regarding their personal information, as well as offer California residents the right to opt out of sales of personal information. The CCPA contains a severe statutory damages framework of up to $2,500 per violation, or up to $7,500 per each intentional violation, and provides for private rights of action for certain breaches of personal information resulting from a covered business’s failure to implement reasonable security procedures and practices. Moreover, the California Privacy Rights Act, which took effect on January 1, 2023, will expand California residents’ rights under the CCPA. We believe that the personal information we collect from California residents that use our app, the air transportation services we have offered in California in the past and direct marketing to California residents for those services, as well as our plans to offer future services in California, have made and in the future will make us subject to compliance with California’s privacy laws.

Leadership Team

As of January 19, 2023, we employed a total of three employees (including our Chief Executive Officer and Chief Financial Officer), all of whom are full-time, and engaged seven independent contractors.

Seasonality

Our results of operations for any specific period are not necessarily indicative of those for an entire year since the private aviation industry is subject to seasonal fluctuations and general economic conditions.

Properties

The issuer is a broker and does not own properties or facilities. It has entered into a short-term rental agreement for office space located at 750 Lexington Avenue, 6th Floor, New York, NY 10022.

Intellectual Property

Our intellectual property includes our domain names, website, mobile and web applications, booking engine, trade secrets, and inventions (whether or not patentable). We also use certain trademarks, trade names, and logos that have not been registered. We claim common law rights to these unregistered trademarks, trade names and logos.

Legal Proceedings

From time to time, we may be engaged in various lawsuits and legal proceedings in the ordinary course of our business. Except as described below, we are currently not aware of any legal proceedings the ultimate outcome of which, in our judgment based on information currently available, would have a material adverse effect on our business, financial condition or results of operations.

As of September 30, 2022 and December 31, 2021, the Company had recorded $2,625,460 and $1,795,847 in Excise Taxes Payable liability, respectively. The amounts are inclusive of interest and penalties. The Company’s tax counsel reached a preliminary settlement with the Internal Revenue Service for the tax year ended December 31, 2019 and is negotiating a multi-year payment term. The Company has filed all the quarterly returns of federal excise tax returns due for the years ended 2019, 2020 and the quarterly returns through September 30, 2021 and is in the process of filing returns for the remaining quarterly returns through September 30, 2022.

COVID-19 Pandemic

COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, has driven the implementation and continuation of significant government-imposed measures to prevent or reduce its spread, including travel restrictions, “shelter in place” orders, and business closures. We experienced an increase in the demand for some of our private charter services due to travel restrictions that significantly reduced the number of commercial airline passengers.

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On May 7, 2020, the Company was granted a $157,520 loan through the Paycheck Protection Program (“PPP”) under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”), which we used to help sustain our employee payroll costs and rent. In accordance with the PPP Flexibility Act, the Company applied for loan forgiveness and $38,417 was forgiven during October 2021 with a payoff balance owed for the PPP loan of $119,410.

While the ultimate impact of the current COVID-19 pandemic is still highly uncertain and subject to change, we have been able to maintain our private charter services. Additionally, we have seen recovering demand as the COVID-19 pandemic restrictions subside. However, adverse developments related to the pandemic, such as the emergence of new viral strains that are not responsive to the vaccine, a reduction in business travel in favor of virtual meetings, or a continued lack of demand for air travel from the public, could slow the demand for private charters and other services, and postpone our ability to continue growing our demand. customer base and potential future acquisitions.

Going Concern

The Company had negative working capital of $4,302,597 and $3,772,700 as of September 30, 2022 and December 31, 2021. As of September 30, 2022 and December 31, 2021, the Company had yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to achieve profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

Corporate Information

The Company was originally organized as “June Project I Corp.” on May 26, 1998 (inception) under the corporate laws of the State of Florida. On April 30, 2007, the Company changed its name to “Medcore Holdings, Inc.” and on January 10, 2019, to Advanced Defense Technologies, Inc. (“ADTI”).

On September 28, 2017, ADTI entered into a reverse acquisition transaction by purchasing all outstanding shares of NTE Acquisition Corp. and its wholly owned LLC subsidiary Star Jets International LLC. On October 27, 2017, in connection with an Articles of Amendment to the Articles of Incorporation, ADTI changed its name to Star Jets International, Inc.

Our offices are located at 750 Lexington Avenue, 6th Floor, New York, NY 10022. Our telephone number is (855) 935-9538.

Our website address is ww.private-jet-charter-flight.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Nasdaq Listing and Reverse Stock Split

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “JETR.” No assurance can be given that our application will be approved. If our application is not approved, we will not complete this offering. If our application is approved, we expect that our common stock will then cease to be quoted on the OTC Pink.

Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects a proposed reverse stock split of the outstanding common stock at a 1-for-6 ratio (the “Reverse Stock Split”) expected to occur prior to the effective date of the registration statement of which this prospectus forms a part. Before the SEC declares the registration statement effective, we intend to file a pre-effective amendment to the registration statement with the SEC in the event that our Board determines that the final ratio to be used to effect such reverse stock split must be changed from the 1-for-6 ratio disclosed throughout this prospectus.

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MANAGEMENT

As of the date of this prospectus, our directors, executive officers and significant employees are as follows:

Name	Age	Position(s)
Ricky Sitomer	53	Chief Executive Officer, Chairman of the Board (Principal Executive Officer)
Robert Sheybani	63	Chief Financial Officer (Principal Financial and Principal Accounting Officer)
David Kernan	65	Director Nominee
Antonio Ortega	30	Director Nominee
Todd Wallach	57	Director Nominee

Background of Officers and Directors

Ricky Sitomer founded Star Jets International in and has served as Chief Executive Officer and Chairman of the Board since October 2017. Mr. Sitomer combines over 21 years of experience in the private jet charter brokerage industry. Prior to joining Star Jets International, Mr. Sitomer was the Chief Executive Officer of Blue Star Jets from 2001 through 2016. Mr. Sitomer was a founder of the private jet brokerage industry. He has an undergraduate degree in Business Administration with a major in Finance from Emory University Goizueta Business School. The Company believes that Mr. Sitomer’s extensive knowledge and experience in the private aviation industry qualifies him to serve on our Board.

Robert Sheybani joined Star Jets International as Chief Financial Officer in 2018. Mr. Sheybani combines over 25 years of senior management experience in the financial services sector. Following a 20-year career as Chief Financial Officer and Chief Operations Officer in various divisions of Merril Lynch, Stamack Group, Americas Energy Trading, and Castleton Commodities, Inc., Mr. Sheybani worked as a Management Consultant at Platinum Partners. From 2015 to 2016, Mr. Sheybani applied his knowledge to become the Chief Financial Officer at Fintech Capital Management. In addition, from 2016 to 2018, Mr. Sheybani transitioned into the Artificial Intelligence segment as the Chief Financial Officer of a late start-up technology company. Mr. Sheybani has been involved in various industries, including in the energy and merchant trading market, and automotive wireless energy. He has an undergraduate degree in International Banking, an MBA in Finance and a Masters in Accountancy from George Washington University.

David Kernan will join Star Jets International as a member of the Board prior to the effective date of the registration statement of which this prospectus forms a part. Mr. Kernan combines over 18 years of senior level M&A experience, both buy-side and sell-side, as well as capital raising. Prior to joining Star Jets, Mr. Kernan was a co-founder of Indicast between 1998 and 2001, eventually leading to a sale to Oracle where he had provided his services from 2002 to 2003. In addition, Mr. Kernan provided services to Motorola Communications from 1983 to 1988, General Electric from1989 to 1993, and Ericsson/GE from 1993 to 1995. Mr. Kernan currently serves as a managing director at Goldmark Advisers, an investment banking firm, since August 2021. From 2004 to 2011 Mr. Kernan was a Managing Director at Catalina Capital and from 2012 through 2020, Mr. Kernan was a managing director at AMT Capital. Mr. Kernan attended Eastern Washington University with a major in Business Administration and a minor in Economics. The Company believes that Mr. Kernan’s extensive investment banking knowledge and experience qualifies him to serve on our Board..

Antonio Ortega will join Star Jets International as a member of the Board prior to the effective date of the registration statement of which this prospectus forms a part. Since 2017, Mr. Ortega has served as Managing Partner of Inception Group, an entity with more than $150 million in assets under management where he has been directly overseeing the management and capital investment in Real Estate, Insurance, Blockchain Technology, Private Aviation Services and Energy/Infrastructure projects around the world. In addition, since 2018, Mr. Ortega has been a co-founder and serves on the Board of Phoenix Development Company (PDC) which is the exclusive developer of Suriname’s Deep Water Port & Special Economic Zone. Mr. Ortega graduated from Lynn University with a Bachelor’s Degrees in Business, and a Masters Degree in Business Administration with a specialization in Entrepreneurial Finance. The Company believes that Mr. Ortega’s extensive investment knowledge and experience qualifies him to serve on our Board.

Todd Wallach will join Star Jets International as a member of the Board prior to the effective date of the registration statement of which this prospectus forms a part. Mr. Wallach is a successful CEO, CFO, board member, investor, consultant, and advisor in Life Sciences, Technology and Space Systems. Since 2021, Mr. Wallach has been CEO and Board Member of SOLUtion Medical, LLC. Additionally, he is an Entrepreneur-in- Residence at the Delaware Innovation Space, serving since 2020, and Chief Technology Officer at EPI Advisors, LLC, dba Moon Mark, serving since 2018. Previously, he was CEO and Board Member of Evogen, Inc. and Cognizance Biomarkers, LLC (subsidiary) from 2015 to 2021. Mr. Wallach has a Master of Science in Technology Management from the University of Pennsylvania Wharton School of Business and School of Engineering and Applied Science, a Master of Biotechnology from the University of Pennsylvania School of Engineering and Applied Science, a Masters of Business Administration from Rider University, and a Bachelors of Science in Mechanical Engineering from Purdue University. The Company believes that Mr. Wallach’s extensive knowledge and experience in the management and growth of life sciences, technology and space systems companies qualify him to serve on our Board.

Family Relationships

There are no family relationships between any of our directors and executive officers.

Involvement in Legal Proceedings

There are no proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or our subsidiary or has a material interest adverse to our Company or our subsidiary. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

From time to time, however, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

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Indemnification and Limitation on Liability of Directors

The Florida Business Corporation Act permits, but does not require, corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, unless the articles of incorporation provide otherwise, whether or not the corporation has provided for indemnification in its articles of incorporation. Our Articles of Incorporation have a provision for indemnification of directors, officers, or control persons.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Board Composition and Director Independence

Upon the completion of this offering, our common stock is expected to be listed on the Nasdaq Capital Market. Under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), a majority of a listed company’s board of directors must be comprised of “independent” directors, as defined in Rule 5605. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees must be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Prior to the effective date of the registration statement of which this prospectus forms a part, our Board will consist of four members. The directors are elected at each annual meeting to hold office until the next annual meeting and until their successors are duly elected and qualified.

In making the determination of whether a member of the board is independent, our Board considers, in addition to Nasdaq rules, and among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Related Party Transactions.” The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our Board affirmatively determined that Messrs. Kernan, Ortega, and Wallach are qualified as independent and do not have any material relationships with us that might interfere with his exercise of independent judgment.

Board Committees

Our Board will establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee will have its own charter, which will be available on our website at www.private-jet-charter-flight.com. Each of the Board committees will have the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our Audit Committee will be comprised of Messrs. Kernan, Ortega, and Wallach, each of whom qualify as an independent director under applicable Nasdaq and SEC rules, and “financially literate” under applicable Nasdaq rules. Our Board has determined that Mr. Wallach qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Wallach will serve as chairman of the Audit Committee.

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The Audit Committee will oversee our accounting and financial reporting processes and oversee the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting. The responsibilities of this committee include, but are not limited to:

•	selecting and recommending to our Board the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

•	approving the fees to be paid to the independent registered public accounting firm;

•	helping to ensure the independence of the independent registered public accounting firm;

•	overseeing the integrity of our financial statements;

•	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

•	resolving any disagreements between management and the auditors regarding financial reporting;

•	reviewing with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies;

•	reviewing and approving all related-party transactions; and

•	overseeing compliance with legal and regulatory requirements.

The Audit Committee is authorized to retain independent legal and other advisors and conduct or authorize investigations into any matter within the scope of its duties.

Compensation Committee

Our Compensation Committee will be comprised of Messrs. Kernan, Ortega, and Wallach, each of whom qualify as an independent director under applicable Nasdaq rules. Mr. Kernan serves as chairman of the Compensation Committee.

Our Compensation Committee will assist the Board in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

The responsibilities of this committee include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

•	reviewing, approving and recommending to our Board on an annual basis the evaluation process and compensation structure for our other executive officers;

•	determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or Board;

•	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

•	reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our Board as needed, and exercising all the authority of our Board with respect to the administration of such plans;

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•	reviewing and recommending to our Board the compensation of independent directors, including incentive and equity-based compensation; and

•	selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

The Compensation Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Compensation Committee is authorized to retain independent legal and other advisors and conduct or authorize investigations into any matter within the scope of its duties.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee will be comprised of Messrs. Kernan, Ortega, and Wallach each of whom qualify as an independent director under applicable Nasdaq rules. Mr. Kernan serves as chairman of the Nominating and Corporate Governance Committee.

The purpose of the Nominating and Corporate Governance Committee will be to recommend to the Board nominees for election as directors and persons to be elected to fill any vacancies on the Board, develop and recommend a set of corporate governance principles and oversee the performance of the Board.

The responsibilities of this committee include, but are not limited to:

•	recommending to the Board nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board;

•	considering candidates proposed by stockholders in accordance with the requirements in the Nominating and Corporate Governance Committee charter;

•	overseeing the administration of the Company’s code of conduct;

•	reviewing with the entire Board, on an annual basis, the requisite skills and criteria for board candidates and the composition of the Board as a whole;

•	the authority to retain search firms to assist in identifying Board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

•	recommending to the Board on an annual basis the directors to be appointed to each committee of the Board;

•	overseeing an annual self-evaluation of the Board and its committees to determine whether it and its committees are functioning effectively; and

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company.

The Nominating and Corporate Governance Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Nominating and Corporate Governance Committee is authorized to retain independent legal and other advisors and conduct or authorize investigations into any matter within the scope of its duties.

Code of Conduct

We will adopt a code of conduct (“Code of Conduct”) applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Following adoption of the Code of Conduct, a copy of that code will be available on our corporate website at www.private-jet-charter-flight.com. We expect that any amendments to such code, or any waivers of its requirements, will be disclosed on our website.

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EXECUTIVE COMPENSATION

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our principal executive officer and principal financial officer. No other executive officer received compensation greater than $100,000 in the last two fiscal years.

Name and Principal Position	Year	Salary Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Ricky Sitomer	2022	-	-	-	-	-	-	674,639	(1)	$674,639
Chief Executive Officer	2021	6,000	-	-	-	-	-	645,670	(2)	$651,670

Robert Sheybani	2022	150,000	-	-	-	-	-	-		$150,000
Chief Financial Officer	2021	120,000	-	-	-	-	-	-		$120,000

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(1)	Represents all other compensation paid to the named executive officer, including (a) $19,441 for car insurance premium payments, (b) $314,530 for credit card expenses deemed for the personal benefit of Mr. Sitomer paid by the Company, (c) $309,000 in cash for commissions paid based on flight revenue generated by sales of Mr. Sitomer (through jet charter booking fees), and (d) $31,668 for health insurance premium payments.

(2)	Represents all other compensation paid to the named executive officer, including (a) $3,215 for car insurance premium payments, (b) $271,446 for credit card expenses deemed for the personal benefit of Mr. Sitomer paid by the Company, (c) $322,500 in cash for commissions paid based on flight revenue generated by sales of Mr. Sitomer (through jet charter booking fees), and (d) $48,509 for health insurance premium payments..

Employment Agreements

Prior to the effectiveness of the registration statement of which this prospectus forms a part, the Company plans to enter into an employment agreement with Mr. Sitomer (the “Employment Agreement”).

Following is a summary of the key provisions of the Employment Agreement.

Term of Employment: The Employment Agreement will have an initial one year term. The Employment Agreement will automatically renew and continue for successive one year terms unless terminated pursuant to qualifying termination events. In addition, either party may terminate the Employment Agreement by sending written notice to the other party not less than 90 days before the end of the then-existing term of employment, of such party’s desire to terminate the Employment Agreement at the end of the then-existing term.

Role and Base Compensation: During the term of the Employment Agreement, Mr. Sitomer will serve as the Chief Executive Officer and Chairman of the Company and will receive a base salary of $600,000 per year.

Quarterly Bonus: For each complete calendar quarter, Mr. Sitomer will be eligible to receive a quarterly bonus (the “Quarterly Bonus”). This bonus will be calculated as a payment of 70% of the gross profit (revenue received for services rendered, less direct cost of those said services) received as a result of the direct efforts of Mr. Sitomer. Mr. Sitomer will need to be employed by the Company on the date that Quarterly Bonuses are paid

Equity Awards: The Company will issue, out of its equity incentive plan to be approved by its shareholders in the future, three different categories of equity awards:

(i)       Mr. Sitomer shall be eligible to receive an annual long-term incentive award of at least ten percent (10)% of the Company’s outstanding shares of common stock as of December 31 of each year of his employment at the Company.

(ii)       For each calendar quarter during which the total revenue of the Company has increased by at least 10% in comparison to the comparable quarter in the previous year, Mr. Sitomer will receive an equity award equal to one percent (1% ) of the Company’s outstanding shares of common stock on the last date of such calendar quarter. This equity award will be paid at the end of the next calendar quarter and prorated for partial quarters.

(iii)       Mr. Sitomer will receive one-time equity awards of five million (5,000,000), ten million (10,000,000), twenty-five million (25,000,000) and fifty million (50,000,000) shares of the Company’s common stock, respectively, for the first time achievement of $50 million, $100 million, $200 million, and $400 million in revenue in any calendar year.

Benefits: Mr. Sitomer will be eligible to participate in all fringe benefits, and health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees and their families. In addition, Mr. Sitomer will be eligible to have paid by the Company or to be reimbursed for reasonable legal fees incurred in negotiating and drafting the Employment Agreement up to a maximum of $10,000.

Termination and Severance: The Company or Mr. Sitomer may terminate the Employment Agreement and Mr. Sitomer’s employment in various circumstances and, depending on the circumstances, the benefits that may be due following such termination are described below.

For a termination by the Company with Cause or by Mr. Sitomer without Good Reason (as Cause and Good Reason are both defined in the Employment Agreement), Mr. Sitomer will be paid accrued but unpaid salary and reimbursement for unreimbursed business expenses (“Accrued Amounts”).

For a termination by the Company without Cause or by Mr. Sitomer with Good Reason, the Company will pay Mr Sitomer, , over a period of two (2) years, following Mr. Sitomer providing a release of claims in favor of the Company, four (4) years’ worth of base salary. Mr. Sitomer will also be paid all Quarterly Bonuses with regard to revenue the Company received as a result of the direct efforts of Mr. Sitomer prior to his termination to the extent such Quarterly Bonuses were note previously paid. The Company will also pay or reimburse the COBRA premiums until the earlier of (i) the eighteen (18) month anniversary of termination of Mr. Sitomer’s employment; (ii) the date Mr. Sitomer is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Mr. Sitomer receives substantially similar coverage from another employer or other source.

For a termination due to death or disability, Mr. Sitomer or his estate will be paid Accrued Amounts and a one-time pro rata bonus.

Stock Incentive Plan

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2022, 833,333 stock options were outstanding at an exercise price of $0.06/share or on a cashless basis and expiring on March 3, 2025. The options were valued at $998,938 upon the date of issuance.

Employee Pension, Profit Sharing or other Retirement Plan

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our voting shares beneficially owned as of January 19, 2023 by (i) each stockholder known to be the beneficial owner of 5% or more of the outstanding shares of the particular class of voting stock, (ii) each executive officer, (iii) each director, and (iv) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options, warrants and/or other convertible securities. Unless otherwise indicated, voting and investment power relating to the shares shown in the tables for each beneficial owner is exercised solely by the beneficial owner.

For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of January 19, 2023 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of beneficial ownership of our common stock before this offering is based on an aggregate of 18,021,331 shares outstanding (which reflects a reverse stock split of our shares of common stock and preferred stock at a ratio of 1-for-6) as of the date of this prospectus. The percentage of total votes owned is based on 7,728,081,331 total votes, which is comprised of 18,021,331 shares of common outstanding plus the 7,710,060,000 votes represented by the Series D Preferred Stock to be issued prior to the closing of the offering (with each individual share of Series D Preferred Stock having 10,000 votes per share). Beneficial ownership of our common stock after the offering is based on shares of common stock outstanding after the offering, which includes the common stock to be sold by us in the offering, assuming no exercise of the over-allotment option by the underwriter.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is c/o Star Jets International, Inc., 750 Lexington Avenue, 6th Floor, New York, NY 10022.

The share information in the following table reflects a reverse stock split of our shares of common stock at a ratio of 1-for-6.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage of Common Stock Beneficially Owned Prior to the Offering	Percentage of Common Stock Beneficially Owned After the Offering	Shares of Series D Preferred Stock Beneficially Owned Prior to the Offering	Percentage of Series D Preferred Stock Beneficially Owned Prior to and After the Offering	Total Votes of Series D Preferred Stock Beneficially Owned Prior to and After the Offering	Percentage of Total Vote Owned After the Offering
Ricky Sitomer, Chief Executive Officer and Director(2)	2,558,080	14.19%	12.24%	151,950	19.71%	1,519,500,000	19.72%
Richard Allen Sitomer Family Trust(3)	10,421,828	57.83%	49.87%	619,056	80.29%	6,190,560,000	80.21%
Robert Sheybani, Chief Financial Officer	-	-		-	-	-	*
David Kernan, Director Nominee	33,333	*	*	-	-	-	*
Antonio Ortega, Director Nominee(4)	83,333	*	*	-	-	-	*
Todd Wallach, Director Nominee	-	-	-	-	-	-	*
All Officers as a group (5 persons)	13,096,575	72.67%	62.67%	771,006	100%	7,710,060,000	99.93%

5% Beneficial Stockholders None

 * Less than 1%

(1)	Unless otherwise indicated, the principal address of the named officers and directors is c/o Star Jets International, Inc., 750 Lexington Avenue, 6th Floor, New York, NY 10022.

(2)	Number of shares of common stock beneficially owned by Ricky Sitomer is based upon his 15,348,482 pre Reverse Split shares of common stock owned. Each share of Series D Preferred Stock has 10,000 votes per share which equals 7,710,060,000 votes, or, over 99% of the votes outstanding.

(3)	The Richard Allen Sitomer Family Trust is controlled by Geoffrey Sitomer (who is the father of Richard Sitomer), via his role as the trustee of the Trust. The number of shares of common stock beneficially owned by the Trust is based upon the 62,530,966 pre Reverse Split shares of common stock owned. Each share of Series D Preferred Stock has 10,000 votes per share which equals 7,710,060,000 votes, or, over 99% of the votes outstanding.

(4)	Antonio Ortega holds his shares through Adlai Holdings, LLC, a company Mr. Ortega owns and controls.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

During nine months ending September 30, 2022 and the years ended December 31, 2021 and 2020, the Company received $0, $0 and $5,000, respectively, in advances from members of the Sitomer family to fund operating expenses. During the nine months ending September 30, 2022 and the years ended 2021 and 2020, the Company repaid $22,723, $49,807 and $33,975, respectively. The balance recorded as Accounts payable — related party for the period ended September 30, 2022 and the years ended December 31, 2021 and 2020 was $36,456, $59,179 and $108,986, respectively.

During the nine months ended September 30, 2022 and the years ended December 31, 2021 and 2020, the Company paid $214,000, $322,500 and $293,551, respectively, for commissions to SMS Private Jets LLC, a Company controlled by Mr. Sitomer, our Chief Executive Officer. There are no oral or written agreements pursuant to which SMS Private Jets LLC gets paid a certain rate. Mr. Sitomer determines how much SMS Private Jets LLC gets paid. Mr. Sitomer also determines the commission level he is paid, and such commission level is below that of third-party brokers.

During the nine months ending September 30, 2022 and the years ended December 31, 2021 and 2020, the Company paid $0, $0 and $3,120, respectively, for commissions to a relative of an officer of the Company.

In 2017, Mr. Sitomer’s father lent the Company $100,000. In 2018 and 2019, Mr. Sitomer’s father lent more money to the Company via the use of his credit card. The balance on both the loan and the credit card charges as of September 30, 2022, was $36,456. Mr. Sitomer’s father gets paid back $2,500 per month. There is no maturity date for the loan or the credit card charges.

Policy on Future Related-Party Transactions

Following this offering, all future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the Audit Committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Conduct and our Related-Party Transaction Policies and Procedures.

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DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our A&R Articles and Bylaws and the Florida Revised Statutes relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Florida law and is qualified by reference to our A&R Articles and Bylaws. You should read the provisions of our A&R Articles currently in effect and the Bylaw as that we plan to implement prior to the effectiveness of the registration statement of which this prospectus forms a part for provisions that may be important to you.

The share and per share information in the following discussion reflects the proposed reverse stock split of the outstanding common stock at a ratio of 1-for-6 expected to occur prior to the effective date of the registration statement of which this prospectus forms a part.

Amended & Restated Articles of Incorporation

On January 6, 2023, pursuant to authorization by the sole member of the Board, Mr. Sitomer, and the consent of the Company’s majority shareholders, Mr. Sitomer and the Sitomer Family Trust, the Company filed the A&R Articles with the Secretary of State of the State of Florida to clarify the Company’s capitalization and to create a new class of preferred stock called Series D Preferred Stock described below.

Authorized Capital Stock

Pursuant to the A&R Articles, we are authorized to issue up to 9,020,000,0000 shares of capital stock consisting of: 9,000,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of “blank check” Preferred Stock.

Common Stock

As of January 19, 2023, there were 108,127,985 (18,021,331 giving effect to the Reverse Stock Split) shares of common stock issued and outstanding and 747 stockholders of record of our common stock. The number of stockholders of record does not include certain beneficial owners of our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects a proposed reverse stock split of the outstanding common stock at an 1-for-6 ratio expected to occur prior to the effective date of the registration statement of which this prospectus forms a part. Before the SEC declares effective the registration statement to which this prospectus forms a part, we intend to file a pre-effective amendment to the registration statement to which this prospectus forms a part with the SEC in the event that our Board determines that the final ratio to be used to effect such reverse stock split must be changed from the 1-for-6 ratio disclosed throughout this prospectus.

Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board out of funds legally available (subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends) and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities (subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to distributions). Our Board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The Board is authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of preferred stock, a series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding.

For the avoidance of doubt, prior to filing the A&R Articles with the Secretary of State of Florida on January 6, 2023, there were no shares of preferred stock outstanding. All Certificates of Designation previously filed with the Secretary of State of the State of Florida establishing the terms of a series of preferred stock by the Company were declared null and void in the A&R Articles.

The A&R Articles created a new class of preferred stock called Series D Preferred Stock described below. This is the only series of preferred stock currently authorized.

Series D Preferred Stock

Prior to the effectiveness of the registration statement of which this prospectus forms a part, the Company will be issuing 151,950 shares of Series D Preferred Stock to Mr. Sitomer and issuing 619,056 shares of Series D Preferred Stock to the Sitomer Family Trust.

Designation and Number: The number of shares constituting the Series D Preferred Stock is two million (2,000,000), which number may be increased or decreased by the Board without a vote of stockholders; provided, however, that such number may not be decreased below the sum of the number of then outstanding shares of Series D Preferred Stock.

Dividends and Distributions: The Series D Preferred Stock will be entitled to a PIK (Paid-in-kind) dividend of 8%, accruing for 5 years from date of issuance.

Voting: The holders of Series D Preferred Stock are entitled to vote with the stockholders of the shares of Common Stock, unless otherwise prohibited by law, except that each share of Series D Preferred Stock shall have 10,000 votes on any matter submitted for stockholder action, and the consent of the holders thereof shall be required for the taking of any corporate action.

Conversion. The shares of Series D Preferred Stock shall be convertible into shares of common stock at a rate of one hundred (100) shares of common stock for each share of Series D Preferred Stock held at the option of the holder.

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Limitation on Directors’ Liability

The Florida Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Bylaws will include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our A&R Articles do not contain any limiting language regarding director immunity from liability. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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The limitation of liability and indemnification provisions under the Florida Revised Statutes and our A&R Articles and our to-be-implemented Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Florida Anti-Takeover Statute

We may be subject to Florida’s Anti-Takeover Statute (Section 607.0901 of the Florida Business Corporation Act) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securitize Markets, LLC (formerly known as Pacific Stock Transfer Company) with an address at 6725 Via Austi Pkwy Suite 300, Las Vegas, NV 89119.

Listing

Our common stock is currently quoted on the OTC Pink under the trading symbol “JETR.” We have applied to list our common stock on the Nasdaq Capital Market under the symbol “JETR.” No assurance can be given that our application will be approved. If our application is not approved, we will not complete this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, only a limited public market for our common stock existed on the OTC Pink. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon the closing of this offering, we will have 20,896,331 shares of our common stock outstanding pursuant to this offering (assuming no exercise of the underwriter’s option to purchase additional shares of common stock and warrants).

All previously issued shares of common stock that were not offered and sold as part of the units in this offering, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 under the Securities Act, which are summarized below.

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In general, a person who has beneficially owned restricted shares of our common stock for at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our common stock then outstanding; or

•	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Historically, the SEC has taken the position that Rule 144 under the Securities Act is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies to their promoters or affiliates despite technical compliance with the requirements of Rule 144. The SEC has codified and expanded this position in its amendments effective on February 15, 2008, which applies to securities acquired both before and after that date by prohibiting the use of Rule 144 for resale of securities issued by shell companies (other than business transaction related shell companies) or issuers that have been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

In addition, for proposed sales under Rule 144(i), there must be adequate current publicly available information about the issuing company before the sale can be made. For reporting companies, this generally means that the companies have complied with the periodic reporting requirements of the Exchange Act. As such, due to the fact that we were a shell company until the effective time of the reverse merger, holders of “restricted securities” within the meaning of Rule 144 will be subject to the above conditions.

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UNDERWRITING

We have entered into an underwriting agreement, dated             , 2022, with EF Hutton, division of Benchmark Investments, LLC (the “Representative”), acting as the representative of the several underwriters named below, with respect to the shares of common stock. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the shares of common stock, provided below opposite their respective names.

Underwriter	Number of shares of common stock
EF Hutton, division of Benchmark Investments, LLC

Total:

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares as described in the “Over-Allotment Option” section below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

Discount, Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of common stock at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $              per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $              per share of common stock to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discount payable to the underwriters by us in connection with this offering:

	Per Share	Total without Exercise of Over- allotment option	Total with Exercise of Over- allotment option
Public offering price	$	$	$
Underwriting discounts and commissions (8%)	$	$	$
Proceeds, before expenses, to us	$	$	$

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We will be also responsible for and will pay all expenses relating to the offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the securities with the SEC; (b) all fees and expenses relating to the listing of the Company’s common stock on a national exchange; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the underwriters’ counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs of all mailing and printing of the offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the underwriters; (g) the fees and expenses of the Company’s accountants; (h) all filing fees and communication expenses associated with the review of the offering by FINRA; (i) all fees and expenses and disbursements relating to background checks of the Company’s directors and officers in an amount not to exceed $15,000 in the aggregate; (j) up to $20,000 of the underwriter’s actual accountable road show expenses; (k) the $29,500 cost associated with the Representative’s use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (l) the costs associated with bound volumes of the offering materials as well as commemorative mementos and lucite tombstones in an aggregate amount not to exceed $5,000; and (m) the fees for the underwriters’ legal counsel in an amount not to exceed $135,000. The Company shall be responsible to pay the underwriters’ external legal costs irrespective if the offering is consummated or not, which amount shall not exceed $50,000, including of the $25,000 advance (the “Advance”) previously paid by the Company pursuant to an Engagement Agreement (as defined below). The Advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the Advance shall be returned to the Company to the extent not actually incurred. The Representative may deduct from the net proceeds of the offering payable to the Company on the closing date, or the closing date of the Over-Allotment Option, if any, the expenses set forth herein to be paid by the Company to the Representative. Notwithstanding the foregoing, any Advance received by the Representative will be reimbursed to the Company to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We have agreed to pay the underwriters a non-accountable expense allowance of $115,000 (equal to 1% of the gross proceeds of this offering). We estimate that expenses payable by us in connection with this offering, including reimbursement of the underwriters’ out-of-pocket expenses, but excluding the underwriting discount referred to above, will be approximately $350,000.

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Over-Allotment Option

We have granted to the underwriters an option exercisable in whole or in part at any time but not later than 45 days after the date of this prospectus to purchase up to an additional 431,250 shares of common stock (equal to 15% of the number of shares of common stock sold in this offering), solely to cover over-allotments, if any, at the public offering price set forth on the cover page hereto less the underwriting discounts and commissions. If any additional shares of common stock are purchased pursuant to the over-allotment option, the underwriters will offer these shares of common stock on the same terms as those on which the other securities are being offered.

Representative’s Warrants

We have also agreed to issue to the Representative warrants (the “Representative’s Warrants”) to purchase a number of our shares of common stock equal to an aggregate of 5% of the shares of common stock sold in this offering (excluding any shares sold for over-allotments). The Representative’s Warrants will have an exercise price equal to 110% of the initial public offering price of the shares of common stock sold in this offering and may be exercised on a cashless basis from the 180 days after the commencement of sales of common stock in this offering until the fifth anniversary date of the commencement of sales of common stock in this offering. The Representative’s Warrants and the underlying shares of common stock have been deemed compensation by FINRA and are therefore subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the Representative’s Warrants nor any shares of our common stock issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days beginning on the date of commencement of sales of the shares in this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of the Company;

•	to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of securities of the Company held by either an underwriter or a related person does not exceed 1% of the securities being offered;

•

that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The Representative’s Warrants may be exercised as to all or a lesser number of shares of common stock, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of common stock, provided, there is no effective registration statement for such shares, at the Company’s expense, and unlimited “piggyback” registration rights at the Company’s expense. The sole demand registration right provided at the issuer’s expense will not be greater than five (5) years from the commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven (7) years from the commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(D). The Representative’s Warrants shall further provide for anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) when the public stockholders have been proportionally affected and otherwise in compliance with FINRA Rule 5110(g)(8)(E).

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Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Tail Financing

Pursuant to that certain engagement agreement, dated October 4, 2021 (the “Effective Date”), between the Company and the Representative, as amended (the “Engagement Agreement”), the Representative is entitled to a cash fee equal to eight percent (8.0%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Representative to the Company during the Engagement Period in connection with any public or private financing or capital raise (each a “Tail Financing”) consummated at any time from the Effective Date of the Engagement Agreement or within the twelve (12) month period following the closing of the offering, provided that such Tail Financing is by a party actually introduced to the Company. At or prior to the effective time of any such termination, the parties shall agree upon a list of the parties to whom the Company was introduced by EF Hutton during the Engagement Period.

Lock-up Agreements

Our directors, executive officers, and holders of 5% or more of our common stock (measured as of the effective date of the registration statement of which this prospectus forms a part) have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, our shares of common stock during a period ending one-hundred and eighty (180) days after the date of this prospectus, without first obtaining the written consent of the representative of the underwriters. Specifically, these individuals have agreed, in part, not to:

•	offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, whether now owned or hereafter acquired or with respect to which such person has or later acquires the power of disposition, whether any such transaction is to be settled by delivery of our securities, in cash, or otherwise;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of common stock, in cash or otherwise;

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•	make any demand for or exercise any right with respect to the registration of any of our securities; or

•	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that, for a period of one-hundred and eighty (180) days from the date of this prospectus, with certain exceptions, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into or exercisable or exchangeable for our shares of common stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital, whether any such transaction described in clause (i) or (ii); or (iii) except as provided in the lock-up agreement, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares or securities convertible into or exercisable or exchangeable for shares or any other of our securities; or (iv) publicly disclose the intention to do any of the foregoing for a period commencing on the date hereof and ending one-hundred and eighty (180) days after the closing date of the offering.

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Stabilization

In connection with this offering, the underwriters may engage in over-allotment transactions, syndicate-covering transactions, stabilizing transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares, so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position, which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing common stock in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common stock to close out the short position, the underwriters will consider, among other things, the price of common stock available for purchase in the open market as compared to the price at which they may purchase common stock through exercise of the over-allotment option. If the underwriters sell more shares of common stock than could be covered by exercise of the over-allotment option, and, therefore, have a naked short position, the position can be closed out only by buying common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the Nasdaq Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Passive Market Making

In connection with this offering, the underwriters and any selling group members may engage in passive market making transactions in our common shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded.

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Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships

We are not under any contractual obligation to engage the underwriters to provide any services for us after this offering and have no present intent to do so. However, pursuant to the Engagement Agreement, the Representative agreed to provide general financial advisory services to the Company such as introducing the Company to investors and assisting the Company in financings or other transactions (the “Advisory Services”).

If within twelve (12) months from the effective date of the termination or expiration of the Engagement Agreement either the Company or any party to whom the Company was directly introduced by the Representative, or who was contacted by the Representative on behalf of the Company in connection with its Advisory Services for the Company, proposes a financing (“Financing”) or any a transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction (any such transaction, an “M&A Transaction”), then, if any such Financing or an M&A Transaction is consummated, the Company shall pay fees to the Representative. Under the agreement, as consideration for the Advisory Services in connection with a private placement of equity securities, the Company has agreed to pay the Representative a cash fee of eight percent (8%) of the amount of capital raised, invested or committed. For debt placements, the Company has agreed to pay the Representative a cash fee of six percent (6.0%) of the amount of capital raised, invested, or committed. As additional compensation for the Advisory Services, the Company has also agreed to issue the Representative warrants at the closing of an equity offering (the “Advisory Warrants”) to purchase shares of common stock equal to eight percent (8.0%) of the aggregate proceeds sold in the equity offering, exercisable, at any time in whole or in part, during the five years (5) years from the closing date of the offering at a price per share equal to the offering price. The Advisory Warrants will provide for piggyback registration rights, Black Scholes change in control provisions and customary anti-dilution provisions and adjustments in the number and price of such Advisory Warrants and the shares underlying such warrants resulting from corporate events which would include dividends, reorganizations, mergers, etc. and future issuance of common stock or common stock equivalents at prices or with exercise and/or conversion prices below the offering price as permitted under FINRA Rule 5110(f)(2)(G). In connection with an M&A Transaction, the Company has agreed to pay the Representative five percent (5%) of the total transaction consideration.

Notwithstanding the foregoing, the Representative will not receive any fees or Advisory Warrants in connection with a Financing or M&A Transaction unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with this offering.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

In relation to each member state of the European Economic Area and the United Kingdom (each, a “relevant state”), no shares have been offered or will be offered pursuant to the offering to the public in that relevant state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant state or, where appropriate, approved in another relevant state and notified to the competent authority in that relevant state, all in accordance with the Prospectus Regulation, except that offers of our shares may be made to the public in that relevant state at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or;

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

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Provided, that no such offer of shares shall require the issuer or the Representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a relevant state who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Representative that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a relevant state to qualified investors, in circumstances in which the prior consent of the Representative has been obtained to each such proposed offer or resale.

We, the Representative and each of our and the Representative’s respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation include, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the Representative is not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to its clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”)). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France;

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•	used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only;

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

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Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor.

Securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale.

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Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 18 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Notice to Prospective Investors in Israel

In the State of Israel, this prospectus shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728 - 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 - 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 -1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The Company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 - 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

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Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 - 1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 - 1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 - 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 - 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Nasdaq Listing Application

We have applied to list our shares of common stock on the Nasdaq Capital Market under the symbol “JETR.”

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Lucosky Brookman LLP, Woodbridge, New Jersey.  Certain legal matters in connection with this offering will be passed upon for the underwriters by Carmel, Milazzo & Feil LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Star Jets International, Inc. for the years ended December 31, 2021 and December 31, 2020, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, have been audited by Turner, Stone & Company L.L.P., our independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our units, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is located at www.sec.gov.

Following the effectiveness of this prospectus, which constitutes a part of the registration statement, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at ww.private-jet-charter-flight.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

78

STAR JETS INTERNATIONAL, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
December 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2021 and 2020	F-3
Consolidated Statements of Operations for the years ended December 31, 2021 and 2020	F-4
Consolidated Statement of Changes in Temporary Equity and Stockholders’ Deficit for the years ended December 31, 2021 and 2020	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Balance Sheets as of September 30, 2022 and December 31, 2021	F-18
Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2022 and 2021	F-19
Unaudited Condensed Consolidated Statement of Changes in Temporary Equity and Stockholders’ Deficit for the nine months ended September 30, 2022 and 2021	F-20
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and 2021	F-21
Notes to Unaudited Condensed Consolidated Financial Statements	F-22

F-1

Your Vision Our Focus

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Star Jets International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Star Jets International, Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020 and the related statements of operations, changes in temporary equity and stockholders’ deficit and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the results of its consolidated operations and its consolidated cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses since inception, has a working capital deficit and an accumulated deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019. Dallas, Texas

June 9, 2022

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

F-2

Star Jets International, Inc.

Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,271,296	$390,232
Restricted cash	150,000	105,882
Accounts receivable, net	-	50,000
Prepaid expenses and other current assets	319,603	79,236
TOTAL CURRENT ASSETS	1,740,899	625,350

TOTAL ASSETS	$1,740,899	$625,350

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$215,202	$230,452
Accounts payable — related party	59,179	108,986
Customer deposits	1,500,674	1,619,988
Paycheck protection loan, SBA Loan (current)	27,716	44,428
Federal excise tax payable	1,795,847	1,331,899
Notes payable, net of discount	1,914,981	480,369
TOTAL CURRENT LIABILITIES	5,513,599	3,816,122

Paycheck protection loan, SBA Loan	87,948	113,870
TOTAL LIABILITIES	5,601,547	3,929,992

COMMITMENTS AND CONTINGENCIES (Note 3)

TEMPORARY EQUITY:
Convertible preferred shares, 20,000,000 authorized with 721,106 and 667,692 Series A Convertible Preferred shares, $0 par value, issued at end of December 31, 2021 and 2020.	16,325,856	15,116,542

SHAREHOLDERS' DEFICIT
Common stock, $0.001 par value, 9.0 billion shares authorized, 27,598,537 and 21,048,537 shares issued and outstanding as of December 31, 2021 and December 31, 2020	27,599	21,049
Common stock to be issued	48,255	21,095
Additional paid in capital	3,404,058	3,218,608
Accumulated deficit	(23,666,417)	(21,681,936)
TOTAL SHAREHOLDERS DEFICIT	(20,186,505)	(18,421,184)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1,740,899	$625,350

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Star Jets International, Inc.

Consolidated Statements of Operations

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2021	2020

SALES	$11,173,286	$9,110,884

COST OF GOODS SOLD	9,325,547	7,365,198

GROSS PROFIT	1,847,739	1,745,686

OPERATING EXPENSES:
Commissions	685,851	902,212
Selling and marketing	296,910	133,043
General and administrative	1,443,966	1,024,401
Stock Based Compensation	186,000	1,035,338
TOTAL OPERATING EXPENSES	2,612,727	3,094,994

OPERATING LOSS	(764,988)	(1,349,308)

OTHER INCOME (EXPENSE):
Gain on the extinguishment of debt	141,182	-
Interest income	-	110
Interest expense	(151,360)	(197,035)
TOTAL OTHER INCOME (EXPENSE)	(10,178)	(196,925)

LOSS BEFORE INCOME TAXES	(775,166)	(1,546,233)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(775,166)	$(1,546,233)

Convertible preferred stock dividends	(1,209,315)	(3,116,542)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(1,984,481)	$(4,662,775)

Net loss per common share
Basic	$(0.03)	$(0.24)
Diluted	$(0.03)	$(0.24)

Shares used to compute loss per share
Basic	25,060,075	19,806,126
Diluted	25,060,075	19,806,126

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Star Jets International, Inc.

Consolidated Statements of Changes in Temporary Equity and Stockholders' Deficit

	Convertible Preferred Stock		Common Stock		Additional	Common Stock		Total
	No. of Shares	Amount	No. of Shares	Amount	Paid-in Capital	to be issued	Accumulated Deficit	Stockholders' Deficit

Balance at December 31, 2019	530,035	12,000,000	19,168,537	$19,169	$2,183,550	$4,320	(17,019,162)	$(14,812,122)

Common stock to be issued for debt	-	-	-	-	-	16,775	-	16,775
Common stock issued for debt	-	-	1,600,000	1,600	-	-	-	1,600
Stock issued for services	-	-	280,000	280	36,120	-	-	36,400
Stock options issued for services	-	-	-	-	998,938	-	-	998,938
Preferred stock dividends	137,656	3,116,542	-	-	-	-	(3,116,542)	(3,116,542)
Net loss	-	-	-	-	-	-	(1,546,233)	(1,546,233)
Balance at December 31, 2020	667,691	$15,116,542	21,048,537	$21,049	$3,218,608	$21,095	$(21,681,937)	$(18,421,184)

Common stock to be issued for debt	-	-	-	-	-	27,160	-	27,160
Common stock issued for debt	-	-	6,000,000	6,000	-	-	-	6,000
Stock issued for services	-	-	550,000	550	125,450	-	-	126,000
Warrants issued for services	-	-	-	-	60,000	-	-	60,000
Preferred stock dividends	53,415	1,209,315	-	-	-	-	(1,209,315)	(1,209,315)
Net loss	-	-	-	-	-	-	(775,166)	(775,166)
Balance at December 31, 2021	721,106	$16,325,857	27,598,537	$27,599	$3,404,058	$48,255	$(23,666,417)	$(20,186,505)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Star Jets International, Inc.

Consolidated Statements of Cash Flows

	For The Year Ended	For The Year Ended
	December 31,	December 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(775,166)	$(1,546,233)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	33,218	9,409
Stock options issued for services	-	998,939
Warrants granted as compensation	60,000	-
Gain on settlement of debt	(103,072)	-
Forgiveness of PPP Loan	(38,521)	-
Issuance of common stock for services	126,000	54,775
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	50,000	(42,150)
Prepaid expenses and other current assets	(240,367)	(44,825)
Accounts payable and accrued expenses	132,892	35,926
Accounts payable — related party	(49,807)	-
Customer deposits	(119,314)	685,686
Federal excise tax payable	463,946	172,537
Net cash (used in) provided by operating activities	(460,191)	324,064

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment to related parties	-	(28,975)
Proceed of paycheck protection loan, SBA loan	-	158,296
Proceeds from note payable, net of discount	1,586,110	328,329
Repayment of note payable	(200,737)	(377,806)
Net cash provided by financing activities	1,385,373	79,844

Net increase in cash and cash equivalents	925,182	403,908
Cash and cash equivalents, beginning of period	496,114	92,206
Cash and cash equivalents, end of period	$1,421,296	$496,114

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes during the year	$-	$-
Interest payments during the year	$	$-

Noncash investing and financing activity
Non-Cash Stock Dividend	$1,209,316	$3,116,541
Non-Cash Conversion of Debt	$6,000	$1,600

The accompanying notes are an integral part of these consolidated financial statements

F-6

Star Jets International, Inc.

Notes to the Financial Statements for the Years Ended December 31, 2021 and 2020

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Star Jets International, Inc. (the Company), with its principal office located at 135 East 57th Street in New York, NY owns and operates a private jet charter brokerage and its shares trade in the Pink Market of OTC under symbol JETR. The Company was originally organized as “June Project 1 Corp” on May 26, 1998 (inception) under the corporate laws of the State of Florida. On April 13, 2007 the Company changed its name to “Medcore Holding, Inc.” and on January 29, 2010 to Advanced Defense Technologies, Inc. (ADTI).

On September 28, 2017 ADTI entered into a reverse acquisition transaction by purchasing all outstanding shares of NTE Acquisition Corp. and its wholly owned LLC subsidiary Star Jets International LLC. On October 27, 2017, in connection with a Certificate of Amendment to the Articles of Incorporation, ADTI changed its name to Star Jets International, Inc. The purpose of the reverse merger was for the Company to gain access to the over-the-counter market (OTC) and management believes it will enhance its ability to raise funds for future expansion.

The Company operates as a private jet charter broker with an emphasis on providing superior pricing and personal services to its clientele on a global basis. Leveraging a network of private jet operators and access to many aircrafts enables the Company to deliver any jet, anytime, anywhere.

The Company actively engages in online marketing and advertising through several service providers to attract new clients. A series of advertisements were broadcast through multimedia channels such as CNBC and print media which are expected to result in an increase in brand awareness and charter flight bookings. For the years ended December 31, 2021 and 2020, marketing and advertising expenditures, which are charged to expense when incurred, approximated $296,910 and $133,043, respectively.

Basis of presentation and consolidation

These consolidated financial statements include all of the Company’s subsidiaries, including those operating outside the United States and are prepared in accordance with US GAAP. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany transactions and balances have been eliminated. The subsidiary included in the Company’s consolidated financial statements is Star Jets International, LLC

Pandemic Health Issue

COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, has driven the implementation and continuation of significant government-imposed measures to prevent or reduce its spread, including travel restrictions, “shelter in place” orders, and business closures. We experienced an increase in the demand for some of our private charter services due to travel restrictions that significantly reduced the number of commercial airline passengers.

The U.S. has recently seen decreases in total new COVID-19 infections; however, it is unknown whether such decreases will continue, new strains of the virus will cause numbers to increase, currently projected vaccine efficacy numbers will hold, or new strains of the virus will become dominate in the future, and/or whether jurisdictions in which we operate, will issue new or expanded stay-at-home orders, or how those orders, or others, may affect our operations.

On May 7, 2020, the Company was granted a $157,520 loan through the Paycheck Protection Program (“PPP”) under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”), which we used to help sustain our employee payroll costs and rent. In accordance with the PPP Flexibility Act, the Company applied for loan forgiveness and $38,521 was forgiven during October 2021 with a payoff balance owed for the PPP loan of $119,410 at the rate of 1% over 48 months, or approximately $2,868 per month).

F-7

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results may differ from these estimates under different assumptions or conditions.

Reclassification

Certain reclassifications have been made to conform previously reported data to the current presentation. These reclassifications have no effect on the reporting results of operations and did not affect previously reported amounts in the Consolidated Balance Sheet, Consolidated Statements of Changes in Temporary Equity and Stockholders' Deficit and Statement of Cash Flows.

Cash and cash equivalents; Restricted cash

The Company considers Certificates of Deposits, and other highly liquid temporary investments purchased with an original maturity of 90 days or less, to be cash equivalents. As of December 31, 2021 and 2020, the Company’s demand deposit balances were $1,271,296 and $390,232, respectively. The account is maintained at Bank of America, an FDIC insured financial institution.

The Company uses the services of a credit card processor to settle Visa and Mastercard transactions. As part of the service agreement, the Company has agreed to receive 80% of the settlement amount with the remainder directed into an escrow account by the processor for the benefit of the Company. The Company becomes eligible to receive 100% of settled amounts once the escrow balance reaches $150,000. The escrow account balances are recorded as Restricted Cash.

The following table provides a reconciliation of cash and restricted cash reported within the Consolidated Balance Sheet that sum to the total of the same such amounts shown in the statement of cash flows.

	December 31, 2021	December 31,2020
Cash and cash equivalents	$1,271,296	$390,232
Restricted Cash	150,000	105,882
Total cash and restricted cash show in the statement of cash flows	$1,421,296	$496,114

Leases

On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”) which amended current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. The adoption of this ASU did not have any impact on our balance sheet.

The Company assesses its contracts at inception to determine whether the contract contains a lease, including evaluation of whether the contract conveys the right to control an explicitly or implicitly identified asset for a period of time. The Company concluded that it has no such leases. For operating leases of a short-term nature, i.e., those with a term of less than twelve months, the Company recognizes lease payments as an expense on a straight-line basis over the remaining lease term, or invoiced amounts under a membership arranges of the Company only lease arrangement, a membership arrangement with coworking space, WeWorks.

F-8

Long-lived Assets

The Company accounts for its long-lived assets in accordance with ASC Topic 360-10-05, “Accounting for the Impairment or Disposal of Long-Lived Assets.” ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost or carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the assets carrying value and its fair value or disposable value. As of December 31, 2021 the Company did not own any long-term assets.

Revenue Recognition

The Company adopted the requirements of Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which is also referred to as Accounting Standards Codification (“ASC”) Topic 606 (“Topic 606”), under the modified retrospective transition approach effective January 1, 2019. The adoption of Topic 606 did not have a material effect on the Company's financial statements; related to revenues, and net loss.

Under Topic 606, the Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, a performance obligation is satisfied.

Revenue is derived from two sources, (i) flights and (ii) commissions from aircraft sales

Flight Revenue

The Company’s flight revenue is generated through jet charter booking fees. The Company has flight service agreements to obtain quotes, in writing, which identifies each party’s rights and obligations under the agreement. The flight service agreement has commercial substance, identifies the flight operator, customer, and the Company’s obligations. Payments are due prior to commencement of a trip. Revenue and cost of revenue is recognized on the date of departure and when the trip is completed on a gross basis, net of any discounts or promotions.

The Company utilizes independent third-party operators in the performance portion of its obligations. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the services the Company provides to its customers is similar regardless of which third-party carrier is involved. The Company directs the third-party operator to provide the aircraft, transportation, and service to customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all flight revenue arrangements

Customers can pre-purchase a set number of hours and trips entitling them to use of a defined range of aircrafts. The Company offers this service through its SkyCard (“SkyCard”) program where the price for each SkyCard is determined based on flight hours and aircraft type, category (small, mid-size, supersize) and model. Payments received under the SkyCard program are recorded as customer deposits liability and revenue is recognized using the SkyCard when the trip is completed. The Company has the primary responsibility to fulfill the obligation under its SkyCard program. The revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.

F-9

Flight Related Services

As part of each flight, there is the option to request flight-related services such as catering or ground transportation for an additional charge. Flight-related services are recorded on a gross basis as the Company has the primary responsibility to fulfill the obligation.

Commissions from Aircraft Sales

The Company generates revenue through whole aircraft acquisitions and sales. The Company acts as a broker and receives a commission fee related to the brokerage services provided. The Company does not acquire aircrafts and acts as an agent with regards to the brokerage of various types of aircraft between buyers and sellers. The commission fee earned upon sale of an aircraft is recorded on a net basis as part of revenue.

Concentration of Credit Risk

The Company currently maintains substantially all its cash with a major financial institution. The Federal Deposit Insurance Corporation (“FDIC”) insures each depositor for up to $250,000. As of December 31, 2021, the Company had $944,805 in excess of FDIC insured limits in one of its accounts. The Company had no funds in excess of FDIC insured limits as of December 31, 2020. The Company has not experienced any losses in such accounts.

Fair Value of Financial Instruments

Management has concluded that the carrying amounts of the Company’s financial instruments consisting of cash approximated their fair values as of December 31, 2021 and 2020, respectively.

Stock-Based Compensation

The Company follows FASB ASC Topic 718 which requires that new, modified and unvested share-based payment transactions with employees, such as grants of stock options and restricted stock, be recognized in the consolidated financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods, which typically conform to the performance period. The Company estimates the fair value of stock options as of the date of grant using the Black-Scholes option pricing model and restricted stock based on the quoted market price or the value of the services provided, whichever is more readily determinable. The Company also follows the guidance in FASB ASC Topic 505 for equity based payments to non-employees for equity instruments issued to consultants and other non-employees.

The Company may issue shares and stock options in lieu of cash compensation for professional services. The Company issued 550,000 and 280,000 restricted non-voting shares of common stock for services rendered during the years ended December 31, 2021 and 2020, respectively. The fair value of services received for the years ended December 31, 2021 and 2020 was equal to $126,000 and $36,400, respectively. The professional services provided were in conjunction with consulting services.

On March 3, 2020, the Company issued 5,000,000 stock options convertible into the Company’s common stock at an exercise price of $0.01/share on a cashless basis for consulting services exercisable within five (5) years of issuance valued at $998,938 upon the date of issuance.

On October 5, 2021, the Company issued 250,000 warrants to a consultant convertible into the Company’s common stock at an exercise price of $0.20/share on a cashless basis for consulting services exercisable within five (5) years of issuance valued at $60,000 upon the date of issuance. At issuance, the fair value of the warrant was treated as and as an equity issuance cost within additional paid-in-capital recognized in stock-based compensation in the statements of operations. Contingent upon the achievement of a Senior Exchange Listing, the Company agreed to pay the consultant $50,000 and sell to such consultant, or its designees, 250,000 shares of the Company’s Class A common stock at a price of $.001 per share with piggyback registration rights associated with the Senior Exchange Listing or the Company’s first such filing following the Senior Exchange Listing.

F-10

Beneficial Conversion Feature of Convertible Debt

The Company accounts for convertible debt in accordance with the guidelines established by FASB ASC 470-20, “Debt with Conversion and Other Options”. The Beneficial Conversion Feature (“BCF”) of convertible debt is normally characterized as the convertible portion or feature of certain debt that provide a rate of conversion that is below market value or in-the-money when issued. The Company records a BCF related to the issuance of convertible debt when issued, and also records the estimated fair value. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the event is resolved.

Earnings (Loss) Per Share

Earnings (loss) per share are calculated in accordance with ASC 260 “Earnings Per Share,” which provides for the calculation of “basic” and “diluted” earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options.

The weighted average number of common shares outstanding as of December 31 2021, and 2020 were 25,060,075 and 19,806,126, respectively. The basic earnings per share were a loss of $(0.03) and $(0.23) for the respective periods. The convertible preferred shares and convertible notes payable were not included in the calculation of earnings per share as their effect would be anti-dilutive.

Recent Accounting Pronouncements

We have reviewed the FASB issued ASU accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We have carefully considered the new pronouncements that alter previous generally accepted accounting principles and do not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term with the exception of those disclosed below. The applicability of any standard is subject to the formal review of the Company’s financial management.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock. As well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. This standard is effective for us on January 1, 2024, including interim periods within those fiscal years. Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company is currently assessing the impact the new guidance will have on our financial statements.

Note 2: Going Concern

As of December 31, 2021 the Company had $1,740,899 in total assets, including $1,271,296 in cash, $150,000 of restricted cash and $319,603 in prepaid expenses. The Company had negative working capital of $3,772,700 as of December 31, 2021.  As of December 31, 2021, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to achieve profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

F-11

Note 3: Commitments and Contingencies

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s Management and, to the extent necessary, its legal counsel would assess such contingent liabilities, and such contingencies related to legal proceedings that would be pending against the Company or unasserted claims that may result in such proceedings, the Company and, to the extent necessary, its legal counsel, would evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicated that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicated that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of the possible loss if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed. The Company’s policy is to accrue all legal costs expected to be incurred per event, up to the amount of their deductible.

As of December 31, 2021 and 2020, the Company had recorded $1,795,847 and $1,331,899 in Excise Taxes Payable liability, respectively. The amounts are inclusive of interest and penalties. The Company’s tax counsel in settlement discussions with the Internal Revenue Service and the Company’s management believes that the settlement amount with respect to these amounts are expected to be significantly lower than the liability accrued with a multi-year payment term. The Company has filed 2019 and 2020 returns of federal excise tax returns and is in the process of filing returns for the year ended December 31, 2021.

On September 26, 2016, the Company entered into a Membership Agreement (the “Membership Agreement”) with WeWork pursuant to which we lease offices located at 135 East 57th Street, 11th Floor New York, NY 10022 and subsequently renewed on several occasions. During the years ended December 31, 2021 and 2020 the average monthly lease rate was $6,710 and $7,487, respectively. The last amendment dated provided lease terms for 12 months from October 1, 2021 through September, 2022. We believe that our facilities are adequate for our current needs and that, if required, we will be able to expand our current space or locate suitable new office space and obtain a suitable replacement for our executive and administrative headquarters.

As of the time this filing, there were no legal pending legal proceedings against the Company nor is the Company aware of any potential or threatened litigation.

Note 4: Revenue

Disaggregation of Revenue

The following table disaggregates revenue by service type. The services are transferred at a point in time when the trip is complete, or aircraft sale meets its closing conditions:

	December 31,
	2021	2020
Flight revenue, net of discounts	$10,680,966	$9,110,884
Commissions from sales of aircraft	492,320	-
	$11,173,286	$9,110,884

F-12

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct service to the customer and is the basis of revenue recognition. To determine the proper revenue recognition method for contracts, management uses judgment to evaluate whether two or more contracts should be combined and accounted for as a portfolio and whether the combined or single contract should be accounted for as more than one performance obligation. There are some contracts which multiple performance obligations for multiple flight destinations and flight related services. Contracts with multiple performance obligations require an allocation of the transaction price based on the standalone selling price.

Transaction Price

The transaction prices for each of our primary revenue streams are as follows:

•	Flight revenue, the fixed quoted amount for a destination and flight related service

•	Commissions from aircraft sales, the fixed percentage fee based on the closing sale price

Payment Terms

For flight revenue, the customer agrees to pay the full stated price in the contract prior to the flight’s departure. For Commissions from aircraft sales, payment is due upon closing of the transaction when the sale is complete.

Customer Deposits

Customer deposits represent obligations to transfer services to a customer for which the Company has already received consideration. Purchases of flights and SkyCard deposits are received up front in advance of performance under the contract and initially deferred as a liability. Purchases of flights and prepaid SkyCard deposits are recognized as revenue and the customer deposit liability is reduced at the point in time a flight segment is taken. Revenue from customer deposits of $1,500,674 as of December 31, 2021 is expected to be recognized during 2022 once all the performance obligations have been fulfilled.

Costs to Obtain Contract

Commissions are granted to certain employees when a customer purchases a flight of SkyCard credits on their account. Deposits are made to certain third-party air carriers in order to secure customers’ flights. These costs are capitalized to prepaid expenses and other current assets and amount to $302,818 and $62,451 as of December 31, 2021 and 2020.

Note 5: Notes Payable

Notes payable are summarized as follows:

		As of December 31,	As of December 31,
		2021	2020
Notes payable, net of discount	(1)		183,420
Notes payable	(2)		78,000
Notes payable	(3)	210,457	206,197
Notes payable	(4)	1,060,726
Convertible Note	(5)	585,808
Convertible Note	(6)	6,798	12,752
Convertible Note	(7)	51,192
Total Notes Payable		$1,914,981	$480,369

Paycheck protection loan, SBA Loan (current)		27,716	44,428
Paycheck protection loan, SBA Loan (long-term)		87,948	113,870
Total PPP Loans	(8)	$115,664	$158,298

F-13

(1)	In 2021 and 2020, the Company entered into non-recourse agreements for the sale of future receipts receiving net proceeds of $95,000 and $103,838, respectively with an effective interest rate ranging from approximately 214% to 375%. The ending balances as of December 31, 2021 and December 31, 2020 was $0 and $183,420, respectively.

(2)	In 2020, the Company entered into four promissory notes with a single lender in the aggregate principal balance of $105,000. The effective interest rates of the notes are 10% and mature within one year between July and August 2021. All four promissory notes were fully repaid on June 25, 2021 including outstanding accrued interest for a total of $114,915.

(3)	On July 18, 2019, the Company entered into a promissory notes with a lender in the principal balance of $200,000 bearing interest at 2.13% per annum maturing within one year maturing on October 20, 2019 upon which if the notes is not repaid, the lender will receive 10,000 shares of the Company's common stock monthly (See Note 6 – Stockholders’ Equity), Common Stock to be Issued with accumulated accrued interest as of December 31, 2021 and 2020 in the amounts of $10,457 and $6,197, respectively. This note is in default.

(4)	On August 10, 2021, the Company entered into three promissory notes with principal balance of $1,050,000 with net proceeds of $1,000,000 and debt discount of $50,000. The effective interest rates of the note is 5% and mature within one year including accrued interest of $41,137 as of December 31, 2021. The unamortized debt discount as of December 31, 2021 amount to $30,412. This note is in default.

(5)	In 2021, the Company entered into three promissory notes with a single lender in the aggregate principal balance of $550,000. The effective interest rates of the notes are 10% and mature within one year between June and August 2022 with $35,808 as of December 31, 2021. These notes is in default.

(6)	In 2017, the Company entered into a convertible promissory notes with a lender in the principal balance of $12,796 bearing interest at 12% per annum maturing within one year convertible into shares of the Company's common stock at conversion rate of $0.001/share. This beneficial conversion feature was limited to the face value of the note recorded and interest expense. The Lender previously converted $6,000 and $1,600 in the years ended December 31, 2021 and 2020 respectively in exchange for 6,000,000 and 1,600,000 shares of the Company's common stock, respectively, with a remaining balance including accrued interest of $12,752 and $8,760 as of December 31, 2021 and 2020, respectively. This note is in default.

(7)	On October 5, 2021, the Company entered into a Convertible Promissory Note Agreement to borrow $50,000 with a maturity date of October 5, 2022 bearing an interest rate of ten (10%) percent per annum (the “Note”) with conversion rate of $1.50/share. The effective interest rates of the note is 5% and mature within one year between October 2021 and 2022 with $1,192 as of December 31, 2021.

(8)	On May 7, 2020, the Company was granted for $157,520 (the “PPP loan”) from Bank of America, pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act with a maturity date of May 7, 2025. The PPP loan matures on May 7, 2025, bears interest at a rate of 1% per annum with $89 and $778 of interest accrued as of December 31, 2021 and 2020, respectively, is unsecured and guaranteed by the U.S. Small Business Administration (SBA). In accordance with the PPP Flexibility Act, the Company applied for loan forgiveness and $38,110 was forgiven during October 2021 with a payoff balance of owed for the PPP loan of $115,664 as of December 31, 2021.

Note 6: Stockholders’ Deficit

Stock issued for services

On November 7, 2020, the Company issued 280,000 of restricted common stock to two consulting firms for services to be rendered in connection with capital raising efforts at a fair value of $25,000.

On March 22, 2021, the Company issued 350,000 of restricted common stock to two of its consultants for services to be rendered in connection with capital raising efforts at a fair value of $74,200.

On May 11, 2021, the Company issued 200,000 of restricted common stock to a consultant for services to be rendered in connection with capital raising efforts at a fair value of $51,800.

F-14

Common Stock to be Issued

On July 18, 2019 the Company entered into a Promissory Note Agreement to borrow $200,000 with a maturity date of October 20, 2019 (the “Note”). As of the time of filing, this Note has not been repaid and is in default. In accordance with the terms of the Promissory Note Agreement, the Company authorized and will issue 10,000 shares of common stock after maturity of the Note, each month, until such time that its obligation for repayment of principal and interest have been met. As of years ended December 31, 2021 and 2020, the Company recorded 270,000 and 150,000, respectively shares of Common Stock to be Issued valued between $0.065 and $0.3625 per share, or $48,255 and $21,095, respectively.

Convertible Debt

On August 17, 2020, the Company issued 1,600,000 of restricted common stock for the conversion of $1,600 of principal of convertible debt at the rate of $0.01 per share of the Company’s common stock.

On February 26, 2021, the Company issued 2,000,000 of restricted common stock for the conversion of $2,000 of principal of convertible debt at the rate of $0.001 per share of the Company’s common stock.

On June 02, 2021, the Company issued 2,000,000 of restricted common stock for the conversion of $2,000 of principal of convertible debt at the rate of $0.001 per share of the Company’s common stock.

On August 16, 2021, the Company issued 2,000,000 of restricted common stock for the conversion of $2,000 of principal of convertible debt at the rate of $0.001 per share of the Company’s common stock.

Convertible Preferred Stock

Pursuant to the Stock Purchase Agreement executed on September 28, 2017, and Section 607.0625 of the Florida Business Corporation Act, Star Jets International issued 530,035 shares of Series A Convertible Preferred Stock (“Series A Preferred” to Mr. Richard Sitomer and the Richard Allen Sitomer Family Trust. Each preferred share is convertible into 100 shares of common stock. Each preferred shares are redeemable in cash equal to $22.64 per share upon an event, determined by the consent of the Series A Preferred shareholders and the affirmative vote of a majority of the Board of Directors. The Company accounts for the Series A Preferred shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Series A Preferred shares are classified as temporary equity, recorded at redemption value, since the redemption rights are not solely within the Company’s control because Richard Sitomer is the sole director at the time of issuance of these financial statements. The shares have voting rights, and holders will be entitled to a paid-in-kind dividend of 8%, accruing 5 years from the date of issuance. On November 6, 2020, the Company declared a preferred stock dividend and issued in the aggregate 137,656.44 shares of the Series A Convertible Preferred Stock valued at $3,116,542. On September 28, 2021, the Company declared a preferred stock dividend and issued in the aggregate 53,415 shares of the Series A Convertible Preferred Stock valued at $1,209,315.

Note 7: Related Parties

During the years ended December 31, 2021 and 2020, the Company received $0 and $5,000, respectively, in advances from members of the Sitomer family to fund operating expenses. During 2021 and 2020, the Company repaid $49,807 and $33,975 respectively. The balance recorded as Accounts payable — related party for the years ended December 31, 2021 and 2020 was $59,179 and $108,986, respectively.

During the years ended December 31, 2021 and 2020, the Company paid $322,500 and $293,551, respectively, for commissions to SMS Private Jets LLC, a Company controlled by an officer of the Company.

During the years ended December 31, 2021 and 2020, the Company paid $0 and $3,120, respectively, for commissions to a relative of an officer of the Company.

F-15

Note 8: Segment and Geographic Information

Operating segments are identified as components of an enterprise about which separate discreet financial information is available for evaluation by the chief operating officer, or chief executive officer, in making decisions on how to allocate resources and assess performance.

The Company is operated and managed and management evaluates performance and allocates the Company’s resources on its operating segments and measures its profitability based on income from each operation. The accounting policies for the reportable operating segments are the same as for the Company taken as a whole. The Company has two reportable operating segments: “Flight Revenue” generated through jet charter booking fees and 2) “Commissions from aircraft Sales” generated through fees related to the brokerage of various types of aircraft between buyers and sellers.

The sales, gross profits and operating income (loss) by segment is shown below:

	Year Ended December 31,
Summary of Segments	2021	2020

Sales
Flight Revenue	$10,680,966	$9,110,884
Commissions from Aircraft Sales	492,320	-
Total Sales	$11,173,286	$9,110,884

Gross Profits
Flight Revenue	$1,355,419	$1,745,686
Commissions from Aircraft Sales	492,320	-
Corporate (1)	-	-
Total Gross Profits	$1,847,739	$1,745,686

Operating Income (Loss)
Flight Revenue	$372,658	$1,003,982
Commissions from Aircraft Sales	492,320	-
Corporate (1)	(1,629,966)	(2,351,690)
Total Operating Loss	$(764,988)	$(1,347,708)

(1) Includes amortization of intangibles, other costs and other income not allocable to our reportable segments.

Total Assets by Segment
Flight Revenue	$-	$-
Commissions from Aircraft Sales	-	-
Corporate	1,740,899	625,350
Total Assets	$1,740,899	$625,350

Note 9: Income Taxes

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard required by ASC 740-10-25-5. Deferred income tax amounts reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

As of December 2021 and 2020 management determined that it is not 50% likely that a tax asset will be realized, as such, a full valuation has been recorded and no adjustment to its financial position, results of operations or cash flows was required. The Company does not expect that unrecognized tax benefits will increase within the next twelve months.

F-16

The reconciliation of income tax expense computed at the U.S. federal statutory rate to the income tax provision for the years ended December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021		2020
Income before Income taxes		$(775,166)		$(1,546,233)
Taxes under statutory US tax rates		(162,785)		(324,709)

Increase (decrease) in taxes resulting from:
Increase in valuation allowance		202,590		404,108
State Taxes		(39,805)		(79,399)
Income tax (expense) benefit	$		$

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following:

	Year Ended December 31,
	2021		2020
Deferred tax assets
Net Operating Loss Carryforwards		$1,476,151		$1,301,891
Total Deferred tax assets		1,476,151		1,301,891

Valuation allowance		(1,476,151)		(1,301,891)
Net deferred tax assets (liabilities)	$		$

The tax years subsequent to 2018 remain subject to examination by federal and state tax jurisdictions.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, 2020 and 2021 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company is currently evaluating the impact of the CARES Act, but due to sustained losses, the NOL carryback provision of the CARES Act would not yield a benefit to us.

Note 10: Subsequent Events

The Company has evaluated subsequent events through the date these financial statements were issued. On March 2, 2022, the Company issued 300,000 shares of common stock at a price of $0.0724 per share which is $21,720, to one of its consultants in exchange of services.

On March 4, 2022, the Company entered into cancellation of debt in exchange for stock agreement with one of its Investors. The Company will issue the Holder 2,000,000 shares of common stock at a price of $0.001 per share which is $2,000 of the debt and all rights associated with the Debt.

F-17

Star Jets International, Inc.

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$258,291	$1,271,296
Restricted cash	150,000	150,000
Accounts receivable, net	313,107	-
Prepaid expenses and other current assets	43,869	319,603
Total current assets	765,267	1,740,899
Property and equipment, net	-	-
Total assets	$765,267	$1,740,899

Liabilities and shareholders' deficit
Current liabilities
Accounts payable and accrued expenses	$83,214	$215,202
Accounts payable — related party	36,456	59,179
Customer deposits	1,053,536	1,500,674
Paycheck protection loan, SBA Loan (current)	35,092	27,716
Federal excise tax payable	2,625,460	1,795,847
Notes payable, net of discount	1,234,106	1,914,981
Total current liabilities	5,067,864	5,513,599

Paycheck protection loan, SBA Loan	55,524	87,948
Total liabilities	5,123,388	5,601,547

Commitments and contingencies (note 3)

Temporary equity:
Convertible preferred shares, 20,000,000 authorized with 721,106 and 667,692 Series A Convertible Preferred shares, $0 par value, issued as of September 30, 2022 and December 31, 2021.	16,325,857	16,325,857

Shareholders' deficit
Common stock, $0.001 par value, 9.0 billion shares authorized, 30,248,537 and 27,598,537 shares issued and outstanding as of September 30, 2022 and December 31, 2021	30,249	27,599
Common stock to be issued	510	48,255
Additional paid in capital	3,480,576	3,404,058
Accumulated deficit	(24,195,313)	(23,666,417)
Total shareholders' deficit	(20,683,978)	(20,186,505)

Total liabilities and shareholders' deficit	$765,267	$1,740,899

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-18

Star Jets International, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Nine Months Ended
	September 30,	September 30,
	2022	2021
Sales	$13,243,235	$8,002,071
Cost of goods sold	11,402,646	6,491,155
Gross profit	1,840,589	1,510,916
Operating expenses:
Commissions	662,868	274,909
Selling and marketing	210,327	212,550
General and administrative	1,335,868	1,121,510
Stock Based Compensation	21,720	126,000
Total operating expenses	2,230,783	1,734,969

Operating loss	(390,194)	(224,053)

Other income (expense)
Gain on the extinguishment of debt	-	103,072
Interest income	-	-
Interest expense	(138,702)	(90,713)
Total other (expense) income	(138,702)	12,359

Loss before provision	(528,896)	(211,694)

Provision for income taxes	-	-

Net loss	(528,896)	(211,694)

Convertible preferred stock dividends	-	(1,209,315)

Net loss attributable to common shareholders	$(528,896)	$(1,421,009)

Net loss per common share
Basic	$(0.02)	$(0.06)
Diluted	$(0.02)	$(0.06)

Shares used to compute loss per share
Basic	29,705,644	24,209,454
Diluted	29,705,644	24,209,454

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-19

Star Jets International, Inc.

Unaudited Condensed Consolidated Statements of Changes in Temporary Equity and Stockholders' Deficit for the nine months ended September 30, 2022 and 2021

	Convertible Preferred Stock		Common Stock		Additional	Common Stock		Total
	No. of Shares	Amount	No. of Shares	Amount	Paid-in Capital	to be Issued	Accumulated Deficit	Stockholders' Deficit
Balance at December 31, 2020	667,691	$15,116,542	21,048,537	$21,049	$3,218,608	$21,095	$(21,681,936)	$(18,421,184)
Common stock to be issued for debt	-	-	-	-	-	21,400	-	21,400
Common stock issued for debt	-	-	6,000,000	6,000	-	-	-	6,000
Stock issued for services	-	-	550,000	550	125,450	-	-	126,000
Preferred stock dividends	53,415	1,209,315	-	-	-	-	(1,209,315)	(1,209,315)
Net loss	-	-	-	-	-	-	(211,694)	(211,694)
Balance at September 30, 2021	721,106	$16,325,857	27,598,537	$27,599	$3,344,058	$42,495	$(23,102,945)	$(19,688,793)

	Convertible Preferred Stock		Common Stock		Additional	Stock		Total
	No. of Shares	Amount	No. of Shares	Amount	Paid-in Capital	to be Issued	Accumulated Deficit	Stockholders' Deficit
Balance at December 31, 2021	721,106	$16,325,857	27,598,537	$27,599	3,404,058	$48,255	$(23,666,417)	$(20,186,505)
Common stock to be issued for debt	-	-	-	-	-	7,703	-	7,703
Common stock issued for debt	-	-	2,350,000	2,350	55,098	(55,448)	-	2,000
Stock issued for services	-	-	300,000	300	21,420	-	-	21,720
Net loss	-	-	-	-	-	-	(528,896)	(528,896)
Balance at September 30, 2022	721,106	$16,325,857	30,248,537	$30,249	$3,480,576	$510	$(24,195,313)	$(20,683,978)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-20

Star Jets International, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	For the nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(528,896)	$(1,421,009)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	30,411	33,218
Stock options issued for services	7,703	21,400
Gain on settlement of debt	-	1,106,243
Issuance of common stock for services	21,720	126,000
Accrued Interest on Notes Payable	90,904	65,016
Changes in operating assets and liabilities:
Accounts receivable	(313,107)	50,000
Prepaid expenses and other current assets	275,734	50,450
Accounts payable and accrued expenses	(283,271)	(116,217)
Accounts payable — related party	(22,723)	(42,307)
Customer deposits	(295,855)	(334,071)
Federal excise tax payable	829,613	176,124
Net cash used in operating activities	(187,767)	(285,153)

Cash flows from financing activities:
Proceeds from note payable, net of discount	-	1,536,180
Repayment of note payable	(825,238)	(195,000)
Net cash (used in) provided by financing activities	(825,238)	1,341,180

Net change in cash and cash equivalents	(1,013,005)	1,056,027
Cash and cash equivalents, beginning of period	1,421,296	496,114
Cash and cash equivalents, end of period	$408,291	$1,552,141

Supplemental Disclosure of Cash Flow Information
Interest payments during the year	$6,409	$10,203
Noncash investing and financing activity
Non-Cash Stock Dividend	$-	$1,209,315
Non-Cash Conversion of Debt	$55,448	$6,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-21

Star Jets International, Inc.

Notes to the Unaudited Condensed Financial Statements

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Star Jets International, Inc. (the “Company” or “us”), with its principal office located at 135 East 57th Street in New York, NY owns and operates a private jet charter brokerage and its shares trade in the Pink Market of OTC under symbol JETR. The Company was originally organized as “June Project 1 Corp” on May 26, 1998 (inception) under the corporate laws of the State of Florida. On April 13, 2007 the Company changed its name to “Medcore Holding, Inc.” and on January 29, 2010 to Advanced Defense Technologies, Inc. (“ADTI”).

On September 28, 2017 ADTI entered into a reverse acquisition transaction by purchasing all outstanding shares of NTE Acquisition Corp. and its wholly owned LLC subsidiary Star Jets International LLC. On October 27, 2017, in connection with a Certificate of Amendment to the Articles of Incorporation, ADTI changed its name to Star Jets International, Inc. The purpose of the reverse merger was for the Company to gain access to the over-the-counter market (“OTC”) and management believes it will enhance its ability to raise funds for future expansion.

The Company operates as a private jet charter broker with an emphasis on providing superior pricing and personal services to its clientele on a global basis. Leveraging a network of private jet operators and access to many aircrafts enables the Company to deliver any jet, anytime, anywhere.

The Company actively engages in online marketing and advertising through several service providers to attract new clients. A series of advertisements were broadcast through multimedia channels such as CNBC and print media which are expected to result in an increase in brand awareness and charter flight bookings. Marketing and advertising expenditures, which are charged to expense when incurred $210,327 and $212,550 for the nine months ended September 30, 2022 and 2021.

COVID-19

The COVID-19 outbreak, which surfaced in Wuhan, China in December 2019 and which was subsequently declared a pandemic by the World Health Organization in March 2020, has had a pronounced effect on the domestic and global economies. At the time of release of these financial statements, the United States continues to experience a National Emergency related to persistent health issues caused by the COVID-19 pandemic. Management is unable to quantify the potential duration and economic impact of the continued impact of COVID-19 on the Company’s business, financial results, liquidity and cash flows will depend largely on future developments and the related impact on consumer confidence and spending, all of which are highly uncertain and cannot be predicted.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the year ended December 31, 2021, which are included in this Registration Statement. Furthermore, the Company’s significant accounting policies are disclosed in the audited consolidated financial statements for the years ended December 31, 2021 and 2020, included in this Registration statement. Since the date of those audited financial statements, there have been no changes to the Company’s significant accounting policies.

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements for the period presented reflect all adjustments, consisting of only normal recurring adjustments, necessary to fairly present the Company's financial position, result of operations, and cash flows.

F-22

Note 1: Nature of Operations and Summary of Significant Accounting Policies (continued)

Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results may differ from these estimates under different assumptions or conditions.

Earnings (Loss) Per Share

Earnings (loss) per share are calculated in accordance with ASC 260 “Earnings Per Share,” which provides for the calculation of “basic” and “diluted” earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options.

Due to the net loss for the nine months ended September 30, 2022, the convertible preferred shares and convertible notes payable were not included in the calculation of earnings per share as their effect would be anti-dilutive.

Recent Accounting Pronouncements

We have reviewed the FASB issued ASU accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We have carefully considered the new pronouncements that alter previous generally accepted accounting principles and do not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term with the exception of those disclosed below. The applicability of any standard is subject to the formal review of the Company’s financial management.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock. As well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. This standard is effective for us on January 1, 2024, including interim periods within those fiscal years. Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company is currently assessing the impact the new guidance will have on our financial statements.

Note 2: Going Concern

The Company had negative working capital of $(4,302,597) and $(3,772,700) as of September 30, 2022 and December 31, 2021. As of September 30, 2022 and December 31, 2021, the Company had yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to achieve profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

F-23

Note 3: Commitments and Contingencies

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s Management and, to the extent necessary, its legal counsel would assess such contingent liabilities, and such contingencies related to legal proceedings that would be pending against the Company or unasserted claims that may result in such proceedings, the Company and, to the extent necessary, its legal counsel, would evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicated that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicated that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of the possible loss if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed. The Company’s policy is to accrue all legal costs expected to be incurred per event, up to the amount of their deductible.

The Company’s policy is to accrue all legal costs expected to be incurred per event, up to the amount of their deductible.

As of September 30, 2022 and December 31, 2021, the Company had recorded $2,584,250 and $1,795,847 in Excise Taxes Payable liability, respectively. The amounts are inclusive of interest and penalties. The Company’s tax counsel reached a preliminary settlement with the Internal Revenue Service for the tax year ended December 31, 2019 and negotiated a multi-year payment term. The Company has filed all the quarterly returns of federal excise tax returns due for the years ended 2019, 2020 and the quarterly returns through September 30, 2021, and is in the process of filing returns for the remaining quarterly returns through September 30, 2022.

On September 26, 2016, the Company entered into a Membership Agreement (the “Membership Agreement”) with WeWork pursuant to which it leases offices located at 135 East 57th Street, 11th Floor New York, NY 10022 and has subsequently renewed on several occasions. The average monthly lease rate was $9,397 and $9,588 during the nine months ended September 30, 2022 and 2021. The last amendment dated September 14, 2022, extended the lease terms for 12 months from October 1, 2022 through September, 2023. The Company believes that the facilities are adequate for current needs and that, if required, the Company will be able to expand their current space or locate suitable new office space and obtain a suitable replacement for its executive and administrative headquarters.

F-24

Note 4: Notes Payable

Notes payable summarized as follows:

		As of September 30,	As of December 31,
		2022	2021
Notes payable	(1)	$213,643	$210,457
Notes payable	(2)	333,713	1,060,726
Convertible Note	(3)	626,945	585,808
Convertible Note	(4)	4,874	6,798
Convertible Note	(5)	54,932	51,192
Total Notes Payable		$1,234,107	$1,914,981

Paycheck protection loan, SBA Loan (current)		35,092	27,716
Paycheck protection loan, SBA Loan (long-term)		55,524	87,948
Total PPP Loans	(6)	$90,616	$115,664

(1)	On July 18, 2019, the Company entered into a promissory note agreement with a lender with a principal balance of $200,000 bearing interest at 2.13% per annum maturing within one year maturing on October 20, 2019 upon which if the note is not repaid, the lender will receive 10,000 shares of the Company's common stock monthly (See Note 5 – Stockholders’ Equity, Common Stock to be Issued) with accumulated accrued interest as of September 30, 2022 and December 31, 2021 in the amounts of $13,643 and $10,457, respectively. This note is in default.

(2)	On August 10, 2021, the Company entered into three promissory note agreements with an aggregate principal balance of $1,050,000 with net proceeds of $1,000,000 and debt discount of $50,000. The effective interest rate of the notes is 5% and mature within one year. As of September 30, 2022 and December 31, 2021 accrued interest was $83,712 and $41,137, respectively. The unamortized debt discount as of September 30, 2022 and December 31, 2021 is in the amounts of $0 and $30,411, respectively. The loan is secured by 2,500,000 shares of common stock in the Company. This note is in default. The note has a late payment fee of $50,000 due to the lender upon the loan being in default. The Company may repay a portion of the note with the use of charter flight credits to the lender. On August 31, 2022, the Company paid off $200,000 of outstanding balance in the form of flight credits that were used by the lender in September 2022. The Company repaid a total of $800,000 of the outstanding balance during the nine months ending September 30, 2022.

(3)	In 2021, the Company entered into three promissory note agreements with a single lender with an aggregate principal balance of $550,000. The effective interest rate of the notes is 10% and mature within one year between June and August 2021. As of September 30, 2022 and December 31, 2021, accrued interest was $76,945 and $35,808, respectively. These notes are in default.

(4)	In 2017, the Company entered into a convertible promissory note agreement with a lender with a principal balance of $11,425 bearing interest at 12% per annum maturing within one year convertible into shares of the Company's common stock at conversion rate of $0.001/share. This beneficial conversion feature was limited to the face value of the note recorded and interest expense. The Lender previously converted $2,000 and $6,000 in the nine months ending September 30, 2022 and the year ended December 31, 2021, respectively, in exchange for 2,000,000 and 6,000,000 shares of the Company's common stock, respectively. As of September 30, 2022 and December 31, 2021, combined principal and accrued interest balances were in the amounts of $4,874 and $6,798, respectively. This note is in default.

(5)	On October 5, 2021, the Company entered into a convertible promissory note agreement to borrow $50,000 with a maturity date of October 5, 2022 bearing an interest rate of 10% percent per annum with a conversion rate of $1.50/share. The effective interest rate of the note is 5% and matures within one year including accrued interest. As of September 30, 2022 and December 31, 2021, accrued interest were in the amounts of $3,671 and $1,192, respectively. This note is in default

(6)	On May 7, 2020, the Company was granted $157,520 (the “PPP loan”) from Bank of America, pursuant to the Paycheck Protection Program (the “PPP”) under the CARES Act. The PPP loan matures on May 7, 2025, bears interest at a rate of 1% per annum, and is unsecured and guaranteed by the U.S. Small Business Administration (SBA). In accordance with the PPP Flexibility Act, the Company applied for loan forgiveness and $38,110 was forgiven during October 2021. As of September 30, 2022 and December 31, 2021, the balance due including interest was $90,616 and $115,664, respectively.

F-25

Note 5: Stockholders’ Deficit

Stock issued for services

On March 22, 2021, the Company issued 350,000 of restricted common stock to another consulting firm for services rendered in connection with capital raising efforts. These shares were issued at the market price of $0.212 per share.

On May 11, 2021, the Company issued 200,000 of restricted common stock to another consulting firm for services rendered in connection with capital raising efforts. These shares were issued at the market price of $0.259 per share.

On March 4, 2022, the Company issued 300,000 of restricted common stock to another consulting firm for services rendered in connection with capital raising efforts. These shares were issued at the market price of $0.0724 per share.

Common Stock to be Issued

On July 18, 2019 the Company entered into a Promissory Note Agreement to borrow $200,000 with a maturity date of October 20, 2019 (the “Note”). As of the time of filing, this Note has not been repaid and is in default. In accordance with the terms of the Promissory Note Agreement, the Company authorized 10,000 shares of common stock to be issued after maturity of the Note, each month, until such time that its obligation for repayment of principal and interest have been met. On September 23, 2022, the Company issued the lender 350,000 shares of common stock. As of September 30, 2022 and December 31, 2021, the Company recorded 10,000 and 270,000, respectively, shares of Common Stock to be issued valued between $0.051 and $0.3625 per share. The value of the Common Stock to be issued was $510 and $48,255 as of September 30, 2022 and December 31, 2021, respectively.

Convertible Debt

On August 17, 2020, the Company issued 1,600,000 of restricted common stock for the conversion of $1,600 of principal of convertible debt at the rate of $0.01 per share of the Company’s common stock.

On February 26, 2021, the Company issued 2,000,000 shares as a result of conversion of debt to equity to one of its investors. The fair value of this conversion was $2,000.

On June 02, 2021, the Company issued another 2,000,000 shares as a result of conversion of debt to equity to the same investor. The fair value of this conversion was $2,000.

On August 16, 2021, the Company issued another 2,000,000 shares as a result of conversion of debt to equity to the same investor. The fair value of this conversion was $2,000.

On March 2, 2022, the Company issued another 2,000,000 shares as a result of conversion of debt to equity to the same investor. The fair value of this conversion was $2,000.

Convertible Preferred Stock

Pursuant to the Stock Purchase Agreement executed on September 28, 2017, and Section 607.0625 of the Florida Business Corporation Act, Star Jets International issued 530,035 shares of Series A Convertible Preferred Stock (“Series A Preferred” to Mr. Richard Sitomer and the Richard Allen Sitomer Family Trust. Each preferred share is convertible into 100 shares of common stock. Each preferred share is redeemable in cash equal to $22.64 per share upon an event, determined by the consent of the Series A Preferred shareholders and the affirmative vote of a majority of the Board of Directors. The Company accounts for the Series A Preferred shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Series A Preferred shares are classified as temporary equity, recorded at redemption value, since the redemption rights are not solely within the Company’s control because Richard Sitomer is the sole director at the time of issuance of these financial statements. The Series A Preferred shares shall entitle the holders therefore to vote with the common shareholders, except that each Series A preferred shall have 10,000 votes on any matter submitted to shareholder action. The holders will be entitled to a paid-in-kind dividend of 8%, accruing 5 years from the date of issuance.

On September 28, 2021 the Company declared a preferred stock dividend and issued in the aggregate 53,415 shares of the Series A Convertible Preferred Stock valued at $1,209,316.

F-26

Note 6: Legal Proceedings

As of the time this filing, there were no legal pending legal proceedings against the Company.

Note 7: Related Parties

In previous years, the Company received advances from members of the Sitomer family to fund operating expenses. During the nine months ending September 30, 2022 and 2021, the Company repaid $22,723 and $42,307. The balance recorded as Accounts payable — related party for the period ended September 30, 2022 and December 31, 2021 was $36,456 and $59,159, respectively.

The Company paid $214,000 and $204,500 during the nine months ending September 30, 2022 and 2021 for other compensation to SMS Private Jets LLC, a Company controlled by an officer of the Company.

Note 8: Segment and Geographic Information

Operating segments are identified as components of an enterprise about which separate discreet financial information is available for evaluation by the chief operating officer, or chief executive officer, in making decisions on how to allocate resources and assess performance.

The Company is internally operated and managed. Management evaluates performance and allocates the Company’s resources of its operating segments and measures profitability based on these segments. The accounting policies for the reportable operating segments are the same as for the Company taken as a whole. The Company has two reportable operating segments: 1) “Flight Revenue”, generated through jet charter booking fees and 2) “Aircraft Sales”, generated through fees related to the brokerage of various types of aircraft between buyers and sellers.

Information about operating segments is as follows:

	For the nine months ended
	September 30,
Summary of Segments	2022	2021
Sales
Flight Revenue	$13,243,235	$7,509,751
Commissions from Aircraft Sales	-	492,320
Total Sales	$13,243,235	$8,002,071

Gross Profits
Flight Revenue	$1,840,589	$1,018,596
Commissions from Aircraft Sales	-	492,320
Total Gross Profits	$1,840,589	$1,510,916

Operating Income (Loss)
Flight Revenue	$976,394	$531,137
Commissions from Aircraft Sales	-	492,320
Corporate (1)	(1,496,291)	(1,235,151)
Total Operating Income (Loss)	$(528,897)	$(211,694)

(1) Includes amortization of intangibles, other costs, and other income not allocable to our reportable segments.

F-27

	September 30, 2022	September 30, 2021
Total Assets by Segment:
Flight Revenue	$-	$-
Commissions from Aircraft Sales	-	-
Corporate	765,297	1,740,899
Total Assets	$765,267	$1,740,899

Note 9: Income Taxes

The Company has incurred losses since inception, which have generated net operating loss (“NOL”) carryforwards. Pre-tax loss arising were $528,896 and $775,166 for the nine months ended September 30, 2022 and the year ended December 31, 2021, respectively.

As of September 30, 2022, the Company has NOL carryforwards of approximately $5,791,349, of which $54,022 will expire in 2037 and $5,737,327 will not expire. As of September 30, 2022, the Company had no tax benefits which have not been fully allowed for, and no adjustment to its financial position, results of operations or cash flows have been required. As of September 30, 2022 and December 31, 2021, the Company has deferred tax assets of $1,513,569 and $1,472,770 with a full allowance equal to the to the amount of the deferred tax asset. The Company does not expect that unrecognized tax benefits will increase within the next twelve months.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company is currently evaluating the impact of the CARES Act, but due to sustained losses, the NOL carryback provision of the CARES Act would not yield a benefit to us.

Note 10: Subsequent Events

The Company follows the guidance in FASB ASC 855-10 for the disclosure of subsequent events. The Company evaluated subsequent events through the date the unaudited condensed consolidated financial statements were issued and determined the Company had the following subsequent events:

Convertible Preferred Stock Dividend and Cancelation

On November 17, 2022, the Company declared and issued a preferred stock dividend in the aggregate 57,688 shares of the Series A Convertible Preferred Stock valued at $170,931. Simultaneously, the Company elected to issue in the aggregate 77,879,448 shares of common stock of the Corporation to the Series A Convertible Preferred Stock holders in exchange for the cancellation in the aggregate of 778,794 shares of the Series A Convertible Preferred Stock.

F-28

Star Jets International, Inc.

PROSPECTUS

, 2022

Sole Book-Running Manager

EF HUTTON

division of Benchmark Investments, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee, FINRA fee, and Listing Fee are estimates.

SEC Registration Fee		$1,528
FINRA Filing Fee		3,838
Listing Fee		75,000	*
Printing and Engraving Expenses			*
Legal Fees and Expenses			*
Accounting Fees and Expenses			*
Transfer Agent Fees			*
Miscellaneous			*
Total	$		*

*	To be completed by amendment.

Item 14. Indemnification of Officers and Directors

The Florida Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Bylaws will include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our A&R Articles do not contain any limiting language regarding director immunity from liability. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The limitation of liability and indemnification provisions under the Florida Revised Statutes and our A&R Articles and our to-be-implemented Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act. All share and per share price information reflect a proposed reverse stock split at a ratio of 1-for-6 expected to occur immediately following the effectiveness of this registration statement and prior to the completion of this offering

2022

On March 2, 2022, the Company issued 50,000 shares of common stock at a price of $0.434 per share which is $21,720, to one of its consultants in exchange of investor relations services.

On March 4, 2022, the Company entered into cancellation of debt in exchange for stock agreement with one of its investors. The Company will issue the holder 333,333 shares of common stock at a price of $0.006 per share which is $2,000 of the debt and all rights associated with the Debt.

On November 22, 2022, each of Mr. Sitomer and the Sitomer Family Trust (a trust for which Mr. Geoffrey Sitomer, the father of Mr. Sitomer, serves as a trustee) agreed to cancel all of their shares of Series A Preferred Stock. In exchange for the cancellation of all shares of Series A Preferred Stock, the Company agreed to issue to each of Mr. Sitomer and the Sitomer Family Trust. As a result of this transaction, the Company, on November 22, 2022, issued 2,558,080 shares of the Company’s common stock to Mr. Sitomer and 10,421,828 shares of the Company’s common stock to the Sitomer Family Trust.

2021

On February 8, 2021, the Company issued a convertible promissory note to an investor in the amount of $75,000.

On February 16, 2021, the Company issued a convertible promissory note to an investor in the amount of $75,000.

On February 26, 2021, the Company issued 333,333 shares as a result of conversion of debt to equity to one of its investors. The fair value of this conversion was $2,000.

II-1

On March 22, 2021, the Company issued an aggregate of 58,333 of restricted common stock to two consultants for services to be rendered in connection with capital raising efforts. These shares were issued at the market price of $1.272 per share.

On May 11, 2021, the Company issued 33,333 of restricted common stock to a consultant for services to be rendered in connection with capital raising efforts. These shares were issued at the market price of $1.555 per share.

On June 8, 2021, the Company issued a convertible promissory note to an investor in the amount of $400,000.

On September 30, 2021, the Company issued 333,333 shares as a result of conversion of debt to equity to an investor. The fair value of this conversion was $2,000.

On August 10, 2021, the Company issued a convertible promissory note to an investor in the amount of $1,000,000.

On August 16, 2021, the Company partially converted $2,000 of principal of a promissory note into 333,333 shares of common stock.

On October 5, 2021, the Company issued a convertible promissory note to an investor in the amount of $50,000.

2020

On March 3, 2020, the Company issued 833,333 stock options at an exercise price of $0.06/share or on a cashless basis for consulting services expiring on March 3, 2025 and valued at $998,938 upon the date of issuance.

On August 17, 2020, the Company issued 266,667 of restricted common stock for the conversion of $1,600 of principal of convertible debt at the rate of $0.06 per share of the Company’s common stock.

On November 7, 2020, the Company issued an aggregate of 46,667 of restricted common stock to two consulting firms for services to be rendered in connection with capital raising efforts.

II-2

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit
No.	Exhibit Description

1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Articles of Incorporation
3.2*	Form of Amended and Restated Bylaws, to be in effect immediately prior to the completion of the offering.
4.1*	Form of Representative’s Warrant
5.1*	Opinion of Lucosky Brookman LLP
10.1*	Convertible Promissory Note, dated February 8, 2021, by and between the Company and RB Capital Partners, Inc.
10.2*	Convertible Promissory Note, dated February 16, 2021, by and between the Company and RB Capital Partners, Inc.
10.3*	Convertible Promissory Note, dated June 8, 2021, by and between the Company and RB Capital Partners, Inc.
10.4*	Convertible Promissory Note, dated August 10, 2021, by and between the Company and RB Capital Partners, Inc.
10.5*	Convertible Promissory Note, dated October 5, 2021, by and between the Company and RB Capital Partners, Inc.
10.6*	Convertible Promissory Note, dated October 11, 2017, by and between the Company and RB Capital Partners, Inc.
10.7*	Promissory Note, dated July 18, 2019, by and between the Company, Ricky Sitomer and SE SFJ LLC
10.8*	Paycheck Protection Program (“PPP”) Loan, dated May 7, 2020, by and between the Company and Bank of America
10.9*	Rental Membership Agreement, as amended
10.10+**	Form of Ricky Sitomer Executive Employment Agreement, to be entered into prior to the completion of the offering.
21.1**	Subsidiaries of the Registrant
23.1**	Consent of Turner, Stone & Company L.L.P.
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
99.1**	Consent of David Kernan
99.2**	Consent of Antonio Ortega
99.3**	Consent of Todd Wallach
107**	Filing Fee Table

*	To be filed by amendment.

**	Filed herewith.

+ Management contract or compensatory plan or arrangement.

(b) Financial statement schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

II-3

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes:

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(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*	Paragraph references correspond to those of Regulation S-K, Item 512.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on January 23, 2023.

Star Jets International, Inc.

By:	/s/ Richard Sitomer
Name: Richard Sitomer
Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Richard Sitomer	Chief Executive Officer	January 23, 2023
Richard Sitomer	(Principal Executive Officer)

/s/ Robert Sheybani	Chief Financial Officer	January 23, 2023
Robert Sheybani	(Principal Financial Officer and Principal Accounting Officer)

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